April 2, 2009

Division of Investment Management
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn:    Christian Sandoe, Esq.

Re:      Vanguard Admiral Funds; File Nos. 33-49023; 811-7043
         Vanguard Bond Index Funds; File Nos. 33-6001; 811-4681
         Vanguard CMT Funds; File Nos. 333-111362; 811-21478
         Vanguard California Tax-Free Funds; File Nos. 33-1569; 811-4474 Vanguard Chester Funds; File Nos. 2-92948; 811-4098
         Vanguard Convertible Securities Fund; File Nos. 33-4424; 811-4627 Vanguard Explorer Fund; File Nos. 2-27203; 811-1530
         Vanguard Fenway Funds; File Nos. 33-19446; 811-5445
         Vanguard Fixed Income Securities Funds; File Nos. 2-47371; 811-2368 Vanguard Florida Tax-Free Fund; File Nos. 33-48783; 811-6709
         Vanguard Horizon Funds; File Nos. 33-56443; 811-07239
         Vanguard Index Funds; File Nos. 2-56846; 811-2652
         Vanguard Institutional Index Funds; File Nos. 33-34494; 811-6093 Vanguard International Equity Index Funds; File Nos. 33-32548; 811-5972 Vanguard Malvern Funds; File Nos. 33-23444; 811-5628
         Vanguard Massachusetts Tax-Exempt Funds; File Nos. 333-63579; 811-09005 Vanguard Money Market Reserves; File Nos. 2-52698; 811-2554
         Vanguard Montgomery Funds; File Nos. 333-145624; 811-22114
         Vanguard Morgan Growth Fund; File Nos. 2-29601; 811-1685
         Vanguard Municipal Bond Funds; File Nos. 2-57689; 811-2687
         Vanguard New Jersey Tax-Free Funds; File Nos. 33-17351; 811-5340 Vanguard New York Tax-Free Funds; File Nos. 33-2908; 811-4570
         Vanguard Ohio Tax-Free Funds; File Nos. 33-34261; 811-6083
         Vanguard Pennsylvania Tax-Free Funds; File Nos. 33-2907; 811-4571 Vanguard Quantitative Funds; File Nos. 33-8553; 811-4526
         Vanguard Specialized Funds; File Nos. 2-88116; 811-3916
         Vanguard STAR Funds; File Nos. 2-88373; 811-3919
         Vanguard Tax-Managed Funds; File Nos. 33-53683; 811-07175
         Vanguard Treasury Fund; File Nos. 333-11763; 811-7803
         Vanguard Trustees' Equity Fund; File Nos. 2-65955-99; 811-2968
         Vanguard Valley Forge Funds; File Nos. 33-48863; 811-7023
         Vanguard Variable Insurance Funds; File Nos. 33-32216; 811-5962 Vanguard Wellesley Income Fund; File Nos. 2-31333; 811-1776
         Vanguard Wellington Fund; File Nos. 2-11444; 811-121
         Vanguard Whitehall Funds; File Nos. 33-64845; 811-07443
         Vanguard Windsor Funds; File Nos. 2-14336; 811-834
         Vanguard World Funds; File Nos. 2-17620-811-1027
         (the "Vanguard Funds")

Dear Mr. Sandoe,

     The following summarizes our conversations regarding your comments to the Vanguard Funds' Preliminary Proxy Statement filed on March 10, 2009.

Comment 1:     The proxy statement  should contain a disclaimer based on the new
               Notice and Access release.

Response:      As we discussed  on March 10th,  the  disclaimer  is contained on each proxy card. This is fully compliant with the new Notice and Access rules.

Comment 2:     Page 19 and 29 - Reword the proposed standardized senior security policy. As written, it says the funds may issue senior securities as permitted by the 1940 Act, but the 1940 Act says fund can't issue senior securities. The proposed policy as drafted is confusing.

Response:      We will reword the proposed  policy to clarify that the funds may not issue senior securities except as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the fund.

Comment 3:     Page 20 and 35 - Industry  Concentration  Policy "for funds other than money market funds that concentrate" (the third version in our proxy statement): There are two problems with this version of the proposed policy: 1) it permits a fund to change its policy by modifying prospectus disclosure, and 2) it doesn't state that the fund won't concentrate in any other industry.

Response:      This  policy as drafted was  intended to serve as a template  for all funds other than money market funds that concentrate. Since this covers a variety of funds that concentrate, respectively, in a variety of industries, the reference to the prospectus was intended to imply that each fund's policy, when adopted, would involve concentration in the type of industry appropriate for each fund, which is denoted in the prospectuses. However, we will modify the policy in response to the comment.

Comment 4:     Page 20 and 35 - Industry  Concentration  Policy for "Prime Money
               Market Fund, VVIF - Money Market Portfolio,  and Market Liquidity
               Fund" (the fourth  version in our proxy  statement):  There is no
               requirement    for   sector    concentration,    only    industry
               concentration.

Response:      We will revise the policy in response to this comment.

Comment  5:    On page 24, proposal 3 (diversification of the three index funds)
               includes   disclosure   regarding   additional   risks  for  fund
               shareholders. The disclosure includes the following sentence:

               "This is because the investment  performance of a  nondiversified
               fund  can  be  hurt  (or   helped)   disproportionately   by  the
               performance of relatively few securities."

               Delete "(or helped)" from that sentence because this section is about risk.

Response:      The proposal to change certain index funds'  classification  from diversified to nondiversified is being removed from the proxy statement. Accordingly, none of proposal 3 will be included in our definitive proxy statement.

Comment 6:     General  comment for Proposal 2: Multiple  policy  changes should not be bundled into a single proposal.

Response:      We will  break  proposal  2 into  multiple  subproposals  so each policy change is subject to a separate vote.

Comment 7:     For each fund or groups of similarly  impact  funds,  specify the current policy, the proposed policy, highlight the differences, and explain how it might subject an investor to additional risk.

Response:      We will  address  this comment by including an exhibit at the end of the proxy booklet. Proposal 2 will direct readers to the exhibit which will specify each Vanguard fund's current policy, differences from the proposed policy, and any additional risks.

Comment 8:     Page 31 - Loans:  Edit the  disclosure  to  reflect  the  staff's position that a fund cannot loan more than one-third of its total net assets.

Response:      We will edit the proxy statement accordingly.

Comment 9:     Page  36 -  Concentration:  Funds  can't  reserve  the  right  to concentrate, with the exception of index funds as permitted based on a no-action letter. Accordingly, disclosure stating the certain Vanguard funds reserve the right to concentrate should be deleted.

Response:      We respectfully disagree with this comment. Guide 19 to Form N-1A sets forth the Staff's position regarding industry concentration, and clearly indicates that funds other than index funds may reserve the right to concentrate under certain circumstances.

               Pursuant to the Guide, reserving the right to concentrate is permissible "if the statement of investment policy clearly indicates when and under what specific conditions any changes between concentration and non-concentration would be made." The Guide also notes that money market funds may reserve the right to concentrate their investments in government securities, as defined in the 1940 Act, and certain bank instruments issued by domestic banks" so long as additional SAI disclosure is included in the fund's registration statement.

               Accordingly, we do not plan to amend our disclosure in response to this comment.

Comment 10:    Page 39 - Proxy  costs:  Edit the  disclosure  to address how the proxy solicitation costs will be allocated across/among the funds.

Respond: We will modify the disclosure to clarify that these costs are allocated proportionately across all funds according to a fixed formula.

Comment   11:  Page 39 - Quorum:  Disclose that  abstentions and broker nonvotes will be counted as a vote against proposals 2-4.

Response:      We will modify our text accordingly to clarify this point.


COMMENT 12:       TANDY REQUIREMENTS
------------------------------------
As required by the SEC, the Funds acknowledge that:

o Each Fund is responsible for the adequacy and accuracy of the disclosure in the filing.
o Staff comments or changes in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing.
o Each Fund may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     Per your request, we are including a blacklined copy of the proxy statement reflecting these changes. We are also including updated proxy cards. Please contact me at (610) 669-1538 with any questions or comments regarding the above responses. Thank you.

Sincerely,


Judith L. Gaines
Associate Counsel
Securities Regulation, Legal Department

--------------------------------------------------------------------------------
IMPORTANT PROXY NEWS
FOR VANGUARD FUND SHAREHOLDERS







--------------------------------------------------------------------------------



                                            [SHIP LOGO] [VANGUARD(R)]


--------------------------------------------------------------------------------
Vote on the internet Vote by Phone Vote by Mail Vote on the internet Vote in Person Vote by Phone Vote in Person Vote by Mail Vote on the internet Vote by Phone Vote by Mail Vote in Person Vote Vote on the internet Vote by Phone Vote by Mail Vote in Person Vote on the internet Vote by Phone Vote by Mail Vote in Person Vote on the internet Vote by Phone Vote by Mail Vote in Person Vote Vote on the internet Vote by Phone Vote by Mail

VOTE
--------------------------------------------------------------------------------

An Important Message From Vanguard President and Chief Executive Officer
F. William McNabb III

[Picture of F. William McNabb III]

Fellow Vanguard Shareholder, All Vanguard(R) funds will hold a Special Meeting of Shareholders on July 2, 2009, at Vanguard's offices in Scottsdale, Arizona. This booklet contains a proxy statement explaining several proposals that the funds' trustees are asking shareholders to approve at the meeting.

A core part of the proxy statement is a proposal to update and standardize your funds' investment policies to allow Vanguard to serve your needs most effectively in today's market environment. Another important part of the proxy statement is a proposal to elect trustees for all Vanguard funds. Eight of the ten nominees in whom we are asking you to continue to place your trust are truly independent of Vanguard management. John J. Brennan (our chairman and former chief executive officer) and I (president and chief executive officer of Vanguard) are the only "inside" nominees. Seven of the eight independent nominees already serve as Vanguard fund trustees, and I am immensely proud of the integrity, professionalism, and commitment that each of them brings to the task of looking out for your interests.

Finally, the trustees are recommending that shareholders of certain funds vote against a proposal submitted by one or more shareholders because it duplicates existing Vanguard procedures. I encourage you to exercise your rights concerning the governance of the Vanguard funds by reviewing our proxy statement and then voting either through the Internet, by telephone, or by mail as soon as possible. No matter how many shares you own, your vote is important.

Sincerely,

/s/F. William McNabb III
President and Chief Executive Officer
April 13, 2009





                                                                               I

IMPORTANT INFORMATION ABOUT VOTING

I HAVE ONLY A FEW SHARES--WHY SHOULD I BOTHER TO VOTE?

Because your vote makes a difference. If many shareholders choose not to vote, the funds might not receive enough votes to reach a quorum and conduct the shareholder meeting in July. If that appears likely to happen, the funds will have to send additional mailings to shareholders to try to get more votes--a process that would be very costly for the funds and thus for you as a fund shareholder.

WHAT'S THE DEADLINE FOR SUBMITTING MY VOTE?

We encourage you to vote as soon as possible to make sure that your fund receives enough votes to act on the proposals. The final opportunity to cast your vote is at the shareholder meeting on July 2.

WHO GETS TO VOTE?

Any person who owned shares of a Vanguard fund on the "record date," which was April 6, 2009, even if that person later sold those shares.

HOW DO I VOTE?

You may vote in any of four ways:


1    Through the Internet at www.proxy-direct.com/vanguard.
2 By telephone, with a toll-free call to the phone number indicated on the enclosed proxy card or voting instruction card.
3    By mail, with the enclosed proxy card or voting instruction card.
4 In person at the shareholder meeting in Scottsdale, Arizona, on July 2, 2009.



Vote on the internet
Log on to:
www.proxy-direct.com/vanguard
Follow the on-screen instructions

Vote by phone
Call 1-866-241-6192
Follow the recorded instructions available 24 hours

Vote by mail
Vote, sign, and date the proxy card and return in the postage-paid envelope

Vote in person
Attend the Shareholder Meeting at Vanguard, 14321 N. Northsight Blvd., Scottsdale, AZ 85260 (1 1/2 miles from Scottsdale Airpark) on July 2, 2009

II

We encourage you to vote via the Internet or telephone using the 14-digit control number and 8-digit security code on the enclosed proxy card or voting instruction card, because these methods save the funds the most money (since they require no return postage). If you would like to change your previous vote, you may vote again using any of the methods described above.


HOW DO I SIGN THE PROXY CARD?


You should sign your name exactly as it appears on the enclosed proxy card or voting instruction card. Unless you have instructed us otherwise, either owner of a joint account may sign the card, but again, the owner must sign the name exactly as it appears on the card. The proxy card or voting instruction card for other types of accounts should be signed in a way that indicates the signer's authority--for example, "John Brown, Custodian."



                                                                             III

THE VANGUARD FUNDS(1)

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

All Vanguard funds will host a Special Meeting of Shareholders on Thursday, July 2, 2009, at 8:30 a.m., local Arizona time, at Vanguard's offices: 14321 N. Northsight Blvd., Scottsdale AZ 85260. This joint meeting of the Vanguard funds is being held so that shareholders can vote on Vanguard proposals to:


1.   Elect trustees for each fund.

2.   Update and standardize the funds' fundamental policies.

Also, shareholders of certain funds will be asked to consider a proposal submitted by one or more shareholders to:

3. Institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.


By Order of the Board of Trustees,
Heidi Stam, Secretary
April 13, 2009


YOUR VOTE IS IMPORTANT
You can vote easily and quickly over the Internet, by toll-free telephone call, or by mail. Just follow the simple instructions that appear on your enclosed proxy card or voting instruction card. Please help your fund avoid the expense of a follow-up mailing by voting today.













1 Please see Part V of this booklet for an alphabetical list of all Vanguard funds.


IV

THE VANGUARD FUNDS

SPECIAL MEETING OF SHAREHOLDERS JULY 2, 2009

PROXY STATEMENT

INTRODUCTION

This combined proxy statement is being provided to you on behalf of the boards of trustees of all Vanguard funds. We have divided the proxy statement into five main parts:



Part I An Overview of the Proposals begins on page 2.

Part II Proposal Details begins on page 3.

Part III Information on the Funds' Independent Accountants begins on page 33.

Part IV More on Proxy Voting and Shareholder Meetings begins on page 35.

Part V Fund and Investment Advisor Information begins on page 38.


Please read the proxy  statement  before  voting on the  proposals.  If you have questions about the proxy statement, or if you would like additional information, please call us toll-free at 1-800-822-8978 or e-mail us at 2009proxy@vanguard.com. This proxy statement was mailed to shareholders beginning the week of April 13, 2009.

Annual and Semiannual Reports. Each fund's most recent annual and semiannual reports to shareholders are available at no cost. You may read, print, or request mail delivery of a copy through our website at www.vanguard.com. You may also request a report by calling us toll-free at 1-800-662-7447, by e-mailing us at 2009proxy@vanguard.com, or by writing to us at P.O. Box 2600, Valley Forge, PA 19482-2600. Participants in a company-sponsored 401(k) or other retirement plan administered by Vanguard should call us at 1-800-523-1188.

--------------------------------------------------------------------------------
ATTENTION: VANGUARD VARIABLE INSURANCE FUND SHAREHOLDERS
You have the right to instruct your annuity provider how to vote the Vanguard Variable Insurance Fund shares held under your plan. You can issue voting instructions for these shares over the Internet, by toll-free telephone call, or by mail. Just follow the simple instructions that appear on your enclosed voting instruction card. Note that your annuity provider will "shadow vote" any fund shares for which contract owners fail to provide voting instructions. This means that the uninstructed shares will be voted in proportionately the same manner-- either "For," "Against," or "Abstain"--as the instructed shares.
--------------------------------------------------------------------------------

PART I
AN OVERVIEW OF THE PROPOSALS

Shareholders of the Vanguard funds are being asked to vote on a number of proposals, one of which involves harmonizing investment policies across all funds and modernizing outdated policies to allow Vanguard to better serve your needs in today's market environment. Not all proposals apply to each fund. The table below shows each proposal and the specific Vanguard funds to which it applies. Only shareholders of record on April 6, 2009, are entitled to vote on a fund's proposals.



Vanguard Proposals                                      Vanguard Funds
-----------------------------------------------------------------------------------------------------------------
1. Elect trustees for each fund.                        Applies to all Vanguard funds.
-----------------------------------------------------------------------------------------------------------------
2. Update and standardize the funds'                    Applies to all Vanguard funds. fundamental
   fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in
    a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

-----------------------------------------------------------------------------------------------------------------


Shareholder Proposal                                    Vanguard Funds
-----------------------------------------------------------------------------------------------------------------
3. Institute procedures to prevent                      Applies to 500 Index Fund, Emerging Markets Stock Index
   holding investments in companies                     Fund, Energy Index Fund, Equity Income Fund, European
   that, in the judgment of the board,                  Stock Index Fund, Explorer Fund, Extended Market Index
   substantially contribute to                          Fund, Global Equity Fund, Growth Index Fund, Health Care
   genocide or crimes against                           Fund, Intermediate-Term Tax-Exempt Fund, International
   humanity, the most egregious                         Growth Fund, LifeStrategy Moderate Growth Fund,
   violations of human rights.                          Mid-Cap Index Fund, Pacific Stock Index Fund, Precious
                                                        Metals and Mining Fund, Prime Money Market Fund,
                                                        PRIMECAP Fund, PRIMECAP Core Fund, REIT Index Fund,
                                                        Short-Term Bond Index Fund, Short-Term Treasury Fund,
                                                        Small-Cap Growth Index Fund, STAR Fund, Tax-Exempt
                                                        Money Market Fund, Total Bond Market Index Fund, Total
                                                        International Stock Index Fund, Total Stock Market Index
                                                        Fund, Value Index Fund, and Windsor Fund.
-----------------------------------------------------------------------------------------------------------------

PART II
PROPOSAL DETAILS

--------------------------------------------------------------------------------
PROPOSAL 1--
ELECT TRUSTEES FOR EACH FUND

> This proposal applies to all Vanguard funds.

--------------------------------------------------------------------------------
We are asking shareholders of each Vanguard fund to elect a board of trustees.


WHO ARE THE NOMINEES TO THE BOARD?

The ten people listed below have been nominated for election as Vanguard fund trustees. Ms. Gutmann, Ms. Heisen, and Messrs. Brennan, Ellis, Fullwood, Gupta, Perold, and Rankin currently serve as trustees for all Vanguard funds and are also nominees for trustee for all of the funds. Messrs. McNabb and Volanakis are not yet trustees, but are nominees for trustee for all of the funds. Each nominee also serves as a director of The Vanguard Group, Inc. (Vanguard), and each has consented to continue serving (or, in the case of Messrs. McNabb and Volanakis, begin serving) as a trustee for the funds if elected by shareholders. The mailing address of the Vanguard funds' trustees and officers is P.O. Box 876, Valley Forge, PA 19482.



Nominees                                                Principal Occupation(s) During the Past Five Years
------------------------------------------------------------------------------------------------------------------------------------
Interested Trustees

John J. Brennan/1/
------------------------------------------------------------------------------------------------------------------------------------
Born 1954                                               Chairman of the Board and Director (Trustee) of Vanguard and of each
Chairman of the                                         of the Vanguard funds; Chief Executive Officer and President of Vanguard
Board and Trustee                                       and of each of the Vanguard funds (1996-2008). President of Vanguard and of each of the Vanguard funds (1989-1996); Chairman of the Financial
                                                        Accounting Foundation; Governor of the Financial Industry Regulatory
                                                        Authority (FINRA). Vanguard funds Trustee since May 1987. 157 Vanguard funds overseen.












1 Mr. Brennan is considered an "interested person" of each Vanguard fund because he was formerly the CEO of Vanguard in addition to serving as trustee.

Nominees                                                Principal Occupation(s) During the Past Five Years
------------------------------------------------------------------------------------------------------------------------------------
Interested Trustees

F. William McNabb III/1/
------------------------------------------------------------------------------------------------------------------------------------
Born 1957                                               Chief Executive Officer of Vanguard and of each of the Vanguard funds since
Chief Executive                                         August 31, 2008; Director and President of Vanguard since March 2008;
Officer and President                                   President of each of the Vanguard funds since March 2008; Director of
                                                        Vanguard Marketing Corporation; Managing Director of Vanguard
                                                        (1995-2008). 157 Vanguard funds overseen.

Independent Trustees

Charles D. Ellis/2/
------------------------------------------------------------------------------------------------------------------------------------
Born 1937                                               Chairman of the Whitehead Institute for Biomedical Research; Trustee of
Trustee                                                 Robert Wood Johnson Foundation; Managing Partner of Partners of `63
                                                        (pro bono ventures in education); Senior Adviser to Greenwich Associates
                                                        (international business strategy consulting). Vanguard funds Trustee since
                                                        January 2001. 157 Vanguard funds overseen.

Emerson U. Fullwood
------------------------------------------------------------------------------------------------------------------------------------
Born 1948                                               Retired Executive Chief Staff and Marketing Officer for North America
Trustee                                                 and Corporate Vice President of Xerox Corporation (document management products and services); Director of SPX Corporation (multi-industry manufacturing), AMERIGROUP Corporation (direct health and medical insurance carriers), the United Way of Rochester, the Boy Scouts of America,
                                                        and Monroe Community College Foundation. Vanguard funds Trustee since
                                                        January 2008. 157 Vanguard funds overseen.


Rajiv L. Gupta
------------------------------------------------------------------------------------------------------------------------------------
Born 1945                                               Retired Chairman and Chief Executive Officer of Rohm and Haas Co.
Trustee                                                 (chemicals); Board Member of American Chemistry Council; Director of Tyco
                                                        International, Ltd. (diversified manufacturing and services) and Hewlett-
                                                        Packard Company (electronic computer manufacturing); Trustee of
                                                        The Conference Board. Vanguard funds Trustee since December 2001.
                                                        157 Vanguard funds overseen.


Amy Gutmann
------------------------------------------------------------------------------------------------------------------------------------
Born 1949                                               President of the University of Pennsylvania; Christopher H. Browne
Trustee                                                 Distinguished Professor of Political Science in the School of Arts and
                                                        Sciences with secondary appointments at the Annenberg School for
                                                        Communication and the Graduate School of Education at the University of
                                                        Pennsylvania; Director of Carnegie Corporation of New York, Schuylkill River
                                                        Development Corporation, and Greater Philadelphia Chamber of Commerce;
                                                        Trustee of the National Constitution Center. Vanguard funds Trustee since
                                                        June 2006. 157 Vanguard funds overseen.



1 If elected as trustee of the Vanguard funds, Mr. McNabb will be considered an "interested person" of each Vanguard fund because he also holds the positions of president and chief executive officer of Vanguard.
2 Mr. Ellis is a senior adviser to Greenwich Associates, a firm that consults with financial services organizations around the world on business strategy. During 2007 and 2008, Vanguard paid Greenwich subscription fees amounting to less than $400,000 for research-based consulting services. Vanguard's subscription rates are similar to those of other subscribers.

Nominees                                                Principal Occupation(s) During the Past Five Years
------------------------------------------------------------------------------------------------------------------------------------
Independent Trustees

JoAnn Heffernan Heisen
------------------------------------------------------------------------------------------------------------------------------------
Born 1950                                               Retired Corporate Vice President, Chief Global Diversity Officer, and Member
Trustee                                                 of the Executive Committee of Johnson & Johnson (pharmaceuticals/
                                                        consumer products); Vice President and Chief Information Officer of
                                                        Johnson & Johnson (1997-2005); Director of the University Medical Center
                                                        at Princeton and Women's Research and Education Institute. Vanguard funds
                                                        Trustee since July 1998. 157 Vanguard funds overseen.


Andre F. Perold
------------------------------------------------------------------------------------------------------------------------------------
Born 1952                                               George Gund Professor of Finance and Banking, Harvard Business School;
Trustee                                                 Director and Chairman of UNX, Inc. (equities trading firm); Chair of the
                                                        Investment Committee of HighVista Strategies LLC (private investment firm); Director of Rand Merchant Bank. Vanguard funds Trustee since
                                                        December 2004. 157 Vanguard funds overseen.

Alfred M. Rankin, Jr.
------------------------------------------------------------------------------------------------------------------------------------
Born 1941                                               Chairman, President, Chief Executive Officer, and Director of NACCO
Trustee                                                 Industries, Inc. (forklift trucks/housewares/lignite); Director of Goodrich
                                                        Corporation (industrial products/aircraft systems and services); Director and Deputy Chairman of the Federal Reserve Bank of Cleveland; Trustee
                                                        and President of the Cleveland Museum of Art; Trustee of University
                                                        Hospitals of Cleveland. Vanguard funds Trustee since January 1993
                                                        (lead independent Trustee since May 2006). 157 Vanguard funds overseen.

Peter F. Volanakis
------------------------------------------------------------------------------------------------------------------------------------
Born 1956                                               President since 2007 and Chief Operating Officer since 2005 of Corning
Nominee                                                 Incorporated (communications equipment); President of Corning
                                                        Technologies (2001-2005); Director of Corning Incorporated and Dow
                                                        Corning; Trustee of the Corning Incorporated Foundation and the Corning
                                                        Museum of Glass; Overseer of the Amos Tuck School of Business
                                                        Administration at Dartmouth College.



WHY ARE FUND SHAREHOLDERS BEING ASKED TO ELECT TRUSTEES?

Federal law requires that shareholders elect a fund's board of trustees under certain circumstances. As a general matter, a fund's board of trustees may fill vacancies as long as, after the board fills the vacancy, at least two-thirds of the trustees were elected by shareholders. The ability to appoint new trustees is important because without it the funds would have to hold expensive shareholder meetings for each new trustee. Mr. McNabb, a Vanguard officer since 1995 who has served as a director of Vanguard since March 2008, and Mr. Volanakis, who has served as a Vanguard director since December 2008, are currently nominees for trustee of each of the Vanguard funds, and neither could be elected by the funds' boards without exceeding the two-thirds requirement. Accordingly, now is an appropriate time to hold an election.

HOW MANY OF THE NOMINEES WILL BE "INDEPENDENT" TRUSTEES IF ELECTED?

Eight of the ten nominees--all but Messrs. Brennan and McNabb--will be independent trustees if elected by shareholders. Independent trustees have no affiliation with Vanguard or the funds they oversee, apart from any personal investments they choose to make in the funds as private individuals. Independent trustees play a critical role in overseeing fund operations and representing the interests of each fund's shareholders.

HOW ARE THE BOARDS OF THE VANGUARD FUNDS STRUCTURED?

For organization purposes, the Vanguard funds are grouped into 37 separate trusts. Each of these trusts is made up of one or more Vanguard funds (which are sometimes called "series" of the trust). Funds that are part of the same trust elect their trustees on a joint basis.

Part V of this booklet includes an alphabetical list of Vanguard funds that specifies the trust to which each fund belongs and provides a variety of other details about the funds.

Often, the same individuals serve as trustees of all the Vanguard funds. That is the case now. There are important benefits in having the board of each fund include trustees who serve on the boards of the other Vanguard funds. Service on multiple fund boards gives the trustees greater familiarity with operations that are common to all Vanguard funds. Such service also permits the trustees to address common issues on a knowledgeable and consistent basis. It also avoids the substantial additional costs, administrative complexities, and redundancies that would result from having a different board of trustees for every Vanguard fund.

While there are many areas of common interest among the funds, the trustees recognize that they are responsible for exercising their responsibilities at all times on a fund-by-fund basis.

HOW LONG WILL EACH TRUSTEE SERVE?

If elected, each trustee will serve until he or she resigns, retires, or is removed from the board as provided in the fund's governing documents. A trustee may be removed from the board by a shareholder vote representing two-thirds of the total net asset value of all fund shares under the same trust. If a nominee is unable to accept election, or subsequently leaves the board before the next election, the board of trustees may, in its discretion, select another person to fill the vacant position.

WHAT ARE THE BOARD'S RESPONSIBILITIES?

The primary responsibility of the board of trustees of each fund is to oversee the management of the fund for the benefit of shareholders. Each board has a supermajority of independent trustees who are not "interested persons" of the funds. As Vanguard's former chief executive officer and having had a material business and professional relationship with Vanguard for almost 20 years, Mr. Brennan is currently the only interested trustee on the funds' boards.1 The independent trustees bring a broad range of relevant backgrounds, experiences, and skills to the boards, particularly in those domains critical to the funds and their shareholders.

In exercising their oversight responsibilities, the funds' trustees focus on matters they determine to be vitally important to fund shareholders. This includes not only the management and performance of the funds but also the operating plans and budgets, strategic plans, and composition and performance evaluations of Vanguard management.

The business acumen, experience, and objective thinking of the funds' independent trustees are considered invaluable assets for Vanguard management and, ultimately, the funds' shareholders. Having management accountable to a group of independent, highly experienced, and qualified individuals who act solely on behalf of shareholders makes management more effective in the long run.










1 If elected, Mr. McNabb will be a management representative on the funds' boards and, therefore, a second interested trustee.

WHAT ARE THE BOARD'S COMMITTEES?

The board of trustees of each fund has three standing committees composed exclusively of all the independent trustees.

o AUDIT COMMITTEE. This committee is responsible for overseeing the accounting and financial reporting policies, the systems of internal controls, and the independent audits of the funds. The committee held two meetings during each fund's most recently ended fiscal year. The audit committee has received the written disclosures and letters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the audit committee concerning independence.

o COMPENSATION COMMITTEE. This committee is responsible for overseeing the compensation programs established for Vanguard employees, officers, and trustees. The committee held four meetings during each fund's most recently ended fiscal year.

o NOMINATING COMMITTEE. This committee is responsible for the nomination of candidates for election to the board and has the authority to recommend the removal of any trustee from the board. The committee held eight meetings during each fund's most recently ended fiscal year. The committee considers recommendations for nominees submitted by shareholders. Shareholders may send such recommendations for nominees as trustee to Mr. Rankin, chairman of the committee.

HOW ARE THE TRUSTEES COMPENSATED?

Each fund (other than the Institutional Index Funds and Vanguard's funds of funds) pays its proportionate share of the independent trustees' compensation.1 The funds' sole nonindependent trustee--Mr. Brennan--and the funds' officers receive no compensation from the funds.2 The funds compensate their independent trustees in three ways:

o The independent trustees receive an annual fee for their service to the funds, reduced for any absences from scheduled board meetings.

o The independent trustees are reimbursed for the travel and other expenses that they incur in attending board meetings.

o The independent trustees who began service before January 1, 2001, are eligible for retirement benefits they had accrued (plus interest) under a retirement plan. The plan was frozen on January 1, 2001, and those independent trustees who began their service on or after that date are not eligible to participate in the plan.

The following table provides compensation details for each of the trustees. We list the amounts paid as compensation and accrued as retirement benefits for each Vanguard fund and for each trustee during the fund's most recent fiscal year. In addition, the table shows the total accrued retirement benefits for each trustee as of January 1, 2009, and the total amount of compensation paid to each trustee by all funds during 2008.







1 The trustees of Vanguard Institutional Index Funds receive no compensation directly from those funds, but Vanguard is responsible for paying the trustees for their service. The trustees of Vanguard's funds of funds receive no compensation from those funds.
2 If elected, Mr. McNabb will also be a nonindependent trustee of the funds. All fund officers are compensated by Vanguard.

TRUSTEE COMPENSATION
                                                            IndependentTrustees
                                                            -------------------------------
Name of Trust                                               Ellis               Fullwood(1)
-------------------------------------------------------------------------------------------
Vanguard Admiral Funds
Aggregate Compensation from this Trust                     $2,716                 $1,586
Accrued Pension/Retirement Benefits from this Trust            --                   --
-------------------------------------------------------------------------------------------
Vanguard Bond Index Funds
Aggregate Compensation from this Trust                    $13,801                $13,410
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard California Tax-Free Funds
Aggregate Compensation from this Trust                       $893                   $520
Accrued Pension/Retirement Benefits from this Trust            --                    --
-------------------------------------------------------------------------------------------
Vanguard Chester Funds
Aggregate Compensation from this Trust                      $3,643                $2,125
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Convertible Securities Fund
Aggregate Compensation from this Trust                       $139                    $82
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Explorer Fund
Aggregate Compensation from this Trust                     $1,541                   $899
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Fenway Funds
Aggregate Compensation from this Trust                     $1,113                   $649
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Fixed Income Securities Funds
Aggregate Compensation from this Trust                    $10,317                $10,025
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Florida Tax-Free Fund
Aggregate Compensation from this Trust                       $127                    $72
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Horizon Funds
Aggregate Compensation from this Trust                     $2,657                 $1,550
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard Index Funds
Aggregate Compensation from this Trust                    $45,111                $43,838
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------
Vanguard International Equity Index Funds
Aggregate Compensation from this Trust                     $8,270                 $4,826
Accrued Pension/Retirement Benefits from this Trust            --                     --
-------------------------------------------------------------------------------------------

1    Mr. Fullwood joined each fund's board effective January 1, 2008.
2 J. Lawrence Wilson, a fund trustee since 1985, is retiring from board service in 2009 and therefore is not standing for re-election.

IndependentTrustees
--------------------------------------------------------------------------------------------
     Gupta        Gutmann          Heisen          Perold         Rankin        Wilson(2)
--------------------------------------------------------------------------------------------

     $2,716        $2,716          $2,716          $2,716         $3,147        $2,717
         --            --            $886              --         $1,072        $1,132
--------------------------------------------------------------------------------------------

    $13,801       $13,410         $13,801         $13,801        $15,991       $13,801
         --            --          $4,254              --         $5,150        $5,435
--------------------------------------------------------------------------------------------

       $893          $893            $893            $893         $1,035          $893
         --            --            $303              --           $367          $387
--------------------------------------------------------------------------------------------

     $3,643        $3,643          $3,643          $3,643         $4,221        $3,644
         --            --          $1,542              --         $1,867        $1,970
--------------------------------------------------------------------------------------------

       $139          $139            $139            $139           $161          $139
         --            --             $48              --            $58           $62
--------------------------------------------------------------------------------------------

     $1,541        $1,541          $1,541          $1,541         $1,786        $1,541
         --            --            $586              --           $710          $749
--------------------------------------------------------------------------------------------

     $1,113        $1,113          $1,113          $1,113         $1,289        $1,110
         --            --            $477              --           $577          $609
--------------------------------------------------------------------------------------------

    $10,317       $10,025         $10,317         $10,317        $11,954       $10,317
         --            --          $3,710              --         $4,491        $4,741
--------------------------------------------------------------------------------------------

       $127          $127            $127            $127           $147          $127
         --            --             $44              --            $53           $55
--------------------------------------------------------------------------------------------

     $2,657        $2,657          $2,657          $2,657         $3,078        $2,656
         --            --          $1,131              --         $1,370        $1,445
--------------------------------------------------------------------------------------------

    $45,111       $43,838         $45,111         $45,111        $52,269       $45,111
         --            --         $14,498              --        $17,551       $18,524
--------------------------------------------------------------------------------------------

     $8,270        $8,270          $8,270          $8,270         $9,583        $8,270
         --             --         $3,230              --         $3,910        $4,128
--------------------------------------------------------------------------------------------

Trustee Compensation (continued)
                                                            IndependentTrustees
                                                            ------------------------
Name of Trust                                                  Ellis     Fullwood(1)
------------------------------------------------------------------------------------
Vanguard Malvern Funds
Aggregate Compensation from this Trust                        $1,514        $883
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Massachusetts Tax-Exempt Funds
Aggregate Compensation from this Trust                           $87         $48
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Money Market Reserves
Aggregate Compensation from this Trust                       $16,897      $9,855
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Montgomery Funds(3)
Aggregate Compensation from this Trust                            $8          $7
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Morgan Growth Fund
Aggregate Compensation from this Trust                        $1,136        $663
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Municipal Bond Funds
Aggregate Compensation from this Trust                        $6,851      $3,994
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard New Jersey Tax-Free Funds
Aggregate Compensation from this Trust                          $624        $364
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard NewYorkTax-Free Funds
Aggregate Compensation from this Trust                          $927        $541
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Ohio Tax-Free Funds
Aggregate Compensation from this Trust                          $224        $131
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Pennsylvania Tax-Free Funds
Aggregate Compensation from this Trust                          $780        $455
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Quantitative Funds
Aggregate Compensation from this Trust                        $1,007        $587
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Specialized Funds
Aggregate Compensation from this Trust                        $7,247      $7,043
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------

1    Mr. Fullwood joined each fund's board effective January 1, 2008.
2 J. Lawrence Wilson, a fund trustee since 1985, is retiring from board service in 2009 and therefore is not standing for re-election.
3 Vanguard Market Neutral Fund (a series of Vanguard Montgomery Funds) did not pay compensation for the fiscal period December 1, 2007, through March 31, 2008. Prior to December 1, 2007, the fund was not part of the Vanguard group of investment companies.

IndependentTrustees
------------------------------------------------------------------
    Gupta    Gutmann     Heisen     Perold     Rankin    Wilson(2)
------------------------------------------------------------------
   $1,514     $1,514     $1,514     $1,514     $1,754     $1,512
       --         --       $636         --       $770       $813
------------------------------------------------------------------

      $87        $87        $87        $87       $100        $87
       --         --        $30         --        $36        $37
------------------------------------------------------------------

  $16,897    $16,897    $16,897    $16,897    $19,577    $16,897
       --         --     $5,465         --     $6,615     $6,982
------------------------------------------------------------------

       $8         $7         $8         $8         $9         $8
       --         --         $2         --         $3         $3
------------------------------------------------------------------

   $1,136     $1,136     $1,136     $1,136     $1,316     $1,135
       --         --       $489         --       $592       $625
------------------------------------------------------------------

   $6,851     $6,851     $6,851     $6,851     $7,938     $6,851
       --         --     $2,575         --     $3,117     $3,289
------------------------------------------------------------------

     $624       $624       $624       $624       $723       $621
       --         --       $212         --       $257       $271
------------------------------------------------------------------

     $927       $927       $927       $927     $1,074       $926
       --         --       $311         --       $377       $398
------------------------------------------------------------------

     $224       $224       $224       $224       $259       $223
       --         --        $75         --        $92        $96
------------------------------------------------------------------

     $780       $780       $780       $780       $903       $778
       --         --       $263         --       $320       $336
------------------------------------------------------------------

   $1,007     $1,007     $1,007     $1,007     $1,166     $1,006
       --         --       $431         --       $521       $550
------------------------------------------------------------------

   $7,247     $7,043     $7,247     $7,247     $8,397     $7,247
       --         --     $2,657         --     $3,216     $3,395
------------------------------------------------------------------

Trustee Compensation (continued)
                                                            IndependentTrustees
                                                            ------------------------
Name of Trust                                                  Ellis     Fullwood(1)
------------------------------------------------------------------------------------
VanguardTax-Managed Funds
Aggregate Compensation from this Trust                        $1,713      $1,667
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
VanguardTreasury Fund
Aggregate Compensation from this Trust                        $1,067        $622
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Trustees' Equity Fund
Aggregate Compensation from this Trust                        $1,147        $667
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Valley Forge Funds
Aggregate Compensation from this Trust                        $1,397      $1,360
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Variable Insurance Funds
Aggregate Compensation from this Trust                        $2,021      $1,967
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Wellesley Income Fund
Aggregate Compensation from this Trust                        $1,522        $888
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Wellington Fund
Aggregate Compensation from this Trust                        $6,917      $4,037
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Whitehall Funds
Aggregate Compensation from this Trust                          $988        $575
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard Windsor Funds
Aggregate Compensation from this Trust                        $8,017      $4,679
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
Vanguard World Funds
Aggregate Compensation from this Trust                        $5,148      $3,004
Accrued Pension/Retirement Benefits from this Trust               --          --
------------------------------------------------------------------------------------
All Vanguard Funds
Aggregate Compensation from all Vanguard funds(3)           $152,500    $148,200
Total Accrued Retirement Benefit at January 1, 2008               --          --
------------------------------------------------------------------------------------

1    Mr. Fullwood joined each fund's board effective January 1, 2008.
2 J. Lawrence Wilson, a fund trustee since 1985, is retiring from board service in 2009 and therefore is not standing for re-election.
3 These amounts reflect the total compensation paid to each trustee for his or her service to 155 funds for the 2008 calendar year, and therefore may not equal the sum of the amounts shown in the table, which reflect compensation for each fund's recently completed fiscal year.

IndependentTrustees
------------------------------------------------------------------
    Gupta    Gutmann     Heisen     Perold     Rankin    Wilson(2)
------------------------------------------------------------------
   $1,713     $1,665     $1,713     $1,713     $1,985     $1,713
       --         --       $555         --       $672       $709
------------------------------------------------------------------

   $1,067     $1,067     $1,067     $1,067     $1,236     $1,066
       --         --       $346         --       $419       $442
------------------------------------------------------------------

   $1,147     $1,147     $1,147     $1,147     $1,329     $1,147
       --         --       $482         --       $583       $615
------------------------------------------------------------------

   $1,397     $1,358     $1,397     $1,397     $1,619     $1,397
       --         --       $453         --       $549       $579
------------------------------------------------------------------

   $2,021     $1,964     $2,021     $2,021     $2,342     $2,021
       --         --       $634         --       $768       $811
------------------------------------------------------------------

   $1,522     $1,522     $1,522     $1,522     $1,764     $1,522
       --         --       $650         --       $787       $830
------------------------------------------------------------------

   $6,917     $6,917     $6,917     $6,917     $8,015     $6,917
       --         --     $2,431         --     $2,943     $3,105
------------------------------------------------------------------

     $988       $988       $988       $988     $1,145       $988
       --         --       $384         --       $464       $490
------------------------------------------------------------------

   $8,017     $8,017     $8,017     $8,017     $9,290     $8,017
       --         --     $3,091         --     $3,742     $3,949
------------------------------------------------------------------

   $5,148     $5,148     $5,148     $5,149     $5,965     $5,149
       --         --     $1,630         --     $1,974     $2,083
------------------------------------------------------------------

 $152,500   $148,200   $152,500   $152,500   $176,700   $152,500
       --         --     $2,733         --     $5,355     $7,783
------------------------------------------------------------------

DO TRUSTEES OWN FUND SHARES?
The trustees invest in the Vanguard funds based on their investment needs. Please see Part V of the proxy statement for information on the dollar range of fund shares owned by each trustee.

WHO ARE THE FUNDS' OFFICERS?

All Vanguard funds employ their officers on a shared basis. Officers are considered "interested persons" of the funds. In addition to Mr. McNabb, chief executive officer and president, they are as follows:


OFFICERS       PRINCIPAL OCCUPATION(S) DURING THE PAST FIVE YEARS
--------------------------------------------------------------------------------
Thomas J. Higgins
--------------------------------------------------------------------------------
Born 1957
Chief
Financial
Officer        Principal of  Vanguard;  Chief  Financial  Officer of each of the
               Vanguard funds since September 2008; Treasurer of each of the Vanguard funds (1998-2008). Vanguard funds Officer since July
               1998. 157 Vanguard funds overseen.


Kathryn J. Hyatt
--------------------------------------------------------------------------------
Born 1955
Treasurer      Principal  of Vanguard;  Treasurer of each of the Vanguard  funds since November 2008; Assistant Treasurer of each of the Vanguard funds (1988-2008). Vanguard funds Officer since November 2008.
               157 Vanguard funds overseen.


Heidi Stam
--------------------------------------------------------------------------------
Born 1956
Secretary      Managing  Director of Vanguard  since  2006;  General  Counsel of
               Vanguard since 2005; Secretary of Vanguard and of each of the Vanguard funds since 2005; Director and Senior Vice President of
               Vanguard Marketing  Corporation since 2005; Principal of Vanguard
               (1997-2006). Vanguard funds Officer since July 2005. 157 Vanguard funds overseen.


--------------------------------------------------------------------------------
EACH  FUND'S  BOARD OF  TRUSTEES  RECOMMENDS  THAT YOU  VOTE  "FOR"  EACH OF THE
NOMINEES.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PROPOSAL 2--
UPDATE AND STANDARDIZE THE FUNDS' FUNDAMENTAL POLICIES

> This proposal applies to all Vanguard funds.

--------------------------------------------------------------------------------

We are asking shareholders to adopt a revised set of fundamental policies for each fund. Fundamental policies are policies that can be changed only by obtaining shareholder approval, which typically requires a lengthy and costly proxy solicitation. Every Vanguard fund currently has a set of fundamental policies, but the policies differ from fund to fund, in part because the funds have been launched over a period of decades and the policies have been refined over time, frequently in response to changes in federal or state regulatory oversight or changes in investment markets. We propose to adopt a uniform set of updated fundamental policies for all Vanguard funds that conform to the standards Congress and the U.S. Securities and Exchange Commission (SEC) have established for mutual funds.


The revised fundamental policies are intended to be comprehensive but simple, which provides many advantages, as discussed more fully below. Standardizing the policies across all funds will make oversight and compliance more efficient. Updating and simplifying the policies will make the funds more responsive to changing regulatory and market environments and should save money by reducing the need for successive shareholder approvals.


WHY CHANGE THE CURRENT POLICIES?

Adopting uniform fundamental policies for all Vanguard funds will simplify the task of monitoring the funds' compliance with the policies. If approved, the proposal will bring all of the funds' fundamental policies into consistent alignment with the primary federal law that governs mutual funds, the Investment Company Act of 1940 (the "1940 Act"). As part of this process, the funds propose to eliminate a number of existing fundamental policies that reflect regulatory or business conditions, practices, or requirements that are no longer applicable. The revised policies will be consistent with the bounds of prudence and safety established by law and will enhance Vanguard's ability to manage the funds' assets efficiently and effectively in changing regulatory and market environments. This flexibility will enable the funds to respond quickly to changing business conditions and to react to regulatory changes such as amendments to the 1940 Act or new rules, interpretations, and exemptions implemented by the SEC and other agencies.

How will the uniform policies differ from the existing policies?

The changes fall into two broad categories. First, uniform fundamental policies required by law will be adopted, standardizing the policies across all of the Vanguard funds. Second, existing fundamental policies that are outdated and not required by law will be eliminated.

What are the standardized fundamental policies the funds propose to adopt? The 1940 Act requires that every fund adopt policies with respect to certain activities, and effectively provides that such policies may not be changed except by a majority vote of shareholders. The activities are:

o    Purchasing and selling real estate.
o    Issuing senior securities.
o    Borrowing money.
o    Making loans.
o    Purchasing and selling commodities.
o    Concentrating investments in a particular industry or group of industries.

Every Vanguard fund currently has a fundamental policy addressing each of the activities for which it is required to have such a policy. However, different funds frequently have different policies for the same activity. In addition, many of the funds have adopted fundamental policies covering activities for which a fundamental policy is not required, unnecessarily restricting the funds' ability to respond to changing circumstances. This proxy affords the funds an opportunity to adopt an updated and standardized set of policies for all funds.1


An exhibit comparing each fund's existing fundamental policies with the updated and standardized policies we are asking shareholders to approve begin on page 94 of this booklet.


1 In addition to the six activities listed in the text, the 1940 Act also requires funds to adopt a fundamental policy with respect to the activity of underwriting securities issued by other persons. The funds currently have a standardized policy on this subject that does not require updating. (The policy essentially prohibits the funds from engaging in underwriting.) Consequently, we are not asking shareholders to approve a change to the existing policy on underwriting. Also, an SEC rule requires a fund with the words "tax exempt" in its name to adopt a fundamental policy to invest at least 80% of its assets in tax-exempt investments or to invest its assets so that at least 80% of the income it distributes is tax-exempt. Each fund with the words "tax exempt" in its name has adopted a policy on this subject that does not require updating. Consequently, we are not asking shareholders of these funds to approve a change to the policy on tax-exempt investing.

SUBPROPOSAL 2A: TO AMEND THE FUNDAMENTAL POLICY ON PURCHASING AND SELLING REAL ESTATE.

We are proposing to adopt a revised policy on investing in real estate that would read as follows:

--------------------------------------------------------------------------------
REAL ESTATE. The Fund may not invest directly in real estate unless it is acquired as a result of ownership of securities or other instruments. This restriction shall not prevent the Fund from investing in securities or other instruments (1) issued by companies that invest, deal, or otherwise engage in transactions in real estate, or (2) backed or secured by real estate or interests in real estate.
--------------------------------------------------------------------------------


With one minor exception, the proposed fundamental policy on real estate is essentially the same as the existing policy for all of the funds (other than the Admiral Treasury Money Market Fund, as discussed below). The exception is that, rather than unconditionally prohibiting the funds from investing directly in real estate, the proposed policy permits them to own real estate "acquired as a result of ownership of securities or other instruments." This exception (which already applies to 31 of the funds) is intended to cover a situation in which a fund acquires real estate unintentionally. Although extremely unlikely, this could happen if, for example, a fund owns shares of a company, such as a real estate investment trust (REIT), that liquidates, and the fund is forced to take real estate as part of the liquidation.

The second sentence of the proposed policy permits investment in two types of real estate-related securities (as opposed to real estate itself). The current real estate policy of every fund, except four money market funds, already permits investment in one or both types of real estate-related securities. As a practical matter, the addition of this language does not change the money market funds' current policy because that policy, which unconditionally prohibits direct investment in real estate, in no way restricts investment in real estate-related securities.

The Admiral Treasury Money Market Fund's current fundamental policy on real estate expressly prohibits it from investing in securities issued by a REIT. We believe that this restriction, which is not required by law, is unnecessary. No other Vanguard money market fund has a similar restriction. SEC regulations allow money market funds to purchase only short-term, high-quality financial instruments. Generally, REIT securities do not meet these strict standards. Nevertheless, if a REIT were to issue an instrument eligible for purchase by money market funds, there is no reason the Admiral Treasury Money Market Fund should not be allowed to own it.

The funds do not intend to change their approach to investing in real estate in response to the modification of the real estate policy.


--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" SUBPROPOSAL 2a.
--------------------------------------------------------------------------------

SUBPROPOSAL 2B: TO AMEND THE FUNDAMENTAL POLICY ON ISSUING SENIOR SECURITIES.

We are proposing to adopt a
revised policy on issuing senior securities that would read as follows:

--------------------------------------------------------------------------------
SENIOR SECURITIES. The Fund may not issue senior securities except as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.
--------------------------------------------------------------------------------

Somewhat simplified, a "senior security" is any security that gives its holder a priority claim on a fund's assets or on dividends paid by a fund. A number of different investment instruments and strategies--forward and futures contracts, repurchase agreements, short selling, options writing, and certain derivatives--may involve the issuance of a senior security. The 1940 Act generally prohibits mutual funds from issuing senior securities, but the SEC takes the position that instruments and strategies that otherwise might be considered to involve senior securities will not be considered to do so if the fund uses certain protective techniques. These techniques include holding an offsetting position or segregating liquid assets in an amount sufficient to meet the fund's obligations under the instrument or strategy.

Different Vanguard funds have different policies regarding senior securities. The proposed fundamental policy on issuing senior securities is essentially identical to the various versions of the policy, with two very minor exceptions. First, many of the current versions state that a fund may issue senior securities as permitted "under the 1940 Act," without referring directly to other legal authority. The word "under" was intended to encompass rules and other guidance provided by the SEC pursuant to the act. The policy as proposed adds language clarifying this point.

Second, the current policy of the bond index funds and Inflation-Protected Securities Fund states simply that the funds may not issue senior securities, with no exception for senior securities permitted under the 1940 Act or other legal authority. As a practical matter, the proposed policy will not change how funds invest because the exception is unnecessary when the funds use the protective techniques described above.


The funds do not intend to change their approach to issuing senior securities in response to the modification of the policy.

--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" SUBPROPOSAL 2b.
--------------------------------------------------------------------------------

SUBPROPOSAL 2C: TO AMEND THE FUNDAMENTAL POLICY ON BORROWING MONEY.

We are proposing to adopt a revised
policy on borrowing money that would read as follows:


--------------------------------------------------------------------------------
BORROWING MONEY. The Fund may borrow money only as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.
--------------------------------------------------------------------------------

The 1940 Act imposes certain limitations on the borrowing activities of mutual funds. These limitations protect shareholders in two ways. First, when a fund borrows money, its assets potentially become subject to the claims of the lender. In some cases, those claims could have priority over the claims of shareholders if all of the fund's assets are liquidated or redeemed. Limits on borrowing reduce the potential for priority claims. Second, borrowed money can be used to leverage the fund's portfolio, amplifying its gains and losses. Limits on borrowing constrain leverage.

Under the 1940 Act, a mutual fund can borrow up to one-third of the value of its net assets (including the amount borrowed) from banks and may borrow an additional amount up to 5% of its total assets for temporary purposes from an unaffiliated lender. The SEC also permits a fund to engage in activities that its staff considers to be economically equivalent to borrowing, such as entering into a reverse repurchase agreement or a futures contract, so long as the fund segregates assets sufficient to cover its obligations under the instruments. Vanguard, like many other fund families, has received an order from the SEC that permits one fund to borrow money from (or lend money to) another fund under conditions that ensure that the terms of the loan are fair to both funds.

Different Vanguard funds have different fundamental policies on borrowing. Current policies typically allow a fund to borrow money only for temporary or emergency purposes, and then in an amount not to exceed 15% of the fund's net assets. Additionally, many Vanguard funds are prohibited from making additional investments whenever outstanding borrowings exceed 5% of net assets. The current limitations on borrowing are more restrictive than those imposed by law.


Funds typically borrow money so that they can cover short-term cash needs without having to sell portfolio securities at a time when a sale would be disadvantageous for investment reasons. Typically, such borrowings would be used to cover large and unexpected redemption orders. The revised borrowing policy would give fund managers greater flexibility by allowing them to focus primarily on investment considerations when buying and selling portfolio securities, rather than on cash flow requirements.

The funds do not intend to change their borrowing activities in response to the modification of the policy.

--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" SUBPROPOSAL 2c.
--------------------------------------------------------------------------------

SUBPROPOSAL 2D: TO AMEND THE FUNDAMENTAL POLICY ON MAKING LOANS.


We are proposing to adopt a revised policy on making loans that would read as follows:

--------------------------------------------------------------------------------
LOANS. The Fund may make loans to another person only as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.
--------------------------------------------------------------------------------

The 1940 Act prohibits a fund from lending money or other property to affiliated persons, which would include any Vanguard officer or employee. Vanguard, like many other fund families, has obtained an order from the SEC that permits one fund to loan money to (or borrow money from) an affiliated fund under conditions that ensure that the terms of the loan are fair to both funds.

Under the various current versions of the funds' fundamental policy on loans, the funds are permitted to lend money or other property primarily in four ways:
(1) by purchasing bonds and other fixed income instruments, (2) by entering into a repurchase agreement (which is economically equivalent to a short-term loan),
(3) by lending portfolio securities, and (4) through an interfund lending program permitted under the SEC order. All four practices are common for mutual funds. The funds currently engage in these lending practices in compliance with applicable law, and will continue to do so if the policy is amended as proposed.

The funds do not intend to change their lending activities in response to the modification of the policy.


--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" SUBPROPOSAL 2d.
--------------------------------------------------------------------------------

SUBPROPOSAL 2E: TO AMEND THE FUNDAMENTAL POLICY ON PURCHASING AND SELLING COMMODITIES.

We are proposing to adopt a revised policy on investing in commodities that would read as follows:

--------------------------------------------------------------------------------
COMMODITIES. The Fund may invest in commodities only as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.
--------------------------------------------------------------------------------

The term "commodity" typically describes physical products--agricultural crops such as wheat, corn, and soybeans; base metals such as copper and aluminum; precious metals such as gold and silver; and energy sources such as oil and natural gas. In the investment world, however, a commodity can also be an intangible financial product, the most common being a futures contract. The only commodities in which the funds typically might invest are financial ones, such as stock and bond futures contracts, stock and bond index futures contracts, foreign currencies, foreign currency forward contracts, and options on any of these. (One notable exception is Vanguard Precious Metals and Mining Fund, which is permitted to invest up to 20% of its assets directly in gold, silver, or other precious metal bullion or coins.)

The funds' existing commodities policies, which vary from fund to fund, are more restrictive than required by federal law and limit the funds in two respects. First, the funds currently are confined to specifically identified categories of financial instruments, such as futures contracts, currency contracts, and options. The identified categories do not cover all the types of instruments that could be considered commodities and do not cover instruments that may be available for investment in the future and that could assist a fund in meeting its objective.

Second, most funds' commodities policies restrict the extent to which the funds may invest in futures. Generally, the funds may use no more than a stated percentage (usually 5%) of total assets as an initial margin deposit for futures contracts and may invest no more than a stated percentage (usually 20%) of total assets in futures contracts and options. The first limitation originally derived from a Commodity Futures Trading Commission rule that is no longer in effect. The second limitation is not required by any law or regulation.

The 1940 Act and the Internal Revenue Code contain provisions that, as a practical matter, limit how much a mutual fund can invest in commodities. Under the 1940 Act, a fund must be engaged in the business of investing in securities. Commodities are not considered securities under the 1940 Act, and therefore a fund could not invest a majority of its assets in commodities. In addition, the Internal Revenue Code withholds a crucial tax benefit from funds that derive more than 10% of their gross income from "non-qualifying" sources; commodities, depending on how they are used, may be considered non-qualifying.


The funds do not intend to change their approach to investing in commodities in response to the modification of the policy.

SPECIAL NOTE FOR SHAREHOLDERS OF VANGUARD STAR FUND

As required by a 1985 SEC order, Vanguard STAR Fund, a "fund-of-funds," has a fundamental policy that prohibits it from investing in anything other than shares of underlying Vanguard funds. To date, this limitation has prohibited the STAR Fund from investing in any type of commodity, including stock and bond futures contracts, even though the SEC has permitted Vanguard's funds-of-funds to invest in such instruments since 2007. An updated commodities policy would enable the STAR Fund to use futures, in addition to shares of underlying funds, to obtain exposure to the stock and bond markets.

The ability to use futures will benefit the STAR Fund and its shareholders in two ways.

First, the use of futures will allow the STAR Fund to adhere more closely to its target asset allocation. The fund needs to periodically rebalance its holdings to maintain its target asset allocation, selling shares of one fund and buying shares of another. Investing in futures will facilitate the fund's ability to rebalance, particularly when securities markets become less liquid.


Second, the use of futures will allow the STAR Fund to remain fully invested in accordance with its investment strategies. Although it rarely happens, the STAR Fund occasionally may receive cash too late in the day to invest it in the underlying funds. When this happens, the cash cannot be invested until the underlying funds' next pricing time, typically 4 p.m., Eastern time, the next business day. If this cash could be invested in futures, the STAR Fund would be fully exposed to the market in accordance with its investment objectives.

--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" SUBPROPOSAL 2e.
--------------------------------------------------------------------------------

SUBPROPOSAL 2F: TO AMEND THE POLICY ON CONCENTRATING INVESTMENTS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES.

We are proposing to adopt revised policies on industry concentration that would read as set forth below. All funds with a current policy that requires concentration will continue to concentrate; all funds with a current policy that prohibits concentration will continue not to concentrate.

--------------------------------------------------------------------------------
o [For funds, other than index funds and money market funds, that do not concentrate.] The Fund will not concentrate its investments in the securities of issuers whose principal business activities are in the same industry.
o [For index funds that do not concentrate.] The Fund will not concentrate its investments in the securities of issuers whose principal business activities are in the same industry, except as may be necessary to approximate the composition of its target index.
o [For funds, other than money market funds, that concentrate.] The Fund will concentrate its investments in the securities of issuers whose principal business activities are in the [insert the industry indicated in the prospectus] industry group or industry.
o For the Prime Money Market Fund, Vanguard Variable Insurance Fund--Money Market Portfolio, and Market Liquidity Fund.] The Fund will concentrate its assets in the securities of issuers whose principal business activities are in the financial services industry. For the purposes of this policy, the financial services industry is deemed to include the group of industries within the financial services sector. In addition, the Fund reserves the right to concentrate its investments in government securities, as defined in the 1940 Act.
o [For all other money market funds.] The Fund will not concentrate its investments in the securities of issuers whose principal business activities are in the same industry, except that the Fund reserves the right to concentrate its investments in government securities, as defined in the 1940 Act, and certificates of deposit and bankers' acceptances issued by domestic banks (which may include U.S. branches of non-U.S. banks).
--------------------------------------------------------------------------------

The 1940 Act requires every mutual fund to have a fundamental investment policy regarding industry concentration, but does not define what it means to "concentrate" or what constitutes an "industry." The SEC staff has issued helpful guidance in this area:

o The SEC staff takes the position that a fund concentrates its investments if it invests more than 25% of its assets in any particular industry. (For this purpose investments do not include certain items such as cash, U.S. government securities, securities of other investment companies, and certain tax-exempt securities.)

o A mutual fund may select its own industry classifications so long as they are reasonable and the companies within a designated industry have similar primary economic characteristics.

o A fund generally cannot adopt a policy that allows it to concentrate or not concentrate based on what the advisor believes is in the best interests of shareholders. But a fund can have a policy that allows it to shift from unconcentrated to concentrated, or the reverse, if (1) the policy clearly indicates the specific conditions under which the fund will do so, or (2) the fund is a money market fund and reserves the ability to concentrate investments in U.S. government securities and certain instruments issued by domestic banks.

Because some Vanguard funds concentrate their investments, some do not, and some reserve the ability to do so, it is not possible to adopt a uniform industry concentration policy across all the funds. We are proposing to reduce the number of versions of the policy from 18 to five.

Three versions of the policy relate to funds other than money market funds: One is for funds that concentrate, one is for funds (other than index funds) that don't concentrate, and one is for index funds that don't concentrate. The version for index funds that don't concentrate contains an exception that permits a fund to concentrate as needed to track its target index. Currently, this exception applies to some but not all index funds. The revision would ensure that all index funds are able to invest in accordance with their stated investment objectives and strategies.

Two versions of the concentration policy relate to money market funds: One is for those that concentrate and one is for those that don't.

The Prime Money Market Fund, Vanguard Variable Insurance Fund--Money Market Portfolio, and Market Liquidity Fund already concentrate in securities of financial services companies, and the proposed policy is not a change from their existing policies. These three funds for many years have concentrated in such securities-- typically bank certificates of deposit and highly rated commercial paper. "Prime" money market funds (money market funds that are not designed to invest primarily in U.S. government instruments) commonly concentrate in securities of financial services companies because nonfinancial companies do not issue enough securities that are eligible for purchase by money market funds.

The proposed policy for the other Vanguard money market funds permits, but does not require, the funds to concentrate in instruments issued by U.S. banks. This policy is not a change from the existing policies of the funds. The funds historically have not purchased such instruments and do not intend to in the future. In any event, funds with names that connote investment in tax-exempt, U.S. Treasury, or federal money market instruments generally would not be able to concentrate in instruments issued by U.S. banks.

The funds do not intend to change how they invest in response to the modification of the concentration policy.
--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" SUBPROPOSAL 2f.
--------------------------------------------------------------------------------


SUBPROPOSAL 2G: TO ELIMINATE OUTDATED FUNDAMENTAL POLICIES NOT REQUIRED BY LAW.

WHAT FUNDAMENTAL POLICIES ARE THE FUNDS PROPOSING TO ELIMINATE?

The uniform policies we are proposing to adopt include only those policies that the 1940 Act requires. This will result in the elimination of existing fundamental policies not required by law. As a practical matter, the elimination of these policies is not expected to change how the funds operate or invest, nor is it expected to change the risk profile of any of the funds. Many of the policies relate to instruments or strategies that the funds do not use today and do not expect to use in the future.

We propose to eliminate policies that deal with:

o    Investing in illiquid securities.
o    Investing in a company for the purpose of controlling its management.
o    Purchasing securities on margin or selling securities short.
o Investing in oil, gas, or other mineral exploration or development programs.
o    Pledging, mortgaging, or hypothecating fund assets.
o    Purchasing and selling put and call options and warrants.
o    Engaging in arbitrage.
o    Investing in unseasoned companies.

o    Investing in assessable securities.
o Investing in securities if certain persons associated with the fund own more than specified amounts of the same security.
o Investing in securities other than municipal securities (applicable only to certain municipal bond funds).
o Engaging in transactions with certain persons associated with the fund (applicable only to Balanced Index Fund).

Even after the unnecessary policies are eliminated, the funds will still be limited in regard to many of the activities covered by the policies. For example, federal law limits the degree to which a fund may invest in illiquid securities, sell securities short, purchase securities on margin, pledge fund assets, and purchase options.

More important, investors will always know how their funds invest because a fund must disclose this information in its prospectus and Statement of Additional Information (SAI). Thus, any fund that intends to devote a material percentage of its assets (typically 5% or more) to a particular type of investment or strategy must clearly disclose this fact. Additional risk disclosure is required if those investments or strategies change the risk profile of the fund. The prospectus and SAI for every Vanguard fund is available without cost online at Vanguard.com or by calling Vanguard toll free.

WHY ELIMINATE THESE POLICIES?

As noted above, the 1940 Act requires a fund to adopt fundamental policies with respect to specific types of activities. Most Vanguard funds have adopted fundamental policies covering activities beyond those specified in the 1940 Act. Many of these unnecessary policies were adopted to satisfy state regulatory requirements. In 1996, Congress preempted the states from imposing such requirements.

By eliminating unnecessary fundamental policies, the funds will be able to avoid the costs and delays associated with a shareholder meeting if, in the future, the board decides that fund shareholders would benefit from a change in tactics or strategies now governed by those policies. Eliminating unnecessary fundamental policies also will allow the funds to respond more quickly to regulatory and market changes. Finally, eliminating unnecessary fundamental policies, which vary greatly from fund to fund, is an important step in creating uniform fundamental policies for all Vanguard funds and realizing the administrative efficiencies that are expected to result from that uniformity.

--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2g.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PROPOSAL 3--
A SHAREHOLDER PROPOSAL TO INSTITUTE PROCEDURES TO PREVENT HOLDING
INVESTMENTS IN COMPANIES THAT, IN THE JUDGMENT OF THE BOARD, SUBSTANTIALLY CONTRIBUTE TO GENOCIDE OR CRIMES AGAINST HUMANITY, THE MOST EGREGIOUS VIOLATIONS OF HUMAN RIGHTS.

> This proposal applies to the following Vanguard funds: 500
Index Fund, Emerging Markets Stock Index Fund, Energy Index Fund, Equity Income Fund, European Stock Index Fund, Explorer Fund, Extended Market Index Fund, Global Equity Fund, Growth Index Fund, Health Care Fund, Intermediate-Term Tax-Exempt Fund, International Growth Fund, LifeStrategy Moderate Growth Fund, Mid-Cap Index Fund, Pacific Stock Index Fund, Precious Metals and Mining Fund, Prime Money Market Fund, PRIMECAP Fund, PRIMECAP Core Fund, REIT Index Fund, Short-Term Bond Index Fund, Short-Term Treasury Fund, Small-Cap Growth Index Fund, STAR Fund, Tax-Exempt Money Market Fund, Total Bond Market Index Fund, Total International Stock Index Fund, Total Stock Market Index Fund, Value Index Fund, and Windsor Fund.
--------------------------------------------------------------------------------

Certain shareholders of the funds identified above have advised the funds that they intend to present the following shareholder proposal at the meeting.

For the reasons set forth after the proposal, the board of trustees recommends a vote "AGAINST" the proposal. No fund is responsible for the contents of the proposal or the supporting statements. A fund will provide the names, addresses, and shareholdings (to the fund's knowledge) of the proponents of a shareholder proposal, to shareholders of that fund, if they write to the funds' secretary at the following address: Heidi Stam, V26, The Vanguard Group, Inc., P.O. Box 2600, Valley Forge, PA 19482-2600 or call 1-800-822-8978, or you can send your request by e-mail to 2009proxy@vanguard.com.

THE PROPONENTS SUBMITTED THE FOLLOWING PROPOSAL:


WHEREAS:

Vanguard portfolio managers make investment decisions based on financial and legal considerations while seeming to ignore other issues. Even in the face of the most egregious violations of human rights, such as genocide, Vanguard has released no policy to prevent investments that help fund or support such human rights violations.

Ordinary individuals, through their investments in Vanguard, may inadvertently invest in companies funding genocide because of investment decisions made on their behalf by Vanguard. With no policy to prevent these problem investments, Vanguard may at any time increase its holdings or involve new funds in such problem investments.

We believe that this problem is not merely theoretical, since many mutual funds are large holders of PetroChina, which, through its closely related parent, China National Petroleum Company, is providing funding that the Government of Sudan uses to conduct genocide in Darfur.

We believe that in the face of the most extreme human rights crises investors share responsibility to act, individually and collectively, in addition to the role and responsibility of governments.

We believe that investors do not want their pensions and family savings connected to genocide. In KRC Research's 2007 study, 71% of respondents said companies should take extreme cases of human rights abuses, such as genocide, into account rather than base investment decisions solely on economic criteria. Further, over 150,000 people have objected to financial firms about such problem investments. Reasonable people may disagree about what constitutes socially responsible investing, but few people want their savings to be complicit in genocide.

We believe that negative publicity resulting from the many national press reports and widespread consumer protests can damage the company's reputation, hurt employee morale, increase its cost to acquire customers, and reduce the shareholder base for distributing expenses, all of which can negatively impact Vanguard shareholders.

We see no compelling reason to invest in companies that fund genocide. We believe there are ample competitive alternatives and flexibility of investment choices, even with index funds. As noted by Gary Brinson's classic study, investment returns are affected much more by asset allocation than individual security selections, so avoiding a small number of problem companies need not result in any significant effect on performance.

Investor pressure has proven effective in influencing foreign governments. The campaign against Talisman Energy contributed to the January 2005 Comprehensive Peace Agreement between Khartoum and South Sudan.

RESOLVED:

Shareholders request that the board institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.

DISCUSSION:

In addition to preventing future investments in problem companies, the proposal calls for corrective action to address existing investments in problem companies. If the fund can effectively influence the problem company's management, then this may be an appropriate action. If not, the security should be sold.

THIS CONCLUDES THE PROPONENTS' STATEMENT REGARDING THE PROPOSAL.

THE TRUSTEES' RESPONSE TO THE SHAREHOLDER PROPOSAL AND RECOMMENDATION

The trustees of the funds recommend that you vote against the proposal because it calls for procedures that duplicate existing practices and procedures of the Vanguard funds.

The trustees believe that Vanguard funds should be managed to maximize returns in order to help shareholders meet their financial goals. Although the trustees also believe that mutual funds are not optimal agents to address social change, they acknowledge that there may be instances when it is appropriate to assess such issues. Accordingly, the trustees directed Vanguard to implement a formal procedure for regular reporting to the trustees on portfolio companies whose direct involvement in crimes against humanity or patterns of egregious abuses of human rights would warrant engagement or potential divestment. The trustees recognize that their collective judgment regarding these issues and specific companies may differ from that of special interest groups or other institutions with which the trustees are associated.

This procedure complements Vanguard's existing practices. As part of their oversight responsibilities, the trustees have historically considered important social issues. Also, in recognition that some individuals consider social issues when selecting investments, the trustees in 2000 authorized the development of Vanguard FTSE Social Index Fund, which screens companies on social, human rights, and environmental criteria.

Vanguard's procedure applies to all 157 funds and is substantially identical to the shareholder proposal submitted for 30 funds, which if adopted, would simply result in a duplicate procedure.

The trustees sincerely hope that the international community can resolve through political and diplomatic means the important issues that concern the advocates of this proposal.

For more information on Vanguard's position on social concerns and investing, please visit www.vanguard.com. Select "About Vanguard," then select "Proxy Voting," and then select "Vanguard's view: Social concerns and investing."

--------------------------------------------------------------------------------
EACH FUND'S BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.
--------------------------------------------------------------------------------

PART III
INFORMATION ON THE FUNDS' INDEPENDENT ACCOUNTANTS


Selection of PricewaterhouseCoopers as Independent Accountants. The independent trustees of each Vanguard fund have selected PricewaterhouseCoopers LLP (PwC) as independent accountants to audit and certify the funds' financial statements.

In addition to serving as independent accountants, PwC has provided limited nonaudit services (primarily tax and assurance services) to both the Vanguard funds and The Vanguard Group, Inc. The independent trustees carefully considered these nonaudit services when evaluating PwC's independence for purposes of its selection as the funds' independent accountants. In a letter to the funds' audit committee dated January 7, 2009, PwC confirmed its status as independent accountants with respect to the Vanguard funds within the meaning of the federal securities laws.

PwC Audit Reports. PwC's audit report for each Vanguard fund's last two most recently ended fiscal years did not contain any adverse opinions or disclaimers of opinion, nor did PwC qualify or modify such reports as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between any of the Vanguard funds and PwC in three key areas--(1) accounting principles and practices, (2) financial statement disclosures, and (3) audit scope and procedures--that, if not resolved to PwC's satisfaction, would have caused the accountants to reference the matter in their audit reports.

FUND-RELATED AUDIT FEES PAID TO PWC. The Vanguard funds are organized under 37 separate trusts, each of which paid PwC the approximate amount shown in the table below as audit fees for the trust's last two most recently ended fiscal years. Please refer to Part V for the name of the trust to which each Vanguard fund belongs.

                                                                      AUDIT FEES
                                                            --------------------
TRUST                                                         2008         2007
--------------------------------------------------------------------------------
Vanguard Admiral Funds                                     $15,480      $15,260
--------------------------------------------------------------------------------
Vanguard Bond Index Funds                                  109,700      107,800
--------------------------------------------------------------------------------
Vanguard California Tax-Free Funds                          57,560       55,010
--------------------------------------------------------------------------------
Vanguard Chester Funds                                     173,120      164,240
--------------------------------------------------------------------------------
Vanguard CMT Funds                                          35,160       35,040
--------------------------------------------------------------------------------
Vanguard Convertible Securities Fund                        25,690       22,650
--------------------------------------------------------------------------------
Vanguard Explorer Fund                                      30,585       26,830
--------------------------------------------------------------------------------
Vanguard Fenway Funds                                       57,370       54,700
--------------------------------------------------------------------------------
Vanguard Fixed Income Securities Funds                     269,550      256,139
--------------------------------------------------------------------------------
Vanguard Florida Tax-Free Fund                              21,040       20,130
--------------------------------------------------------------------------------

                                                                     AUDIT FEES
                                                            --------------------
TRUST                                                         2008         2007
--------------------------------------------------------------------------------
Vanguard Horizon Funds                                     $90,330      $84,620
--------------------------------------------------------------------------------
Vanguard Index Funds                                       264,250      264,799
--------------------------------------------------------------------------------
Vanguard Institutional Index Funds                          63,060       63,220
--------------------------------------------------------------------------------
Vanguard International Equity Index Funds                  162,240      129,600
--------------------------------------------------------------------------------
Vanguard Malvern Funds                                      59,585       55,110
--------------------------------------------------------------------------------
Vanguard Massachusetts Tax-Exempt Funds                     20,480       19,590
--------------------------------------------------------------------------------
Vanguard Money Market Reserves                              39,920       42,100
--------------------------------------------------------------------------------
Vanguard Montgomery Funds                                   40,000           --
--------------------------------------------------------------------------------
Vanguard Morgan Growth Fund                                 22,980       21,930
--------------------------------------------------------------------------------
Vanguard Municipal Bond Funds                              137,580      134,260
--------------------------------------------------------------------------------
Vanguard New Jersey Tax-Free Funds                          36,520       34,880
--------------------------------------------------------------------------------
Vanguard New York Tax-Free Funds                            36,520       34,880
--------------------------------------------------------------------------------
Vanguard Ohio Tax-Free Funds                                35,960       34,340
--------------------------------------------------------------------------------
Vanguard Pennsylvania Tax-Free Funds                        36,520       34,880
--------------------------------------------------------------------------------
Vanguard Quantitative Funds                                 99,200       96,720
--------------------------------------------------------------------------------
Vanguard Specialized Funds                                 116,610      118,160
--------------------------------------------------------------------------------
Vanguard STAR Funds                                        100,030       93,520
--------------------------------------------------------------------------------
Vanguard Tax-Managed Funds                                 102,060       99,520
--------------------------------------------------------------------------------
Vanguard Treasury Fund                                      15,480       15,260
--------------------------------------------------------------------------------
Vanguard Trustees' Equity Fund                              44,300       42,260
--------------------------------------------------------------------------------
Vanguard Valley Forge Funds                                 29,020       28,380
--------------------------------------------------------------------------------
Vanguard Variable Insurance Funds                          305,630      300,879
--------------------------------------------------------------------------------
Vanguard Wellesley Income Fund                              19,640       18,730
--------------------------------------------------------------------------------
Vanguard Wellington Fund                                    29,510       18,230
--------------------------------------------------------------------------------
Vanguard Whitehall Funds                                    87,690       88,130
--------------------------------------------------------------------------------
Vanguard Windsor Funds                                      47,470       46,230
--------------------------------------------------------------------------------
Vanguard World Funds                                       359,375      268,930
--------------------------------------------------------------------------------
Total Audit Fees                                        $3,197,215   $2,946,956
--------------------------------------------------------------------------------


ALL OTHER FEES PAID TO PWC. For the years ended December 31, 2008, and December 31, 2007, PwC was paid approximately $360,030 and $250,557, respectively, for all nonaudit services rendered to the Vanguard funds, including tax compliance services and SEC registration statement procedures. For those same two years, PwC was paid approximately $774,890 and $511,400, respectively, for nonaudit services provided to The Vanguard Group and certain of its affiliates. This amount includes services in connection with Vanguard's benefit plans and statements, transfer agent systems, tax reporting and documentation, and other business advisory services. No fees were paid to PwC by any Vanguard entity for design or implementation of financial information systems.

PART IV
MORE ON PROXY VOTING AND SHAREHOLDER MEETINGS

VOTES NEEDED TO ELECT TRUSTEES. Shareholders of funds that are part of the same trust will elect their trustees on a joint basis. (A list of funds and the trust of which each fund is a series is included in Part V of this proxy statement.) For each trust, the ten nominees receiving the highest number of affirmative votes cast at the meeting will be elected. A nominee will not be elected, however, if more votes are cast against than for him or her.


VOTES NEEDED TO APPROVE PROPOSALS 2-3. Shareholders of each fund will vote separately on each proposal applicable to that fund. For a proposal to pass for a fund, it must be approved by the lesser of (1) shares representing 67% or more of the fund's net assets voted, so long as shares representing more than 50% of the fund's net assets are present or represented by proxy, or (2) shares representing more than 50% of the fund's net assets.


PROXY SOLICITATION METHODS. The funds will solicit shareholder proxies in a variety of ways. All shareholders who are entitled to vote will receive these proxy materials either by mail or electronically (assuming that applicable requirements are met). In addition, Vanguard employees and officers may solicit shareholder proxies in person, by telephone, by mail, or over the Internet. The funds have also engaged the services of Computershare Fund Services (CFS) to assist in the solicitation of proxies for the shareholder meeting.


PROXY SOLICITATION COSTS. Each fund will pay all costs of soliciting proxies from its shareholders, including costs relating to the printing, mailing, and tabulation of proxies. CFS's solicitation costs for the funds are currently estimated to be approximately $539,000, and will be allocated across the funds proportionately, according to a fixed formula. By voting immediately, you can help your fund avoid the considerable expense of a second proxy solicitation.

QUORUM. Each fund must achieve a quorum in order for the shareholder meeting to go forward. This means that a majority of a fund's shares (or 25% in the case of Vanguard Market Neutral Fund) must be represented at the meeting, either in person or by proxy. All returned proxies count toward a quorum, regardless of how they are voted ("For," "Against," or "Abstain"). The funds will count abstentions and broker non-votes toward establishing a quorum and as votes "Against" proposals 2-3. (A broker non-vote is a proxy received from a broker who holds fund shares on behalf of an investor, but who does not have discretionary power to vote the shares on the investor's behalf, indicating that the broker has not received instructions from the investor on the matter at issue.) Signed, dated proxy cards and voting instruction cards returned to Vanguard without a choice indicated as to the applicable proposals shall be voted for proposals 1-2 and against proposal 3.

ADJOURNMENT. If a quorum is not present or represented at the shareholder meeting, either the chairman of the meeting (without a shareholder vote) or the holders of a majority of the votes present in person or by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented to a date not more than 120 days after the original record date. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.


REVOKING YOUR PROXY. Your latest vote is the one that counts. Therefore, you can revoke a prior proxy simply by voting again--over the Internet, with your proxy card or voting instruction card, or by toll-free telephone call. You can also revoke a prior proxy by writing to the funds' secretary at the following address: Heidi Stam, V26, The Vanguard Group, Inc., P.O. Box 2600, Valley Forge, PA 19482-2600, or by voting in person at the meeting. You may revoke your proxy at any time up until voting results are announced at the shareholder meeting.


SHAREHOLDER PROPOSALS. Any shareholder proposals to be included in the proxy statement for a fund's next meeting of shareholders must be received by the fund within a reasonable period of time prior to that meeting. None of the funds currently plans to hold a meeting of shareholders in 2010.

VOTING RIGHTS. Shareholders are entitled to cast one vote for each dollar of fund net assets owned on the record date and a fractional vote for each fractional dollar of net assets owned on that date.

NOMINEE ACCOUNTS. Upon request, the Vanguard funds will reimburse nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the funds' shares. Please submit invoices for our review to: Kimberly Lynch, V26, The Vanguard Group, Inc., P.O. Box 2600, Valley Forge, PA 19482-2600.

ANNUAL/SEMIANNUAL REPORTS. Each fund's most recent annual and semiannual reports to shareholders are available at no cost. To request a report, please call us toll-free at 1-800-662-7447, e-mail us at 2009proxy@vanguard.com, or write to us at P.O. Box 2600, Valley Forge, PA 19482-2600. The reports also are available at our website, www.vanguard.com. Participants in a company-sponsored 401(k) or other retirement plan administered by Vanguard should call us at 1-800-523-1188.

OTHER MATTERS. At this point, we know of no other business to be brought before the shareholder meeting. However, if any other matters do come up, we will use our best judgment to vote on your behalf. If you object to our voting other matters on your behalf, please tell us so in writing before the meeting.

THE VANGUARD GROUP, INC. Except as noted below, each of the Vanguard funds soliciting proxies is a member of The Vanguard Group, Inc. ("Vanguard"). Vanguard is owned jointly by the funds it oversees. Vanguard provides the funds--more than 157 distinct investment portfolios--with their corporate management, administrative, and distribution services on an at-cost basis.


Funds organized under Vanguard Institutional Index Funds are not members of Vanguard, although they are administered by and pay fees to Vanguard for management, advisory, marketing, accounting, transfer agency, and other services.

PART V

FUND AND INVESTMENT ADVISOR INFORMATION

This section includes a list of the names and addresses of all of the Vanguard funds' investment advisors.

Advisor Address
--------------------------------------------------------------------------------
Acadian Asset Management LLC            One Post Office Square,
                                        Boston, MA 02109
--------------------------------------------------------------------------------

AllianceBernstein L.P.                  1345 Avenue of the Americas,
                                        New York, NY 10105
--------------------------------------------------------------------------------

Armstrong Shaw Associates Inc.          45 Grove Street, New Canaan, CT 06840
--------------------------------------------------------------------------------

AXA Rosenberg Investment                4 Orinda Way, Building E,
Management LLC                          Orinda, CA 94563
--------------------------------------------------------------------------------

Baillie Gifford Overseas Ltd.           Calton Square, 1 Greenside Row,
                                        Edinburgh, EH1 3AN, Scotland
--------------------------------------------------------------------------------

Barrow, Hanley, Mewhinney &             2200 Ross Avenue,
Strauss, Inc.                           31st Floor, Dallas, TX 75201
--------------------------------------------------------------------------------

Century Capital Management, LLC         100 Federal Street, Boston, MA 02110
--------------------------------------------------------------------------------

Chartwell Investment Partners, L.P.     1235 Westlakes Drive, Suite 400,
                                        Berwyn, PA 19312
--------------------------------------------------------------------------------

Donald Smith & Co., Inc.                152 West 57th Street, 22nd Floor,
                                        New York, NY 10019
--------------------------------------------------------------------------------

Edinburgh Partners Limited              12 Charlotte Square
                                        Edinburgh, EH2 4DJ, Scotland
--------------------------------------------------------------------------------

Frontier Capital Management Co., LLC    99 Summer Street, Boston, MA 02110
--------------------------------------------------------------------------------

Granahan Investment Management, Inc.    275 Wyman Street, Suite 270,
                                        Waltham, MA 02451
--------------------------------------------------------------------------------

Hansberger Global Investors, Inc.       401 East Las Olas Boulevard, Suite 1700,
                                        Fort Lauderdale, FL 33301
--------------------------------------------------------------------------------

Hotchkis and Wiley Capital              725 South Figueroa Street, 39th Floor,
Management, LLC                         Los Angeles, CA 90017
--------------------------------------------------------------------------------

Jennison Associates LLC                 466 Lexington Avenue, New York, NY 10017
--------------------------------------------------------------------------------

Kalmar Investment Advisers              Barley Mill House, 3701 Kennett Pike,
                                        Wilmington, DE 19807
--------------------------------------------------------------------------------

Lazard Asset Management LLC             30 Rockefeller Plaza, New York, NY 10112
--------------------------------------------------------------------------------

M&G Investment Management Limited       Laurence Pountney Hill,
                                        London, EC4R OHH, England
--------------------------------------------------------------------------------

Marathon Asset Management LLP           Orion House, 5 Upper St. Martin's Lane,
                                        London, WC2H 9EA, England
--------------------------------------------------------------------------------

Mellon Capital Management Corporation   50 Fremont Street, Suite 3900,
                                        San Francisco, CA 94105
--------------------------------------------------------------------------------

Oaktree Capital Management, L.P.        333 South Grand Avenue, 28th Floor,
                                        Los Angeles, CA 90071
--------------------------------------------------------------------------------

Advisor Address
--------------------------------------------------------------------------------
PRIMECAP Management Company             225 South Lake Avenue, Suite 400,
                                        Pasadena, CA 91101
--------------------------------------------------------------------------------

Schroder Investment Management          875 Third Avenue, 22nd Floor,
North America Inc.                      New York, NY 10022
--------------------------------------------------------------------------------

Schroder Investment Management          31 Gresham Street,
North America Ltd.                      London, EC2V 7QA, England
--------------------------------------------------------------------------------

The Vanguard Group, Inc.                P.O. Box 2600, Valley Forge, PA 19482
--------------------------------------------------------------------------------

Wellington Management Company, LLP      75 State Street, Boston, MA 02109
--------------------------------------------------------------------------------

William Blair & Company, L.L.C.         222 West Adams Street, Chicago, IL 60606
--------------------------------------------------------------------------------

VANGUARD FUND INFORMATION

This section provides certain required information for each of the Vanguard(R) funds. The funds appear in alphabetical order and all information presented is as of December 31, 2008. The year in parentheses is the fund's year of inception. Among other things, we list the trustee nominees' beneficial ownership of each fund's shares based on certain dollar ranges. All trustees allocate personal assets among the Vanguard funds according to their own investment needs. In the aggregate, the trustees own over $100,000 in shares of all Vanguard funds. As a group, each fund's trustees and officers own less than 1% of the outstanding shares of that fund. As we explained earlier in this statement, Mr. Brennan is the only interested trustee of the Vanguard funds. All other trustees are independent of Vanguard and the Vanguard funds.

Vanguard(R) 500 Index Fund (1976)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $74,886,029,979 and 939,714,427 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN,
     over  $100,000;  HEISEN,  over  $100,000;  MCNABB,   $50,001-$100,000;
     RANKIN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        6.61%
                                Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal                          Charles Schwab & Co.,        12.53%
Shares:                         Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National                     15.12%
                                Financial Services Corp.,
                                New York, NY
------------------------------- ---------------------------- -------------------



Vanguard(R) Admiral Treasury Money Market Fund (1992)
o    A series of Vanguard Admiral Funds(R).
o    Advised by The Vanguard Group, Inc.
o    Net assets of $27,007,297,116 and 27,011,949,601 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: None

Vanguard(R) Asset Allocation Fund (1988)
o    A series of Vanguard Malvern Funds.
o    Advised by Mellon Capital Management Corporation.
o    Net assets of $8,490,620,297 and 419,327,898 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard LifeStrategy        16.83%
                                Conservative Growth Fund,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard LifeStrategy        20.75%
                                Growth Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard LifeStrategy        5.74%
                                Income Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard LifeStrategy        24.98%
                                Moderate Growth
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------



Vanguard(R) Balanced Index Fund (1992)
o    A series of Vanguard Valley Forge Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,426,948,062 and 448,293,452 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, $50,001-$100,000; VOLANAKIS, $1-$10,000. o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments         13.06%
                                Institutional Operations
                                Co. Inc. (FIIOC) Agent
                                Certain Employee Benefits
                                Plans, Covington,  KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                TIAA-CREF as agent for JP    8.74%
                                Morgan Chase Bank
                                Retirement, Brooklyn, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Minnesota State Deferred     5.91%
                                Compensation.  Plan,
                                Englewood,  CO
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National  Financial          5.69%
                                Service LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank & Trust    6.80%
                                Co., Kansas City, MO
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank & Trust    7.76%
                                Co., Trustee
                                FBO Sun  Microsystems
                                Inc. Tax Deferred
                                Retirement  Savings,
                                Westwood,  MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank NA, FBO     5.09%
                                Safeco 401(k)/PSRP,
                                Minneapolis, MN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Vanguard Charitable          9.83%
                                Endowment Plan, Moderate
                                Growth Select
                                Custodian Account, Valley
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Chevron Employee Savings     27.95%
                                Investment Plan,
                                San Ramon, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                BHP USA                      6.40%
                                Retirement Savings Plan,
                                Houston, TX
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Chevron Deferred Executive   8.72%
                                Plans,
                                San Ramon, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Georgia-Pacific  LLC         9.74%
                                401(k)  Retirement
                                Savings Plan,  Atlanta,  GA
------------------------------- ---------------------------- -------------------





Vanguard(R) California Intermediate-Term Tax-Exempt Fund (1994)
o    A series of Vanguard California Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $4,359,719,028 and 424,178,267 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles                      11.01%
                                Schwab & Co. Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Services  6.47%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab &             10.32%
                                Co. Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------

Vanguard(R) California Long-Term Tax-Exempt Fund (1986)
o    A series of Vanguard California Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,653,751,007 and 261,024,067 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   20.24%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.85%
                                Services Corp., New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) California Tax-Exempt Money Market Fund (1987)
o    A series of Vanguard California Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,142,328,541 and 7,143,984,226 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.


Vanguard(R) Capital Opportunity Fund (1995)
o    A series of Vanguard Horizon Funds(R).
o    Advised by PRIMECAP Management Company.
o    Net assets of $5,510,302,250 and 196,256,544 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; HEISEN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Bank of New York State       5.04%
                                Deferred Compensation
                                Plan, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ohio Public Employees        5.65%
                                Deferred Compensation
                                Plan, Columbus, OH
------------------------------- ---------------------------- -------------------
42

Vanguard(R) Capital Value Fund (2001)
o    A series of Vanguard Malvern Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $276,000,583 and 54,180,780 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Diversified         16.22%
                                Equity Fund, Valley Forge,PA
------------------------------- ---------------------------- -------------------

Vanguard(R) Consumer Discretionary Index Fund (2005)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $100,346,376 and 3,130,932 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Darrell D. Giffin, San       15.47%
                                Diego, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Earle S.                     11.33%
                                Colman & Takako S. Colman
                                Trust, Ventura, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                James D. Von Suskil,         13.80%
                                Houston, TX
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Jeanne Leszczynski,          6.56%
                                Needham Heights, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Joseph T.                    12.85%
                                Pishkur, Whiting, IN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                L. Peter Temple Trustee,     12.69%
                                Ruth Chaskel Trust,
                                Kennett Square, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Michael R. Matty,            14.95%
                                Longmeadow, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Sam E. Moussa, Tucson, AZ    11.03%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     First Clearing LLC           33.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.    8.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                UBS Financial Services, LLC  7.20%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     6.60%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Credit Suisse First          6.50%
                                Boston, LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                PNC Bank, N.A.               6.4%
------------------------------- ---------------------------- -------------------

Vanguard(R) Consumer Staples Index Fund (2004)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $593,689,220 and 10,682,304 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Strafe & Co. FBO Butler      9.77%
                                EQ, Westerville, OH
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     First Clearing, LLC          15.40%%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           14.50%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        11.00%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   10.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     10.60%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 9.10%
------------------------------- ---------------------------- -------------------

Vanguard(R) Convertible Securities Fund (1986)
o    A series of Vanguard Convertible Securities Fund.
o    Advised by Oaktree Capital Management, LLC.
o    Net assets of $867,091,899 and 92,786,387 outstanding shares.
o    Nominees who own shares of this fund: PEROLD, Over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   15.70%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------




Vanguard(R) Developed Markets Index Fund (2000)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $2,328,205,624 and 321,185,618 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co Inc.,    12.86%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.38%
                                Services LLC, New
                                    York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Chevron Employee Savings     14.54%
                                Investment Plan, San
                                Ramon, CA
------------------------------- ---------------------------- -------------------


Vanguard(R) Diversified Equity Fund (2005)
o    A series of Vanguard Trustees' Equity Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $849,054,226 and 63,265,890 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Dividend Appreciation Index Fund (2006)
o    A series of Vanguard Specialized Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,099,655,999 and 41,369,665 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab &             28.36%
                                Co. Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Marshall & Ilsley Trust      6.88%
                                Co., FBO CUNA,
                                Milwaukee, WI
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           18.35%
                                Services LLC , New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co.,        18.80%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce,       14.90%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Northern Trust Company   10.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.60%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing, LLC                8.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     7.60%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Morgan Stanley Dean          5.40%
                                Witter, Inc.
------------------------------- ---------------------------- -------------------



Vanguard(R) Dividend Growth Fund (1992)
o    A series of Vanguard Specialized Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $1,778,144,862 and 158,881,716 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   8.11%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.78%
                                Services Corp., New York, NY
------------------------------- ---------------------------- -------------------



Vanguard(R) Emerging Markets Stock Index Fund (1994)
o    A series of Vanguard International Equity Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $12,830,752,793 and 710,212,891 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; ELLIS, $50,001-$100,000; FULLWOOD, over $100,000; GUTMANN, over $100,000;
     HEISEN, $50,001- $100,000; MCNABB, over $100,000; PEROLD, over
     $100,000; RANKIN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Total               28.07%
                                International Stock Index
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Amica Mutual Insurance       7.20%
                                Company, Lincoln, RI
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Brown Brothers Harriman &    10.47%
                                Co, Jersey City, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                C. Fred Taylor & Erica S.    6.57%
                                Taylor, Irvine, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Rodger B. Dowdell, Jr. &     10.04
                                Linda A. Dowdell,
                                University Park, FL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co. Inc.,   19.65%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mars Deferred Comp. Plan,    5.57%
                                Mc Lean, VA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   12.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.10%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 9.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mellon Trust of New          7.10%
                                England, N.A.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     6.50%
                                Inc.
------------------------------- ---------------------------- -------------------

Vanguard(R) Energy Fund (1984)
o    A series of Vanguard Specialized Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $7,522,136,120 and 138,889,111 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                MA Charles Schwab & Co.      10.22%
                                Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                John Hancock Life            8.70%
                                Insurance Company
                                (U.S.A.), Boston, MA
------------------------------- ---------------------------- -------------------

Vanguard(R) Energy Index Fund (2004)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $636,702,889 and 10,696,242 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Pershing LLC                 18.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   14.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.60%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First Clearing, LLC          12.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citibank, N.A.               8.20%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             6.10%
------------------------------- ---------------------------- -------------------

Vanguard(R) Equity Income Fund (1988)
o    A series of Vanguard Fenway Funds.
o    Advised by Wellington Management Company, LLP; and The Vanguard Group, Inc.
o    Net assets of $3,604,625,743 and 178,015,022 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $1-$10,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co Inc.,    8.66%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   5.35%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) European Stock Index Fund (1990)
o    A series of Vanguard International Equity Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $16,884,930,318 and 754,574,589 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Total               41.32%
                                International Stock Index
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Developed Markets   14.78%
                                Index Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   5.64%
                                2025 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           MAC & Co. FBO Arizona        5.43%
                                Retirement System,
                                Pittsburgh, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard                     75.59%
                                Institutional Developed
                                Markets Index Fund, Valley
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co. Inc.,   28.34%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.89%
                                Services LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Rohm and                     7.50%
                                Haas Co. Employee Stock
                                Ownership & Savings Plan,
                                Philadelphia, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Pershing LLC                 12.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     10.60%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.    10.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank and        9.80%
                                Trust Company
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Morgan                       8.90%
                                Stanley DW Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.30%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                JPMorgan Chase Bank,         5.20%
                                National Association
------------------------------- ---------------------------- -------------------

Vanguard(R) Explorer(TM) Fund (1967)
o    A series of Vanguard Explorer Fund.
o Advised by AXA Rosenberg Investment Management LLC; Chartwell Investment Partners; Century Capital management, LLC; Granahan Investment Management, Inc.; Kalmar Investment Advisers; The Vanguard Group,
     Inc.; and Wellington Management Company, LLP.
o    Net assets of $6,531,172,845 and 158,241,704 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000;
     GUTMANN, $10,001-$50,000; RANKIN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard STAR Fund, Valley   9.94%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Fidelity Investments,        12.36%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch Pierce         5.26%
                                Fenner & Smith, Inc.,
                                Jacksonville, FL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Corporation,    6.63%
                                Trustee EDS 401(k) Plan,
                                Westwood, MA
------------------------------- ---------------------------- -------------------

Vanguard(R) Extended Duration Treasury Index Fund (2007)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $304,801,948 and 6,080,585 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Charles Schwab & Co. Inc.,   14.40%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Dingle & Co., Detroit, MI    13.06%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                MAC & Co., Pittsburgh, PA    11.64%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                MAC & Co., Pittsburgh, PA    12.06%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           21.15%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Merrill Lynch, Pierce        17.10%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.70%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 9.90%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        9.50%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.    9.00%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Stifle, Nicolaus & Company   8.40%
                                Incorporated
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Scottrade, Inc.              5.50%
------------------------------- ---------------------------- -------------------

Vanguard(R) Extended Market Index Fund (1987)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $8,941,687,261 and 382,529,925 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, $10,001-$50,000; GUTMANN, over $100,000; RANKIN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           MAC & Co., Pittsburgh, PA    7.39%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mercer Trust Company         5.28%
                                Abbott Labs Stock
                                Retirement Plan, Norwood,
                                MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           13.23%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal                          Charles Schwab & Co.,        5.42%
Shares:                         Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fed Ex Corporation           5.24%
                                Retirement Savings Plan,
                                Memphis, TN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Chevron Employee Savings     14.79%
                                Investment Plan, San
                                Ramon, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fed Ex Freight East          6.99%
                                Retirement Savings Plan,
                                Memphis, TN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   16.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           14.30%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 13.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                JPMorgan Chase Bank, N.A.    9.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mellon Trust of New          8.60%
                                England, N.A.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade                   5.70%
------------------------------- ---------------------------- -------------------



Vanguard(R) Federal Money Market Fund (1981)
o    A series of Vanguard Money Market Reserves.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $11,010,298,969 and 10,985,521,252 outstanding shares.
o    Nominees who own shares of this fund: VOLANAKIS, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Financials Index Fund (2004)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $424,138,930 and 18,563,711 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Pershing LLC                 17.50%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   12.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.00%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First Clearing,              10.00%
                                LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     8.00%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                UBS Financial Services LLC   5.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mellon Trust of New          5.30%
                                England, N.A.
------------------------------- ---------------------------- -------------------

Vanguard(R) Florida Long-Term Tax-Exempt Fund (1992)
o    A series of Vanguard Florida Insured Tax-Free Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $929,499,111 and 89,506,826 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   11.28%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.38%
                                Services Corp., New York,
                                 NY
------------------------------- ---------------------------- -------------------


Vanguard(R) FTSE All-World ex-US Index Fund (2007)
o    A series of Vanguard International Equity Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,622,974,725 and 122,377,416 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                CFA Institute Contingency    5.11%
                                Reserve, Charlottesville,
                                VA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Blue Cross and Blue Shield   7.68%
                                of Florida, Inc.,
                                Jacksonville, FL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Limit & Co., Kansas City,    8.36%
                                MO
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                MAC & CO. FBO Telephone &    6.80%
                                Data Systems, Pittsburgh,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Matlock Capital LLC.,        6.59%
                                Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Private Trust Company    5.13%
                                c/o M&T Bank, Oaks, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   25.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.70%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 9.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Northern Trust Company   5.10%
------------------------------- ---------------------------- -------------------

Vanguard(R) FTSE All-World ex-US Small Cap Index Fund (2009)
o    A series of Vanguard International Equity Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets and outstanding shares: N/A
o    Nominees who own shares of this fund: N/A
o Shareholders with 5% or more record and/or beneficial ownership of this fund: N/A

Vanguard(R) FTSE Social Index Fund (2000)
o    A series of Vanguard World Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $344,657,336 and 69,371,165 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $10,001-$50,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co Inc.,    7.69%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.30%
                                Services, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           ING National Trust,          8.20%
                                Windsor, CT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                MAC & Co., Pittsburgh, PA    6.65%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National                     12.59%
                                Financial Services, New
                                York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Preferred Professional       8.93%
                                Ins. Co., Omaha, NE
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of Utah, Tobacco       18.90%
                                Trust Fund, Salt Lake
                                City, UT
------------------------------- ---------------------------- -------------------



Vanguard(R) Global Equity Fund (1995)
o    A series of Vanguard Horizon Funds.
o Advised by Acadian Asset Management, Inc., Baillie Gifford Overseas Ltd., AllianceBernstean, L.P., and Marathon Asset Management Limited.
o    Net assets of $3,566,802,425 and 296,384,554 outstanding shares.
o    Nominees who own shares of this fund: HEISEN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                National Financial           5.26%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------

Vanguard(R) GNMA Fund (1980)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $29,153,385,844 and 2,742,208,768 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co Inc.,    15.28%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   7.95%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard STAR Fund, Valley   8.54%
                                Forge, PA
------------------------------- ---------------------------- -------------------

Vanguard(R) Growth and Income Fund (1986)
o    A series of Vanguard Quantitative Funds.
o    Advised by Franklin Portfolio Associates, LLC.
o    Net assets of $4,306,804,793 and 193,860,297 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Diversified         5.80%
                                Equity Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Fidelity Investments,        6.89%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank & Trust    13.49%
                                TR GlaxoSmithKline,
                                Quincy, MA
------------------------------- ---------------------------- -------------------


Vanguard(R) Growth Equity Fund (1992)
o    A series of Vanguard Fenway Funds.
o    Advised by Baillie Gifford Overseas Ltd., and Jennison Associates, LLC.
o    Net assets of $505,143,368 and 72,363,528 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $10,001-$50,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Growth Index Fund (1992)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $11,268,141,634 and 493,478,551 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        5.57%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.45%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co.,        24.71%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           13.52%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        10.54%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           7.18%
                                Program, Newton, MA
------------------------------- ---------------------------- -------------------
52

------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co.,        12.90%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             11.20%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     8.90%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank and        8.50%
                                Trust Company
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.30%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 8.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce,       7.70%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------



Vanguard(R) Health Care Fund (1984)
o    A series of Vanguard Specialized Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $18,543,150,298 and 288,202,480 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; HEISEN, $10,001-$50,000; MCNABB, over $100,000; RANKIN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles                      8.73%
                                Schwab & Co. Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------


Vanguard(R) Health Care Index Fund (2004)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $632,906,587 and 16,171,851 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Great West Casualty Co.,     5.68%
                                Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Old Republic Insurance       6.49%
                                Co., Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab &             18.80%
                                Co., Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 14.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     11.50%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        11.20%
                                Fenner & Smith
                                Incorporated
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.90%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             5.40%
------------------------------- ---------------------------- -------------------

Vanguard(R) High Dividend Yield Index Fund (2006)
o    A series of Vanguard Whitehall Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $316,249,454 and 13,437,965 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     National Financial Services  18.00%
                                LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab &             15.20%
                                Co., Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 14.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             7.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Edward D. Jones & Co.        6.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     6.00%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        6.00%
                                Fenner & Smith
                                Incorporated
------------------------------- ---------------------------- -------------------

Vanguard(R) High-Yield Corporate Fund (1978)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $6,963,119,643 and 1,616,872,543 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles                      10.67%
                                Schwab & Co. Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   7.85%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) High-Yield Tax-Exempt Fund (1978)
o    A series of Vanguard Municipal Bond Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $5,032,826,734 and 558,433,670 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles                      15.10%
                                Schwab & Co. Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   9.67%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Industrials Index Fund (2006)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $207,457,213 and 4,997,699 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Barry F. Kane & Anne B.      8.17%
                                Kane, Bald Head Island,
                                NC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Henry A. McKinnell,          29.84%
                                Jackson, WY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     First Clearing LLC           26.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        11.40%
                                Fenner & Smith
                                Incorporated
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   8.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Credit Suisse First Boston   8.00%
                                LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.50%
                                Services, LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     7.10%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 6.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                UBS Financial Services LLC   5.00%
------------------------------- ---------------------------- -------------------

Vanguard(R) Inflation-Protected Securities Fund (2000)
o    A series of Vanguard Bond Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $16,568,582,989 and 1,308,217,545 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   13.87%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   11.32%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab & Co. Inc.,   8.10%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   7.33%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        5.44%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           6.50%
                                Program, Needham, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Qualcomm Incorporated, San   6.10%
                                Diego, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Robertson Foundation,    5.02%
                                New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Information Technology Index Fund (2004)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $322,236,071 and 9,874,104 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Bowen David & Co., Boston,   6.45%
                                MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Christopher J. Velay &       14.26%
                                Barbara P. Robinson & Dan
                                McCarthy, Trust
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   16.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     15.80%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        10.80%
                                Fenner & Smith Incorporated
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 8.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                UBS Financial Services,      7.10%
                                LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.20%
                                Services LLC
------------------------------- ---------------------------- -------------------


Vanguard(R) Institutional Developed Markets Index Fund (2000)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $3,801,638,196 and 510,548,743 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Institutional Index Fund (1990)
o    A series of Vanguard Institutional Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $49,186,758,768 and 593,623,896 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        6.39%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   7.81%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Plus Shares:      Fidelity Investments,        9.26%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.44%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of Utah Educational    5.40%
                                Savings Plan, Salt Lake
                                City, UT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Local                    9.23%
                                Government Pensions,
                                Helsinki, Finland
------------------------------- ---------------------------- -------------------

Vanguard(R) Institutional Total Bond Market Index Fund (2002)
o    A series of Vanguard Institutional Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,437,194,103 and 144,312,127 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           NY College Savings           5.77%
                                Program, Newton, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           7.20%
                                Program, Newton, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           7.99%
                                Program, Newton, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of Utah Educational    6.80%
                                Savings Plan,
                                Salt Lake City, UT
------------------------------- ---------------------------- -------------------

Vanguard(R) Institutional Total Stock Market Index Fund (2001)
o    A series of Vanguard Institutional Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,736,453,847 and 392,038,732 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           BBH & Co., Custodian AFP     5.18%
                                Cuprum Fondo de Pensiones
                                TIPO, Jersey City, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity                     23.41%
                                Investments, Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Russell Sage Foundation,     8.59%
                                New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank & Trust    6.83%
                                Co. FBO GMAC Retirement
                                Savings Plan, Westwood, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank & Trust    6.95%
                                Co. FBO Temple-Inland
                                Retirement Trust, Boston,
                                MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Trustees of the          5.11%
                                University of PA FBO
                                Retirement Medical and
                                Death Benefit,
                                Philadelphia, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Washington Suburban          5.74%
                                Sanitary Commission
                                Employees Retirement Plan,
                                Laurel, MD
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Plus Shares:      College                      5.11%
                                Savings Plan of Nevada,
                                Boston, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           8.30%
                                Program, Newton,
                                MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           12.89%
                                Program, Newton,
                                MA
------------------------------- ---------------------------- -------------------

Vanguard(R) Intermediate-Term Bond Index Fund (1994)
o    A series of Vanguard Bond Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $8,621,288,774 and 767,889,689 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles                      8.28%
                                Schwab & Company, Inc, San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Services  8.55%
                                Corporation, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Little Co. of Mary           9.83%
                                Hospital & Health Care
                                Centers, Inc., Evergreen
                                Park, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                MAC & Co., Pittsburgh, PA    5.54%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Marshall & Ilsley Trust      11.87%
                                Company, Milwaukee, WI
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NA Bank & Co., Tulsa, OK     6.66%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Private Trust Company,   8.65%
                                FBO Suntrust Bank/Piedmont
                                Hospital, Oaks, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Sisters of Saint             5.16%
                                Dominic, Racine, WI
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank & Trust    8.64%
                                FBO American Red Cross
                                Savings Plan, Westwood, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                T. Rowe Price Retirement 8.77% Service Inc.,
                                Trustee for Clorox Company Cartersville 401(k)
                                Plan, Owings Mills, MD
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Texas Tech                   6.80%
                                University System,
                                Lubbock, TX
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co Inc.,    9.16%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Minnesota Mutual Life, St.   6.62%
                                Paul, MN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           14.97%
                                Services, New
                                York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Private Trust Company    5.21%
                                FBO First Tennessee Bank,
                                Oaks, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Merrill Lynch, Pierce        17.30%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab &             13.50%
                                Company, Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.60%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank, N.A.       7.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 6.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     5.80%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                UBS Financial Services, LLC  5.30%
------------------------------- ---------------------------- -------------------

Vanguard(R) Intermediate-Term Investment-Grade Fund (1993)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,056,449,852 and 797,761,832 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        16.09%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.09%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 National Financial           9.68%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Intermediate-Term Tax-Exempt Fund (1977)
o    A series of Vanguard Municipal Bond Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $19,371,096,458 and 1,520,823,899 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        24.15%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   13.84%
                                Corp., New
                                York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab & Co.,        10.11%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   5.70%
                                Corp., New
                                York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Intermediate-Term Treasury Fund (1991)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,820,787,807 and 644,058,061 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        7.86%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   8.15%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab & Co.,        5.18%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   8.43%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) International Explorer(TM) Fund (1996)
o    A series of Vanguard Whitehall Funds.
o    Advised by Schroder Investment Management North America Inc.
o    Net assets of $1,033,187,268 and 108,571,611 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        6.21%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------

Vanguard(R) International Growth Fund (1981)
o    A series of Vanguard World Fund.
o Advised by Baillie Gifford Overseas Ltd., M&G Investment Management Ltd., and Schroder Investment Management North America Inc.
o    Net assets of $10,749,926,402 and 713,088,905 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN, $1-$10,000; HEISEN, over $100,000; MCNABB, over $100,000; RANKIN, over
     $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard STAR                8.72%
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------

Vanguard(R) International Value Fund (1983)
o    A series of Vanguard Trustees' Equity Fund.
o Advised by AllianceBernstein L.P., Edinburgh Partners Limited, Hansberger Global Investors, Inc., and Lazard Asset Management LLC.
o    Net assets of $5,249,774,058 and 224,682,644 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000, GUTMANN, $1-$10,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Star Fund, Valley   12.71%
                                Forge, PA
------------------------------- ---------------------------- -------------------



Vanguard(R) Large-Cap Index Fund (2004)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,897,003,013 and 90,862,247 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        14.08%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Counsel Trust DBA Match      10.92%
                                FBO Plumbers Local Union
                                No. 1, 401(k) Savings
                                Plan, Pittsburgh, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments,        19.50%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           27.83%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Private Trust Company    5.89%
                                FBO USFS ID 655, Oaks, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Private Trust Company    8.36%
                                FBO Suntrust, Oaks, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Thomas F. Loeb, Trustee,     10.35%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------

------------------------------- ---------------------------- -------------------
Signal Shares:                  Ameritrade, Inc., Omaha, NE  6.38%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co.,        50.65%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Meadows Securities           9.92%
                                Company, Corning, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.20%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   24.90%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 12.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.10%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        5.40%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------


Vanguard(R) Lifestrategy(R) Conservative Growth Fund (1994)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $4,806,433,300 and 362,317,145 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Kaiser Permanente 401(k)     6.70%
                                Retirement Plan, Alameda,
                                CA
------------------------------- ---------------------------- -------------------


Vanguard(R) Lifestrategy(R) Growth Fund (1994)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $6,016,256,818 and 377,514,163 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $1-$10,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Lifestrategy(R) Income Fund (1994)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $1,639,386,403 and 134,971,716 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.
                                                                              61

Vanguard(R) Lifestrategy(R) Moderate Growth Fund (1994)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $7,201,996,927 and 478,797,695 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Limited-Term Tax-Exempt Fund (1987)
o    A series of Vanguard Municipal Bond Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $8,230,123,672 and 762,984,886 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        27.98%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           14.62%
                                Service Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab & Co.,        15.07%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.12%
                                Service Corp., New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Long-Term Bond Index Fund (1994)
o    A series of Vanguard Bond Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,055,526,866 and 243,851,120 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Dingle & Co., Detroit, MI    7.24%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Hoco Commerce Bank, N.A.,    12.79%
                                Kansas City, MO
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                JP Morgan Chase Bank, NA     22.50%
                                Trustee, The Travelers
                                Pension Trust, Saint Paul, MN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mitra & CO FBO 98,           7.99%
                                Milwaukee, WI
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   7.75%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Street Bank & Trust,         7.72%
                                Trustee for Johns Hopkins
                                Health System Retirement
                                Plan, Baltimore, MD
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Retirement Plan of       9.11%
                                Global Aerospace, Inc.,
                                Short Hills, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank,            5.34%
                                Minneapolis, MN
------------------------------- ---------------------------- -------------------

------------------------------- ---------------------------- -------------------
ETF Shares:                     UBS Financial Services,      16.20%
                                LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        10.40%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Company     10.20%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.70%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 7.90%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     6.40%
                                Inc.
------------------------------- ---------------------------- -------------------

Vanguard(R) Long-Term Investment-Grade Fund (1973)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $5,903,773,125 and 670,663,010 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard STAR Fund, Valley   35.67%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 MAC & Co., Pittsburgh, PA    9.00%
------------------------------- ---------------------------- -------------------


Vanguard(R) Long-Term Tax-Exempt Fund (1977)
o    A series of Vanguard Municipal Bond Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $6,137,764,213 and 606,024,045 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        12.47%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   8.68%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 National Financial Service   6.36%
                                Corp., New
                                York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Long-Term Treasury Fund (1986)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,997,006,894 and 298,047,624 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Variable Annuity Life        20.79%
                                Insurance Company,
                                Houston, TX
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Fidelity Investments,        9.44%
                                Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Managed Payout Distribution Focus Fund (2008)
o    A series of Vanguard Valley Forge Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $89,173,201 and 6,502,571 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Managed Payout Growth and Distribution Fund (2008)
o    A series of Vanguard Valley Forge Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $115,262,913 and 8,415,599 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Managed Payout Growth Focus Fund (2008)
o    A series of Vanguard Valley Forge Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $35,876,168 and 2,727,825 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Market Liquidity Fund (2004)
o    A series of Vanguard CMT Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $17,080,041,244 and 17,024,016,831 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Asset Allocation    7.70%
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Total Bond Market   5.89%
                                Index Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------


Vanguard(R) Market Neutral Fund (1998)
o    A series of Vanguard Montgomery Funds.
o    Advised by AXA Rosenberg Investment Management LLC.
o    Net assets of $89,779,564 and 8,079,303 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Managed Payout      12.06%
                                Distribution Focus Fund,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Managed Payout      16.17%
                                Growth and Distribution
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.,   11.43%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           16.98%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Private Trust Company,   5.50%
                                Oaks, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Charles Schwab & Co. Inc.,   5.38%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           13.81%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Samuel S. Fels Fund,         39.65%
                                Philadelphia, PA
------------------------------- ---------------------------- -------------------

Vanguard(R) Massachusetts Tax-Exempt Fund (1998)
o    A series of Vanguard Massachusetts Tax-Exempt Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $727,695,613 and 75,867,377 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                National Financial           7.44%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.,   9.61%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------


Vanguard(R) Materials Index Fund (2004)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $213,058,979 and 5,822,058 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Pershing LLC                 21.20%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab &             15.20%
                                Co., Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First                        10.10%
                                Clearing, LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.00%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             8.00%
------------------------------- ---------------------------- -------------------

Vanguard(R) Mega Cap 300 Growth Index Fund (2008)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $193,256,947 and 5,229,769 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           MAC & Co., FBO Credit        100.00%
                                Suisse, Pittsburgh, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Merrill Lynch, Pierce        26.30%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     9.70%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 9.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.20%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   7.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First National Bank of       7.40%
                                Omaha
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Bank of New York         6.50%
------------------------------- ---------------------------- -------------------

Vanguard(R) Mega Cap 300 Index Fund (2008)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $225,872,485 and 5,564,540 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           American Bar Association,    46.57%
                                Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First Union National Bank,   6.75%
                                Charlotte, NC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Middlesex Health Systems,    21.44%
                                Inc., Middletown, CT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Soka University of           10.64%
                                America, Aliso Viejo, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Middlesex Hospital       14.59%
                                Endowment Fund,
                                Middletown, CT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   23.90%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 14.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        13.70%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.60%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets,    7.40%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             6.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First National Bank of       6.40%
                                Omaha
------------------------------- ---------------------------- -------------------

Vanguard(R) Mega Cap 300 Value Index Fund (2008)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $168,374,078 and 4,405,767 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Ameritrade, Inc., Omaha, NE  74.59%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.,   24.86%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Merrill Lynch, Pierce        21.00%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.20%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 10.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     8.30%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First National Bank of       6.90%
                                Omaha
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   6.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank, N.A.       5.60%
------------------------------- ---------------------------- -------------------

Vanguard(R) Mid-Cap Growth Fund (1997)
o    A series of Vanguard Whitehall Funds.
o    Advised by Chartwell Investment Partners, and William Blair & Company, LLC.
o    Net assets of $822,999,568 and 74,096,222 outstanding shares.
o    Nominees who own shares of this fund: HEISEN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Diversified         5.08%
                                Equity Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Emerson Employee         7.89%
                                Savings Investment Plan,
                                Saint Louis, MO
------------------------------- ---------------------------- -------------------

Vanguard(R) Mid-Cap Growth Index Fund (2006)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $688,004,317 and 32,574,726 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                National Financial           5.49%
                                Services Corp., New
                                    York, NY
------------------------------- ---------------------------- -------------------

------------------------------- ---------------------------- -------------------
ETF Shares:                     State Street Bank and        20.30%
                                Trust Company
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup                    9.50%
                                Global Markets Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.10%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   8.00%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 6.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        5.80%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------

Vanguard(R) Mid-Cap Index Fund (1998)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $12,794,803,616 and 868,891,701 outstanding shares.
o    Nominees who own shares of this fund: GUTMANN, $1-$10,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        5.14%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.92%
                                Services Corp., New
                                York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        13.07%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.34%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College Savings           5.23%
                                Program, Newton, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co.,        12.95%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           14.22%
                                Services, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SAIC Retirement Plan, San    5.01%
                                Diego, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Bank of New York             22.40%,
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   14.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.00%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 10.50%
------------------------------- ---------------------------- -------------------



Vanguard(R) Mid-Cap Value Index Fund (2006)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $575,838,650 and 27,618,619 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co., Inc.   7.51%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments,        5.05%
                                Covington, KY
------------------------------- ---------------------------- -------------------

------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   15.90%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Bank of New York             11.00%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 10.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     10.00%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             9.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.90%
                                Services LLC
------------------------------- ---------------------------- -------------------


Vanguard(R) Morgan(TM) Growth Fund (1968)
o    A series of Vanguard Morgan Growth Fund.
o Advised by Frontier Capital Management Co., LLC; Kalmar Investment Advisers, Jennison Associates LLC, The Vanguard Group, Inc.; and Wellington Management Company, LLP.
o    Net assets of $5,964,126,391 and 417,300,054 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN, $1-$10,000; RANKIN, $10,001-$50,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard STAR Fund, Valley   17.48%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Fidelity Investments,        6.49%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments, for    6.27%
                                Raytheon EBP, Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Municipal Cash Management Fund (2004)
o    A series of Vanguard CMT Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,346,031,490 and 1,346,047,205 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholders
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Limited-Term        7.50%
                                Tax-Exempt Fund, Valley
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Long-Term           8.78%
                                Tax-Exempt Fund, Valley
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard                     71.85%
                                Tax-Exempt Money Market
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------




Vanguard(R) New Jersey Long-Term Tax-Exempt Fund (1988)
o    A series of Vanguard New Jersey Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,774,696,718 and 163,037,881outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   8.45%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   7.16%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) New Jersey Tax-Exempt Money Market Fund (1988)
o    A series of Vanguard New Jersey Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,040,732,113 and 3,037,294,726 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) New York Long-Term Tax-Exempt Fund (1986)
o    A series of Vanguard New York Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,554,434,605 and 250,273,174 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   10.70%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.81%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------



Vanguard(R) New York Tax-Exempt Money Market Fund (1997)
o    A series of Vanguard New York Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $4,699,293,795 and 4,687,500,206 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.



Vanguard(R) Ohio Long-Term Tax-Exempt Fund (1990)
o    A series of Vanguard Ohio Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $777,510,043 and 70,305,543 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   11.01%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   6.47%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) Ohio Tax-Exempt Money Market Fund (1990)
o    A series of Vanguard Ohio Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,057,033,241 and 1,055,893,857 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.



Vanguard(R) Pacific Stock Index Fund (1990)
o    A series of Vanguard International Equity Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $9,185,120,111 and 912,943,954 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Total               42.11%
                                International Stock Index,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Developed Markets   14.96%
                                Index Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   5.54%
                                2025 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Vanguard Institutional       76.84%
                                Developed Markets Index
                                Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co. Inc.,   24.33%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           18.82%
                                Services LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Rohm and Haas Co.,           7.71%
                                Philadelphia, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Pershing LLC                 13.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.10%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co. Inc.    11.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mellon Trust of New          8.10%
                                England, N.A.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Morgan                       7.00%
                                Stanley DW Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     6.40%
                                Inc.
------------------------------- ---------------------------- -------------------


Vanguard(R) Pennsylvania Long-Term Tax-Exempt Fund (1986)
o    A series of Vanguard Pennsylvania Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,408,195,011 and 234,693,957 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab               7.26%
                                & Co. Inc., San Francisco,
                                CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   6.06%
                                Corp., New
                                York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) Pennsylvania Tax-Exempt Money Market Fund (1988)
o    A series of Vanguard Pennsylvania Tax-Free Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,831,674,147 and 3,817,509,118 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Precious Metals and Mining Fund (1984)
o    A series of Vanguard Specialized Funds.
o    Advised by M&G Investment Management Limited.
o    Net assets of $1,757,451,224 and 148,787,024 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   5.03%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------

Vanguard(R) Prime Money Market Fund (1975)
o    A series of Vanguard Money Market Reserves.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $110,627,890,772 and 110,095,946,823 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000, HEISEN, over $100,000; PEROLD, $1-$10,000; RANKIN, over $100,000; VOLANAKIS, over
     $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments         7.60%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) PRIMECAP Fund (1984)
o    A series of Vanguard Chester Funds.
o    Advised by PRIMECAP Management Company.
o    Net assets of $21,974,039,643 and 487,320,907 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN, over $100,000; MCNABB, over $100,000; RANKIN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fed Ex Corporation           7.33%
                                Retirement Savings
                                Plan, Memphis, TN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Fidelity Investments         10.02%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) PRIMECAP Core Fund (2004)
o    A series of Vanguard Fenway Funds.
o    Advised by PRIMECAP Management Company.
o    Net assets of $2,681,164,431 and 299,495,165 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; HEISEN, over $100,000; MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles                      11.65%
                                Schwab & Co Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   5.03%
                                LLC, New York, NY
------------------------------- ---------------------------- -------------------



Vanguard(R) REIT Index Fund (1996)
o    A series of Vanguard Specialized Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $6,626,560,004 and 398,871,163 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   7.10%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.17%
                                Service, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Board of Trustees of the     6.25%
                                UMWA 1974 Pension Trust,
                                Washington DC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Civil Service Insurance      8.02%
                                Fund of Canton Zurich,
                                Switzerland
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments         9.31%
                                Institutional Operations
                                Co., Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                MAC & Co., Pittsburgh, PA    7.38%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank and        6.35%
                                Trust TR FBO AON
                                Corporation 401k Savings
                                Plan, North
                                Quincy, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Regents of the           7.61%
                                University of California,
                                Oakland, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co. Inc.,   18.08%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           19.67%
                                Service, Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------

------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   21.50%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           13.90%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                A.G. Edwards & Sons, Inc.    10.30%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 9.00%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank, N.A.       6.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             5.50%
------------------------------- ---------------------------- -------------------



Vanguard(R) Selected Value Fund (1996)
o    A series of Vanguard Whitehall Funds.
o    Advised by Barrow,  Hanley,  Mewhinney & Strauss,  Inc., and Donald Smith &
     Co.
o    Net assets of $2,281,620,645 and 192,432,972 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Short-Term Bond Index Fund (1994)
o    A series of Vanguard Bond Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $9,672,454,106 and 840,697,261 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab &             12.16%
                                Company, Inc, San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   13.07%
                                LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Company,    8.60%
                                Inc, San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments,        6.74%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National                     10.64%
                                Financial Service Corp.,
                                New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The University of South      10.45%
                                Florida, Tampa, FL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab &             20.30%
                                Company Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.30%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        8.70%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Morgan Stanley DW Inc.       8.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank, N.A.       6.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Bank of New York         5.60%
------------------------------- ---------------------------- -------------------
74

Vanguard(R) Short-Term Federal Fund (1987)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,530,715,379 and 324,310,309 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co Inc.,    10.08%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                John Hancock Life            18.21%
                                Insurance Company
                                (U.S.A.), Boston, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   10.81%
                                LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles                      6.20%
                                Schwab & Co Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National                     10.58%
                                Financial Service Corp.,
                                New York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) Short-Term Investment-Grade Fund (1982)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $17,742,783,209 and 1,829,686,699 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab &             10.63%
                                Co. Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.89%
                                Services LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard LifeStrategy        10.26%
                                Conservative Growth Fund,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard STAR Fund, Valley   13.32%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab &             5.32%
                                Co. Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National                     7.82%
                                Financial Service Corp.,
                                New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Charles Schwab &             19.31%
                                Co. Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Qualcomm Incorporated, San   75.44%
                                Diego, CA
------------------------------- ---------------------------- -------------------


Vanguard(R) Short-Term Tax-Exempt Fund (1977)
o    A series of Vanguard Municipal Bond Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $5,677,649,231 and 357,865,694 outstanding shares.
o    Nominees who own shares of this fund: MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Ameritrade, Inc., Omaha, NE  5.13%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co.,        29.44%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   12.70%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab &             12.55%
                                Co. Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.55%
                                Services LLC, New York,
                                NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Short-Term Treasury Fund (1991)
o    A series of Vanguard Fixed Income Securities Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,029,566,443 and 644,708,812 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co. Inc.,   15.82%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   12.39%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Georgia-Pacific LLC 401(k)   5.87%
                                Retirement Savings Plan,
                                Atlanta, GA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab & Co. Inc.,   10.29%
                                San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   5.28%
                                Corp., New York, NY
------------------------------- ---------------------------- -------------------


Vanguard(R) Small-Cap Growth Index Fund (1998)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,061,495,262 and 214,069,294 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co.,        7.08%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.11%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        39.43%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Patterson &                  8.68%
                                Co., Charlotte, NC
------------------------------- ---------------------------- -------------------

------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   14.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First Clearing, LLC          10.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank and        8.90%
                                Trust Company
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.10%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 7.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             6.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets,    6.30%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Bank of New York         5.30%
------------------------------- ---------------------------- -------------------

Vanguard(R) Small-Cap Index Fund (1960)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $10,435,388,072 and 485,212,356 outstanding shares.
o Nominees who own shares of this fund: GUTMANN, $1-$10,000; HEISEN, $50,001-$100,000; MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab & Co., San    6.95%
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.64%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        11.27%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           6.89%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College                   5.49%
                                Savings Program, Newton, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of Utah Educational    6.93%
                                Savings Plan, Salt Lake
                                City, UT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co., San    17.26%
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.62%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SAIC Retirement Plan, San    5.46%
                                Diego, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co.,        22.80%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.70%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 8.70%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Bank and        8.60%
                                Trust Company
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             8.30%
------------------------------- ---------------------------- -------------------

Vanguard(R) Small-Cap Value Index Fund (1998)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,711,932,296 and 296,828,174 outstanding shares.
o    Nominees who own shares of this fund: NONE
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Ameritrade, Inc., Omaha, NE  15.13%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co.,        5.50%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments,        7.01%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.65%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Corporation     6.89%
                                Westinghouse Savannah
                                River Co., Aiken, SC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   19.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing, LLC                13.20%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           12.40%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             8.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Bank of New York             6.60%
------------------------------- ---------------------------- -------------------


Vanguard(R) STAR(TM) Fund (1985)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $10,339,016,001 and 716,974,411 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Strategic Equity Fund (1995)
o    A series of Vanguard Horizon Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,323,111,230 and 285,305,973 outstanding shares.
o    Nominees who own shares of this fund: GUTMANN, $10,001-$50,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Strategic Small-Cap Equity Fund (2006)
o    A series of Vanguard Horizon Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $144,369,594 and 11,836,099 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $10,001-$50,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                BJC 401(k) Plan, Saint       7.65%
                                Louis, MO
------------------------------- ---------------------------- -------------------

Vanguard(R) Structured Broad Market Fund (2004)
o    A series of Vanguard Quantitative Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $202,098,874 and 6,346,967 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Hopke Partnership,           100.00%
                                Bethesda, MD
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
 Institutional Plus:            Mac & Co., Pittsburgh, PA    23.44%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of                     63.12%
                                Utah Land Permanent Trust
                                Fund, Salt Lake City, UT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of Utah State          13.44%
                                Post-Retirement Benefits
                                Trust, Salt Lake City, UT
------------------------------- ---------------------------- -------------------

Vanguard(R) Structured Large-Cap Equity Fund (2006)
o    A series of Vanguard Quantitative Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $472,187,376 and 17,063,096 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Blue Cross Blue Shield of    66.01%
                                Michigan,
                                Detroit, MI
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                FBOP Corporation Pension     9.36%
                                Plan, Park National Bank,
                                Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fifth Third Bank Custodian   7.60%
                                FBO Fiduciary Tech
                                Partners,
                                Cincinnati, OH
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank NA FBO      10.01%
                                Mayer Brown, Minneapolis,
                                MN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Plus Shares:      JP Morgan Chase Bank NA TR   18.75%
                                FBO Saudi Arabian Oil
                                Company, Austin, TX
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial Service   38.57%
                                Corp, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State of Utah Land           42.68%
                                Permanent Trust Fund, Salt
                                Lake City, UT
------------------------------- ---------------------------- -------------------

Vanguard(R) Structured Large-Cap Growth Fund (2006)
o    A series of Vanguard Quantitative Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $43,029,529 and 1,493,675 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           The Northern Trust Company   42.32%
                                Custodian FBO JIK INV II
                                LP, Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                The Northern Trust Company   57.68%
                                Custodian FBO MMK
                                Foundation, Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Plus Shares:      Mac & Co., Pittsburgh, PA    100%
------------------------------- ---------------------------- -------------------

Vanguard(R) Structured Large-Cap Value Fund (2005)
o    A series of Vanguard Quantitative Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $45,041,813 and 1,370,426 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Plus Shares:      The Northern Trust Company   100.00%
                                Trustee FBO Wisconsin
                                Energy, Chicago, IL
------------------------------- ---------------------------- -------------------



Vanguard(R) Target Retirement 2005 Fund (2003)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,555,636,838 and 160,473,211 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         6.32%
                                Institutional Operations
                                Co.Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2010 Fund (2006)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,290,739,053 and 129,845,127 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         9.91%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SAIC Retirement Plan, San    5.15%
                                Diego, CA
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2015 Fund (2003)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $7,051,344,895 and 737,014,734 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         7.50%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2020 Fund (2006)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,597,999,203 and 216,413,992 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         8.49%
                                Institutional Operations
                                Co.Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2025 Fund (2003)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $6,801,981,685 and 732,619,349 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         7.24%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2030 Fund (2006)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,218,368,077 and 141,936,360 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         9.28%
                                Institutional Operations
                                Co.Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2035 Fund (2003)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $4,351,183,028 and 469,244,580 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         7.42%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.08%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2040 Fund (2006)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,154,338,461 and 75,750,796 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         9.52%
                                Institutional Operations
                                Co.Inc., Covington, KY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2045 Fund (2003)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,191,574,712 and 228,217,211 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         5.93%
                                Institutional Operations
                                Co.Inc., Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.12%
                                Services, LLC, New York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Target Retirement 2050 Fund (2006)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $420,689,359 and 27,532,440 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Fidelity Investments         5.43%
                                Institutional Operations
                                Co. Inc., Covington, KY
------------------------------- ---------------------------- -------------------


Vanguard(R) Target Retirement Income Fund (2003)
o    A series of Vanguard Chester Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,864,158,497 and 195,571,244 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Tax-Exempt Money Market Fund (1980)
o    A series of Vanguard Municipal Bond Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $22,401,428,524 and 22,393,636,019 outstanding shares.
o Nominees who own shares of this fund: GUPTA, over $100,000; GUTMANN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Tax-Managed Balanced Fund (1994)
o    A series of Vanguard Tax-Managed Funds(R).
o    Advised by The Vanguard Group, Inc.
o    Net assets of $587,279,193 and 36,277,078 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Tax-Managed Capital Appreciation Fund (1994)
o    A series of Vanguard Tax-Managed Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,702,938,965 and 78,402,842 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN, over $100,000; MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Donaghy Sales Inc.,          9.89%
                                Fresno, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                FCCI Insurance Company,      5.34%
                                Sarasota, FL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Jezel Bezel Partners,        9.02%
                                Cranbury, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Peter R. Kemmerer & John     6.93%
                                C. Kemmerer Trustees,
                                Cranbury, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard National Trust      5.94%
                                Company, Valley Forge, PA
------------------------------- ---------------------------- -------------------

Vanguard(R) Tax-Managed Growth and Income Fund (1994)
o    A series of Vanguard Tax-Managed Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,885,602,479 and 64,583,379 outstanding shares.
o    Nominees who own shares of this fund: BRENNAN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Charles Schwab &             5.08%
                                Company Inc., San
                                Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Boler Investment Company     7.10%
                                LLC, Itasca, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Close Family Large Cap       7.98%
                                Equity Fund LLC,
                                Lancaster, SC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Donaghy Sales Inc.,          6.62%
                                Fresno, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Mac &                        8.80%
                                Company, Pittsburgh, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Northern Trust Company       14.34%
                                Custodian, Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pitcairn Trust Company,      6.03%
                                Jenkintown, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                President & Fellows          7.90%
                                of Harvard College
                                Trustee, Boston, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SEI Trust Company, Oaks, PA  17.32%
------------------------------- ---------------------------- -------------------

Vanguard(R) Tax-Managed International Fund (1999)
o    A series of Vanguard Tax-Managed Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $3,665,164,501 and 241,533,697 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000, MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Blue Cross and Blue Shield   21.63%
                                of Florida
                                Inc., Jacksonville, FL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           19.99%
                                Services LLC, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                President and Fellows of     13.77%
                                Harvard College Trustee,
                                Boston, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co.,        15.10%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Bank of New York             10.00%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 7.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           7.00%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Goldman, Sachs & Co.         6.40%
------------------------------- ---------------------------- -------------------

Vanguard(R) Tax-Managed Small-Cap Fund (1999)
o    A series of Vanguard Tax-Managed Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,360,412,097 and 78,031,607 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN, over $100,000; MCNABB, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:



------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           G. Kevin Bruce, Richmond,    8.00%
                                 VA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Jezel Bezel Partners,        10.10%
                                Cranbury, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Peter R. Kemmerer & John     7.72%
                                C. Kemmerer Trustees,
                                Cranbury, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pitcairn Trust Company,      5.41%
                                Jenkintown, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Selective Way Insurance      5.38%
                                Co., Parsippany, NJ
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                SK LLC, Boise, ID            7.42%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wendel & Company, New        32.06%
                                York, NY
------------------------------- ---------------------------- -------------------

Vanguard(R) Telecommunication Index Fund (2005)
o    A series of Vanguard World Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $159,030,369 and 3,803,867 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Brown Brothers Harriman &    12.30%
                                Co.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Credit Suisse First          9.00%
                                Boston, LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   9.00%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        8.60%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                JPMorgan Chase Bank, N.A.    7.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 7.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     6.50%
                                Inc.
------------------------------- ---------------------------- -------------------


Vanguard(R) Total Bond Market Index Fund (1986)
o    A series of Vanguard Bond Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $65,414,966,747 and 6,139,865,172 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard LifeStrategy        7.17%
                                Moderate Growth Fund,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   5.05%
                                2025 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target              8.79%
                                Retirement 2015 Fund,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments,        6.37%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           8.30%
                                Services, New York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Company,    10.58%
                                Inc, San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.30%
                                Services Corporation, New
                                York, NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Chevron Employees Savings    9.75%
                                Investment Plan, San
                                Ramon, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   17.50%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     13.20%
                                Inc
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.50%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citibank/Citigroup Private   6.80%
                                Bank/Trust
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 6.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        6.10%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------

Vanguard(R) Total Bond Market Index Fund II (2009)
o    A series of Vanguard Bond Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets and outstanding shares: N/A.
o    Nominees who own shares of this fund: N/A.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: N/A.

Vanguard(R) Total International Stock Index Fund (1996)
o    A series of Vanguard STAR Funds.
o    Advised by the fund's board of trustees.
o    Net assets of $17,746,164,489 and 1,618,427,255 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, $10,001-$50,000; GUTMANN, over $100,000; HEISEN, over $100,000, MCNABB, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Lifestrategy        5.26%
                                Growth Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------

Vanguard(R) Total Stock Market Index Fund (1992)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $81,919,172,393 and 3,536,471,658 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; HEISEN, over $100,000; MCNABB, over $100,000.
o    Shareholders  with 5% or more record  and/or  beneficial  ownership of this fund:
86

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Lifestrategy        7.62%
                                Growth Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Lifestrategy        6.42%
                                Moderage Growth Fund,
                                Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   5.12%
                                2020 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   7.92%
                                2035 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   9.01%
                                2015 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard Target Retirement   10.72%
                                2025 Fund, Valley Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab & Co.,        19.91%
                                Inc., San Francisco, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           13.66%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   25.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           14.30%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 12.00%
------------------------------- ---------------------------- -------------------


Vanguard(R) Total World Stock Index Fund (2008)
o    A series of Vanguard International Equity Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $314,064,209 and 11,598,656 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Clifford S. Asness,          18.42%
                                Greenwich, CT
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Northern Trust Co.,          43.05%
                                Trustee FBO JB DuPont FD,
                                Chicago, IL
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Union Bank Trustee Nominee   56.95%
                                FBO Carl Deutsch Business,
                                San Diego, CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     National Financial           21.00%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles Schwab & Co., Inc.   20.50%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 18.60%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             7.20%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        5.30%
                                Fenner & Smith
------------------------------- ---------------------------- -------------------


Vanguard(R) Treasury Money Market Fund (1983)
o    A series of Vanguard Treasury Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $8,312,306,207 and 8,290,707,070 outstanding shares.
o    Nominees who own shares of this fund: PEROLD, $1-$10,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) U.S. Growth Fund (1959)
o    A series of Vanguard World Funds.
o    Advised by AllianceBernstein L.P., and William Blair & Company, LLC.
o    Net assets of $3,236,968,563 and 226,879,300 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; MCNABB, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard Diversified         5.08%
                                Equity Fund, Valley Forge,
                                PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Vanguard STAR Fund, Valley   27.61%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 State Street Bank & Trust    6.99%
                                Trustee, GlaxoSmithKline
                                RSP, Quincy, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                State Street Corporation     20.26%
                                Trustee, EDS 401(k) Plan,
                                Westwood, MA
------------------------------- ---------------------------- -------------------

Vanguard(R) U.S Value Fund (2000)
o    A series of Vanguard Malvern Funds.
o    Advised by AXA Rosenberg Investment Management LLC.
o    Net assets of $526,925,150 and 66,069,704 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Utilities Index Fund (2004)
o    A series of Vanguard World Funds. Inc.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $368,786,015 and 7,348,933 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Pershing LLC                 16.40%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                First Clearing, LLC          12.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Charles                      11.00%
                                Schwab & Co., Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           10.10%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Merrill Lynch, Pierce        6.90%
                                Fenner & Smith Incorporated
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets,    5.90%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Wells Fargo Bank, N.A.       5.60%
------------------------------- ---------------------------- -------------------

Vanguard(R) Value Index Fund (1992)
o    A series of Vanguard Index Funds.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $8,674,069,764 and 456,135,507 outstanding shares.
o    Nominees who own shares of this fund: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:


------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab &             8.12%
                                Co., Inc., San Francisco,
                                CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           5.42%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Institutional Shares:           Fidelity Investments as      7.37%
                                agent for Microsoft
                                Savings Plus 401(k) Plan,
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Fidelity Investments,        10.91%
                                Covington, KY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                NY College                   10.93%
                                Savings Program, Newton, MA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Signal Shares:                  Charles Schwab &             16.91%
                                Co., Inc., San Francisco,
                                CA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           11.59%
                                Services Corp., New York,
                                NY
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
ETF Shares:                     Charles Schwab & Co., Inc.   18.80%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citibank, N.A.               10.50%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Pershing LLC                 10.10%
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                National Financial           9.60%
                                Services LLC
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Citigroup Global Markets     7.08%
                                Inc.
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Ameritrade, Inc.             6.70%
------------------------------- ---------------------------- -------------------


Vanguard(R) Variable Insurance Fund--Balanced Portfolio (1991)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $1,107,925,020 and 74,608,331 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Capital Growth Portfolio (2003)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by PRIMECAP Management Company.
o    Net assets of $251,451,413 and 20,298,309 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Diversified Value Portfolio (1999)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by Barrow, Hanley, Mewhinney & Strauss, Inc.
o    Net assets of $593,706,874 and 62,069,717 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Equity Income Portfolio (1993)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $381,439,890 and 31,553,209 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Equity Index Portfolio (1991)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,512,732,397 and 85,889,017 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Growth Portfolio (1993)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by AllianceBernstein L.P., and William Blair & Company, LLC.
o    Net assets of $202,768,974 and 22,822,011 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--High Yield Bond Portfolio (1996)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $196,951,898 and 33,193,953 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--International Portfolio (1994)
o    A series of Vanguard Variable Insurance Fund.
o Advised by Baillie Gifford Overseas Ltd., M&G Investment Management Limited, and Schroder Investment Management North America Inc.
o    Net assets of $1,113,535,419 and 94,382,267 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Mid-Cap Index Portfolio (1999)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $469,852,804 and 50,930,192 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Money Market Portfolio (1991)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $2,107,295,241 and 2,098,786,321 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--REIT Index Portfolio (1999)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $262,519,745 and 34,299,354 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R)  Variable  Insurance  Fund--Short-Term   Investment-Grade  Portfolio
(1999)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $454,127,956 and 45,664,286 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund--Small Company Growth Portfolio (1996)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by Granahan Investment Management, Inc.
o    Net assets of $431,768,545 and 44,231,595 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund - Total Bond Market Index Portfolio (1991)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $1,500,823,569 and 129,124,529 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.

Vanguard(R) Variable Insurance Fund - Total Stock Market Index Portfolio (2003)
o    A series of Vanguard Variable Insurance Fund.
o    Advised by The Vanguard Group, Inc.
o    Net assets of $457,999,096 and 25,233,890 outstanding shares.
o    Nominees who own shares of this portfolio: NONE.
o Shareholders with 5% or more record and/or beneficial ownership of this fund: NONE.



Vanguard(R) Wellesley(R) Income Fund (1970)
o    A series of Vanguard Wellesley Income Fund.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $11,729,737,549 and 482,447,005 outstanding shares.
o    Nominees who own shares of this fund: HEISEN, over $100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Charles Schwab &             5.78%
                                Co., Inc., San Francisco,
                                CA
------------------------------- ---------------------------- -------------------

Vanguard(R) Wellington(TM) Fund (1929)
o    A series of Vanguard Wellington Fund.
o    Advised by Wellington Management Company, LLP.
o    Net assets of $38,363,286,109 and 1,312,532,416 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; HEISEN, $10,001-$50,000; MCNABB, $10,001-$50,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Variable Annuity Life        5.28%
                                Insurance Company,
                                Houston, TX
------------------------------- ---------------------------- -------------------

Vanguard(R) Windsor(TM) Fund (1958)
o    A series of Vanguard Windsor Funds.
o Advised by AllianceBernstein L.P.; The Vanguard Group, Inc.; and Wellington Management Company, LLP.
o    Net assets of $10,945,801,807 and 880,960,790 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, over $100,000; GUTMANN, $1-$10,000; MCNABB, over $100,000; RANKIN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard STAR Fund, Valley   14.05%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                FedEx Corporation            5.53%
                                Retirement Savings Plan,
                                Memphis, TN
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 State Street Bank & Trust,   15.81%
                                Boston, MA
------------------------------- ---------------------------- -------------------

Vanguard(R) Windsor(TM) II Fund (1985)
o    A series of Vanguard Windsor Funds.
o Advised by Armstrong Shaw Associates, Inc., Barrow, Hanley, Mewhinney & Strauss, Inc.; Hotchkis and Wiley Capital Management, LLC; Lazard Asset Management LLC; and The Vanguard Group, Inc.
o    Net assets of $29,007,152,766 and 1,274,892,288 outstanding shares.
o Nominees who own shares of this fund: BRENNAN, $1-$10,000; GUTMANN, over $100,000; PEROLD, over $100,000; RANKIN, $50,001-$100,000.
o Shareholders with 5% or more record and/or beneficial ownership of this fund:

------------------------------- ---------------------------- -------------------
Title of Class                  Name and Address of          Percent of Class
                                Shareholder
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Investor Shares:                Vanguard STAR Fund, Valley   9.26%
                                Forge, PA
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
                                Variable Annuity             6.18%
                                Life Insurance Company,
                                Houston, TX Vanguard
------------------------------- ---------------------------- -------------------
------------------------------- ---------------------------- -------------------
Admiral Shares:                 Fidelity Investments,        9.10%
                                Covington, KY
------------------------------- ---------------------------- -------------------



500 is a trademark of The McGraw-Hill Companies, Inc., and has been licensed for use by The Vanguard Group, Inc. Vanguard mutual funds are not sponsored, endorsed, sold, or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in the funds.

"FTSE(R)" and "FTSE4Good(TM)" are trademarks jointly owned by the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. The FTSE4Good US Select Index is calculated by FTSE International Limited. FTSE International Limited does not sponsor, endorse, or promote the Fund; is not in any way connected to it; and does not accept any liability in relation to its issue, operation, and trading.

EXHIBIT A
TEXT OF CURRENT FUNDAMENTAL POLICIES
PROPOSED TO BE STANDARDIZED

Every Vanguard fund has adopted  fundamental  policies--that  is,  policies that cannot be changed without a shareholder vote--that govern a variety of activities, such as borrowing, lending, and investing in real estate. For each activity, different funds have adopted different policies. In Proposal 2 of the proxy, we are asking fund shareholders to adopt standardized and updated policies relating to six different activities. For each of those activities, we provide in this exhibit the various versions of the policies currently in effect and the funds to which they apply. We also provide, on pages XX-XX, a comparison of each current version of each policy with the standardized and updated policy we are asking shareholders to adopt. Where appropriate, the comparison highlights the effect on shareholders of the differences between the current policy and the proposed policy.

SUBPROPOSAL 2A ON PURCHASING AND SELLING REAL ESTATE

THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN SECURITIES OF COMPANIES THAT DEAL IN REAL ESTATE AND BONDS SECURED BY REAL ESTATE.

For a comparison of this policy with the proposed policy, please see
Comparison A.


Asset Allocation Fund                   Intermediate-Term                       Target Retirement Income Fund
Balanced Index Fund                     Investment-Grade Fund                   Target Retirement 2005 Fund
Capital Opportunity Fund                Intermediate-Term                       Target Retirement 2010 Fund
Capital Value Fund                      Treasury Fund                           Target Retirement 2015 Fund
Emerging Markets Stock Index            International Growth Fund               Target Retirement 2020 Fund
Fund
European Stock Index Fund               Long-Term Bond Index Fund               Target Retirement 2025 Fund
Explorer Fund                           Long-Term Investment-Grade              Target Retirement 2030 Fund
                                        Fund
FTSE Social Index Fund                  Long-Term Treasury Fund                 Target Retirement 2035 Fund
Global Equity Fund                      Pacific Stock Index Fund                Target Retirement 2040 Fund
GNMA Fund                               PRIMECAP Fund                           Target Retirement 2045 Fund
Growth and Income Fund                  Selected Value Fund                     Target Retirement 2050 Fund
High-Yield Corporate Fund               Short-Term Bond Index Fund              Tax-Managed Balanced Fund
Inflation-Protected Securities          Short-Term Federal Fund                 Total Bond Market Index Fund
Fund
Intermediate-Term Bond Index            Short-Term Investment-Grade             Total Bond Market II Index Fund
Fund                                    Fund
                                        Short-Term Treasury Fund                U.S. Growth Fund
                                        Strategic Equity Fund                   U.S. Value Fund
                                        Strategic Small-Cap Equity Fund         Wellington Fund

THE FUND MAY NOT PURCHASE OR SELL REAL ESTATE UNLESS ACQUIRED AS A RESULT OF OWNERSHIP OF SECURITIES OR OTHER INSTRUMENTS. THIS LIMITATION SHALL NOT PREVENT THE FUND FROM INVESTING IN SECURITIES OR OTHER INSTRUMENTS BACKED BY REAL ESTATE OR SECURITIES ISSUED BY ANY COMPANY ENGAGED IN THE REAL ESTATE BUSINESS.

For a comparison of this policy with the proposed policy,  please see Comparison
B.



Consumer Discretionary Index            Information Technology Index            Mega Cap 300 Index Fund
Fund                                    Fund                                    Mega Cap 300 Value Index Fund
Consumer Staples Index Fund             International Explorer Fund             Mid-Cap Growth Fund
Energy Index Fund                       Managed Payout Distribution             Municipal Cash Management
Extended Duration Treasury              Focus Fund                              Fund
Index Fund                              Managed Payout Growth and               Structured Broad Market Fund
Financials Index Fund                   Distribution Fund                       Structured Large-Cap Equity Fund
FTSE All-World ex-US Index Fund         Managed Payout Growth Focus             Structured Large-Cap Growth
FTSE All-World ex-US Small-Cap          Fund                                    Fund
Index Fund                              Market Liquidity Fund                   Structured Large-Cap Value Fund
Health Care Index Fund                  Market Neutral Fund                     Telecommunication Services
High Dividend Yield Index Fund          Materials Index Fund                    Index Fund
Industrials Index Fund                  Mega Cap 300 Growth Index               Total World Stock Index Fund
                                        Fund                                    Utilities Index Fund



THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN SECURITIES OF COMPANIES THAT DEAL IN REAL ESTATE.

For a comparison of this policy with the proposed policy,  please see Comparison
A.


500 Index Fund                                  Large-Cap Index Fund                    STAR Fund
Convertible Securities Fund                     LifeStrategy Conservative Growth        Tax-Managed Capital Appreciation
Developed Markets Index Fund                    Fund                                    Fund
Equity Income Fund                              LifeStrategy Growth Fund                Tax-Managed Growth and Income
Extended Market Index Fund                      LifeStrategy Income Fund                Fund
Growth Equity Fund                              LifeStrategy Moderate Growth            Tax-Managed International Fund
Growth Index Fund                               Fund                                    Tax-Managed Small-Cap Fund
Institutional Developed Markets                 Mid-Cap Growth Index Fund               Total International Stock Index
Index Fund                                      Mid-Cap Index Fund                      Fund
Institutional Index Fund                        Mid-Cap Value Index Fund                Total Stock Market Index Fund
Institutional Total Bond Market                 PRIMECAP Core Fund                      Value Index Fund
Index Fund                                      Small-Cap Growth Index Fund             Windsor Fund
Institutional Total Stock Market                Small-Cap Index Fund                    Windsor II Fund
Index Fund                                      Small-Cap Value Index Fund

THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE.

For a comparison of this policy with the proposed policy,  please see Comparison
A.


Federal Money Market Fund       Prime Money Market Fund         Treasury Money Market Fund

THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE. THE FUND MAY NOT INVEST IN REAL ESTATE INVESTMENT TRUST SECURITIES.

For a comparison of this policy with the proposed policy,  please see Comparison
C.

Admiral Treasury Money Market Fund



THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN SECURITIES OF COMPANIES THAT DEAL IN REAL ESTATE, OR INTERESTS THEREIN.


For a comparison of this policy with the proposed policy, please see Comparison
A.

Dividend Appreciation           Energy Fund                     Precious Metals and Minin Fund
Index Fund                      Health Care Fund                Wellesley Income Fund
Dividend Growth Fund            Morgan Growth Fund


THE FUND MAY INVEST 100% OF ITS ASSETS IN REAL ESTATE INVESTMENT TRUSTS.

For a comparison of this policy with the proposed policy,  please see Comparison
D.

REIT Index Fund


THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN MUNICIPAL BONDS SECURED BY REAL ESTATE, OR INTERESTS THEREIN.

For a comparison of this policy with the proposed policy,  please see Comparison
A.


California Intermediate-Term Tax-       Limited-Term Tax-Exempt Fund            Ohio Long-Term Tax-Exempt Fund
Exempt Fund                             Long-Term Tax-Exempt Fund               Ohio Tax-Exempt Money Market
California Long-Term Tax-Exempt         New Jersey Long-Term Tax-               Fund
Fund                                    Exempt Fund                             Pennsylvania Long-Term Tax-
California Tax-Exempt Money             New Jersey Tax-Exempt Money             Exempt Fund
Market Fund                             Market Fund                             Pennsylvania Tax-Exempt Money
Florida Long-Term Tax-Exempt            New York Long-Term Tax-Exempt           Market Fund
Fund                                    Fund                                    Short-Term Tax-Exempt Fund
High-Yield Tax-Exempt Fund              New York Tax-Exempt Money               Tax-Exempt Money Market Fund
Intermediate-Term Tax-Exempt            Market Fund
Fund

THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN MUNICIPAL BONDS SECURED BY REAL ESTATE, OR INTERESTS THEREIN. THE FUND MAY ALSO INVEST IN SECURITIES OF COMPANIES THAT DEAL IN REAL ESTATE.

For a comparison of this policy with the proposed policy,  please see Comparison
A.


Massachusetts Tax-Exempt Fund


THE FUND MAY NOT PURCHASE OR SELL REAL ESTATE UNLESS ACQUIRED AS A RESULT OF OWNERSHIP OF SECURITIES OR OTHER INSTRUMENTS. THIS LIMITATION SHALL NOT PREVENT THE FUND FROM INVESTING IN SECURITIES OR OTHER INSTRUMENTS BACKED BY REAL ESTATE OR SECURITIES ISSUED BY ANY COMPANY ENGAGED IN THE REAL ESTATE BUSINESS.


For a comparison of this policy with the proposed policy, please see Comparison
B.


Diversified Equity Fund


THE FUND MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN SECURITIES OF COMPANIES OR INVESTMENT TRUSTS THAT DEAL OR INVEST IN REAL ESTATE OR INTERESTS THEREIN.


For a comparison of this policy with the proposed policy,  please see Comparison
A.


International Value Fund


THE PORTFOLIO MAY NOT INVEST DIRECTLY IN REAL ESTATE, ALTHOUGH IT MAY INVEST IN SECURITIES OF COMPANIES THAT DEAL IN REAL ESTATE AND BONDS SECURED BY REAL ESTATE.


For a comparison of this policy with the proposed policy,  please see Comparison
A.


Variable Insurance Fund (Balanced Portfolio, Capital Growth Portfolio, Diversified Value Portfolio, Equity Income Portfolio, Equity Index Portfolio, Growth Portfolio, High Yield Bond Portfolio, International Portfolio, Mid-Cap Index Portfolio, Money Market Portfolio, REIT Index Portfolio, Short-Term Investment-Grade Portfolio, Small Company Growth Portfolio, Total Bond Market Index Portfolio, Total Stock Market Index Portfolio)

SUBPROPOSAL 2B ON ISSUING SENIOR SECURITIES


THE FUND MAY NOT ISSUE SENIOR  SECURITIES,  EXCEPT IN  COMPLIANCE  WITH THE 1940
ACT.


For a comparison of this policy with the proposed policy,  please see Comparison
B.

500 Index Fund                                  Growth Index Fund                               Managed Payout Growth and
Admiral Treasury Money Market                   Health Care Fund                                Distribution Fund
Fund                                            High-Yield Corporate Fund                       Managed Payout Growth Focus
Asset Allocation Fund                           High-Yield Tax-Exempt Fund                      Fund
Balanced Index Fund                             Institutional Developed Markets                 Massachusetts Tax-Exempt Fund
California Intermediate-Term Tax-               Index Fund                                      Mid-Cap Growth Index Fund
Exempt Fund                                     Institutional Index Fund                        Mid-Cap Index Fund
California Long-Term Tax-Exempt                 Institutional Total Bond Market                 Mid-Cap Value Index Fund
Fund                                            Index Fund                                      Morgan Growth Fund
Capital Value Fund                              Institutional Total Stock Market                New Jersey Long-Term Tax-
Convertible Securities Fund                     Index Fund                                      Exempt Fund
Developed Markets Index Fund                    Intermediate-Term Investment-                   New Jersey Tax-Exempt Money
Dividend Appreciation Index Fund                Grade Fund                                      Market Fund
Dividend Growth Fund                            Intermediate-Term Tax-Exempt                    New York Long-Term Tax-Exempt
Emerging Markets Stock Index                    Fund                                            Fund
Fund                                            Intermediate-Term Treasury Fund                 Ohio Long-Term Tax-Exempt Fund
Energy Fund  New Jersey Tax-Exempt Money        International Growth Fund                       Ohio Tax-Exempt Money Market
Equity Income Fund                              International Value Fund                        Fund
European Stock Index Fund                       Large-Cap Index Fund                            Pacific Stock Index Fund
Explorer Fund Fund                              LifeStrategy Conservative Growth                Pennsylvania Long-Term Tax-
Extended Market Index Fund                      Fund                                            Exempt Fund
Federal Money Market Fund Fund                  LifeStrategy Growth Fund                        Pennsylvania Tax-Exempt Money
Florida Long-Term Tax-Exempt                    LifeStrategy Income Fund                        Market Fund
Fund                                            LifeStrategy Moderate Growth                    Precious Metals and Mining Fund
FTSE Social Index Fund                          Fund                                            Prime Money Market Fund
Global Equity Fund                              Limited-Term Tax-Exempt Fund                    PRIMECAP Fund
GNMA Fund                                       Long-Term Tax-Exempt Fund                       PRIMECAP Core Fund
Growth and Income Fund                          Long-Term Investment-Grade
Growth Equity Fund                              Fund
                                                Long-Term Tax-Exempt Fund
                                                Long-Term Treasury Fun
                                                Managed Payout Distribution
                                                Focus Fund

REIT Index Fund                                 Target Retirement 2025 Fund                     U.S. Value Fund
Selected Value Fund                             Target Retirement 2030 Fund                     Value Index Fund
Short-Term Federal Fund                         Target Retirement 2035 Fund                     Variable Insurance Fund
Short-Term Investment-Grade Target              Target Retirement 2040 Fund                     (Balanced Portfolio, Capital
Fund                                            Target Retirement 2045 Fund                     Growth Portfolio, Diversified
Short-Term Tax-Exempt Fund                      Target Retirement 2050 Fund                     Value Portfolio, Equity Income
Short-Term Treasury Fund                        Tax-Exempt Money Market Fund                    Portfolio, Equity Index Portfolio,
Small-Cap Growth Index Fund                     Tax-Managed Balanced Fund                       Growth Portfolio, High Yield Bond
Small-Cap Index Fund                            Tax-Managed Capital Appreciation                Portfolio, International Portfolio,
Small-Cap Value Index Fund                      Fund                                            Mid-Cap Index Portfolio, Money
STAR Fund                                       Tax-Managed Growth and Income                   Market Portfolio, REIT Index
Strategic Equity Fund Fund                      Fund                                            Portfolio, Short-Term Investment-
Total Target Retirement Income Fund             Tax-Managed Small-Cap Fund                      Grade Portfolio, Small Company
Target Retirement 2005 Fund                     Total International Stock Index                 Growth Portfolio, Total Bond
Target Retirement 2010 Fund                     Fund                                            Market Index Portfolio, Total
Target Retirement 2015 Fund                     Total Stock Market Index Fund                   Stock Market Index Portfolio)
Target Retirement 2020 Fund                     U.S. Growth Fund                                Wellesley Income Fund
                                                                                                Wellington Fund
                                                                                                Windsor Fund
                                                                                                Windsor II Fund



The Fund may issue senior securities only as permitted under the 1940 Act.


For a comparison of this policy with the proposed policy,  please see Comparison
B.

Consumer Discretionary Index                    Health Care Index Fund                          Mega Cap 300 Index Fund
Fund                                            Industrials Index Fund                          Mega Cap 300 Value Index Fund
Consumer Staples Index Fund                     Information Technology Index                    Telecommunication Services
Energy Index Fund                               Fund                                            Index Fund
Extended Duration Treasury                      Materials Index Fund                            Utilities Index Fund
Index Fund                                      Mega Cap 300 Growth Index
Financials Index Fund                           Fund


THE FUND MAY NOT ISSUE SENIOR SECURITIES.


For a comparison of this policy with the proposed policy,  please see Comparison
E.


Inflation-Protected Securities                  Long-Term Bond Index Fund                       Total Bond Market II Index Fund
Fund                                            Short-Term Bond Index Fund
Intermediate-Term Bond Index                    Total Bond Market Index Fund
Fund

THE FUND MAY NOT ISSUE SENIOR SECURITIES, EXCEPT IN COMPLIANCE WITH THE 1940 ACT, PROVIDED THE FUND MAY SELL SECURITIES SHORT.

For a comparison of this policy with the proposed policy,  please see Comparison
F.


Capital Opportunity Fund


THE FUND MAY BORROW MONEY OR ISSUE SENIOR SECURITIES ONLY AS PERMITTED UNDER THE 1940 ACT, AND AS INTERPRETED, MODIFIED, OR OTHERWISE PERMITTED BY REGULATORY AUTHORITY HAVING JURISDICTION, FROM TIME TO TIME.


For a comparison of this policy with the proposed policy,  please see Comparison
B.


Structured Broad Market Fund            Structured Large-Cap Growth
Structured Large-Cap Equity             Fund
Fund                                    Structured Large-Cap Value Fund


THE FUND MAY BORROW MONEY OR ISSUE SENIOR SECURITIES ONLY AS PERMITTED UNDER THE 1940 ACT.


For a comparison of this policy with the proposed policy,  please see Comparison
B.


Diversified Equity Fund                 International Explorer Fund             Municipal Cash Management
FTSE All-World ex-US Index Fund         Market Liquidity Fund                   Fund
High Dividend Yield Index Fund          Mid-Cap Growth Fund


THE FUND MAY ISSUE SENIOR SECURITIES ONLY AS PERMITTED UNDER THE 1940 ACT AND ANY APPLICABLE SEC RULES AND INTERPRETATIONS.


For a comparison of this policy with the proposed policy, please see Comparison
B.


FTSE All-World ex-US Small-Cap          Total World Stock Index Fund Index
Fund

SUBPROPOSAL 2C ON BORROWING MONEY

THE FUND MAY NOT BORROW MONEY IN EXCESS OF 15% OF ITS NET ASSETS, AND ANY BORROWINGS BY THE FUND MUST COMPLY WITH ALL APPLICABLE REGULATORY REQUIREMENTS.


For a comparison of this policy with the proposed policy, please see Comparison
G.

Asset Allocation Fund                           Intermediate-Term Tax-Exempt            Pennsylvania Long-Term Tax-
Balanced Index Fund                             Fund                                    Exempt Fund
California Intermediate-Term Tax-               Intermediate-Term Treasury Fund         Pennsylvania Tax-Exempt Money
Exempt Fund                                     Limited-Term Tax-Exempt Fund            Market Fund
California Long-Term Tax-Exempt                 Long-Term Bond Index Fund               Short-Term Bond Index Fund
Fund                                            Long-Term Investment-Grade              Short-Term Federal Fund
California Tax-Exempt Money                     Fund                                    Short-Term Investment-Grade
Market Fund                                     Long-Term Tax-Exempt Fund               Fund
Florida Long-Term Tax-Exempt                    Long-Term Treasury Fund                 Short-Term Tax-Exempt Fund
Fund                                            Massachusetts Tax-Exempt Fund           Short-Term Treasury Fund
GNMA Fund                                       New Jersey Long-Term Tax-               Tax-Exempt Money Market Fund
High-Yield Corporate Fund                       Exempt Fund                             Tax-Managed Balanced Fund
High-Yield Tax-Exempt Fund                      New Jersey Tax-Exempt Money             Total Bond Market Index Fund
Inflation-Protected Securities                  Market Fund                             Total Bond Market II Index Fund
Fund                                            New York Long-Term Tax-Exempt           Variable Insurance Fund
Institutional Total Bond Market                 Fund                                    (Balanced Portfolio, High Yield
Index Fund                                      New York Tax-Exempt Money               Bond Portfolio, Short-Term
Intermediate-Term Bond Index                    Market Fund                             Intermediate-Grade Portfolio,
Fund                                            Ohio Long-Term Tax-Exempt Fund          Total Bond Market Index Portfolio)
Intermediate-Term Investment-                   Ohio Tax-Exempt Money Market            Wellesley Income Fund
Grade Fund                                      Fund                                    Wellington Fund







THE FUND MAY BORROW MONEY ONLY AS PERMITTED UNDER THE 1940 ACT AND ANY APPLICABLE SEC RULES AND INTERPRETATIONS.

For a comparison of this policy with the proposed policy,  please see Comparison
B.


FTSE All-World ex-US Small-Cap          Total World Stock Index Fund
Index


FUND THE FUND MAY BORROW MONEY ONLY AS PERMITTED UNDER THE 1940 ACT.


For a comparison of this policy with the proposed policy,  please see Comparison
B.


Consumer Discretionary Index            Health Care Index Fund                  Mega Cap 300 Index Fund
Fund                                    Industrials Index Fund                  Mega Cap 300 Value Index Fund
Consumer Staples Index Fund             Information Technology Index            Telecommunication Services
Energy Index Fund                       Fund                                    Index Fund
Extended Duration Treasury              Materials Index Fund                    Utilities Index
Index Fund                              Mega Cap 300 Growth Index
Financials Index Fund                   Fund

THE FUND MAY BORROW MONEY OR ISSUE SENIOR SECURITIES ONLY AS PERMITTED UNDER THE 1940 ACT.

For a comparison of this policy with the proposed policy,  please see Comparison
B.

Diversified Equity Fund                 Managed Payout Growth and               Municipal Cash Management
FTSE All-World ex-US Index Fund         Distribution Fund                       Fund
High Dividend Yield Index Fund          Managed Payout Growth Focus             Structured Broad Market Fund
International Explorer Fund             Fund                                    Structured Large-Cap Equity Fund
Managed Payout Distribution             Market Liquidity Fund                   Structured Large-Cap Growth Focus
Focus Fund                              Market Neutral Fund                     Fund
                                        Mid-Cap Growth Fund                     Structured Large-Cap Value Fund



THE FUND MAY BORROW MONEY FOR TEMPORARY OR EMERGENCY PURPOSES ONLY IN AN AMOUNT NOT TO EXCEED 15% OF THE FUND'S NET ASSETS. THE FUND MAY BORROW MONEY THROUGH BANKS, REVERSE REPURCHASE AGREEMENTS, OR VANGUARD'S INTERFUND LENDING PROGRAM ONLY, AND MUST COMPLY WITH ALL APPLICABLE REGULATORY CONDITIONS. THE FUND MAY NOT MAKE ANY ADDITIONAL INVESTMENTS WHENEVER ITS OUTSTANDING BORROWINGS EXCEED 5% OF NET ASSETS.


For a comparison of this policy with the proposed policy, please see Comparison
G.

500 Index Fund                          International Value Fund                Target Retirement Income Fund
Capital Opportunity Fund                Large-Cap Index Fund                    Target Retirement 2005 Fund
Capital Value Fund                      Mid-Cap Growth Index Fund               Target Retirement 2010 Fund
Convertible Securities Fund             Mid-Cap Index Fund                      Target Retirement 2015 Fund
Dividend Appreciation Index             Mid-Cap Value Index Fund                Target Retirement 2020 Fund
Fund                                    Morgan Growth Fund                      Target Retirement 2025 Fund
Dividend Growth Fund                    Precious Metals and Mining              Target Retirement 2030 Fund
Energy Fund                             Fund                                    Target Retirement 2035 Fund
Extended Market Index Fund              PRIMECAP Fund                           Target Retirement 2040 Fund
Global Equity Fund                      REIT Index Fund                         Target Retirement 2045 Fund
Growth and Income Fund                  Selected Value Fund                     Target Retirement 2050 Fund
Growth Index Fund                       Small-Cap Growth Index Fund             Total Stock Market Index Fund
Health Care Fund                        Small-Cap Index Fund                    U.S. Value Fund
Institutional Index Fund                Small-Cap Value Index Fund              Windsor Fund
Institutional Total Stock Market        Strategic Equity Fund                   Windsor II Fund
Index Fund                              Strategic Small-Cap Equity Fund         Value Index Fund



THE FUND MAY NOT BORROW MONEY, EXCEPT FOR TEMPORARY OR EMERGENCY PURPOSES IN AN AMOUNT NOT EXCEEDING 15% OF THE FUND'S NET ASSETS. THE FUND MAY BORROW MONEY THROUGH BANKS, REVERSE REPURCHASE AGREEMENTS, OR VANGUARD'S INTERFUND LENDING PROGRAM ONLY, AND MUST COMPLY WITH ALL APPLICABLE REGULATORY CONDITIONS. THE FUND MAY NOT MAKE ANY ADDITIONAL INVESTMENTS WHENEVER ITS OUTSTANDING BORROWINGS EXCEED 5% OF NET ASSETS.


For a comparison of this policy with the proposed policy, please see Comparison
G.


Tax-Managed Capital             Tax-Managed Growth and          Tax-Managed International Fund
Appreciation Fund               Income Fund                     Tax-Managed Small-Cap Fund

THE FUND MAY BORROW MONEY FOR TEMPORARY OR EMERGENCY PURPOSES ONLY IN AN AMOUNT NOT TO EXCEED 15% OF THE FUND'S NET ASSETS. THE FUND MAY BORROW MONEY THROUGH BANKS OR VANGUARD'S INTERFUND LENDING PROGRAM ONLY, AND MUST COMPLY WITH ALL APPLICABLE REGULATORY CONDITIONS. THE FUND MAY NOT MAKE ANY ADDITIONAL INVESTMENTS WHENEVER ITS OUTSTANDING BORROWINGS EXCEED 5% OF NET ASSETS.

For a comparison of this policy with the proposed policy, please see
Comparison G.

Emerging Markets Stock Index    International Growth Fund   Variable Insurance Fund (Capital
Fund                            Pacific Stock Index Fund    Growth Portfolio, Diversified
European Stock Index Fund                                   Value Portfolio, Equity Income
                                PRIMECAP Core Fund
                                                            Portfolio, Equity Index Portfolio,
Explorer Fund                   U.S. Growth Fund
                                                            Growth Portfolio, International
Equity Income Fund
                                                            Portfolio, Mid-Cap Index Portfolio,
FTSE Social Index Fund                                      Money Market Portfolio, REIT
                                                            Index Portfolio, Small Company
                                                            Growth Portfolio, Total Stock
                                                            Market Index Portfolio)


THE FUND MAY BORROW MONEY FOR TEMPORARY OR EMERGENCY PURPOSES ONLY IN AN AMOUNT NOT TO EXCEED 15% OF THE FUND'S NET ASSETS. THE FUND MAY BORROW MONEY THROUGH BANKS OR VANGUARD'S INTERFUND LENDING PROGRAM ONLY, AND MUST COMPLY WITH ALL APPLICABLE REGULATORY CONDITIONS.

For a comparison of this policy with the proposed policy, please see
Comparison G.

Developed Markets Index Fund    LifeStrategy Growth Fund    STAR Fund
Institutional Developed Markets LifeStrategy Income Fund    Total International Stock Index
Index Fund                      LifeStrategy Moderate       Fund
LifeStrategy Conservative       Growth Fund
Growth Fund


THE FUND MAY BORROW MONEY FOR TEMPORARY OR EMERGENCY PURPOSES ONLY IN AN
AMOUNT NOT EXCEEDING 15% OF THE FUND'S NET ASSETS, AND ANY BORROWINGS BY A FUND MUST COMPLY WITH ALL APPLICABLE REGULATORY REQUIREMENTS. THE FUND MAY BORROW MONEY THROUGH BANKS, REVERSE REPURCHASE AGREEMENTS, OR VANGUARD'S INTERFUND LENDING PROGRAM ONLY, AND MUST COMPLY WITH ALL APPLICABLE REGULATORY CONDITIONS. THE FUND MAY NOT BORROW TO INCREASE INCOME (LEVERAGING), BUT ONLY TO FACILITATE REDEMPTION REQUESTS WHICH MIGHT OTHERWISE REQUIRE UNTIMELY DISPOSITIONS OF PORTFOLIO SECURITIES. WHEN BORROWING EXCEEDS 5% OF THE FUND'S NET ASSETS, THE FUND WILL REPAY ALL BORROWINGS BEFORE MAKING ADDITIONAL INVESTMENTS, AND INTEREST PAID ON SUCH BORROWINGS WILL REDUCE NET INCOME.

For a comparison of this policy with the proposed policy, please see
Comparison G.

Federal Money Market Fund       Prime Money Market Fund     Treasury Money Market Fund

THE FUND MAY BORROW MONEY FOR TEMPORARY OR EMERGENCY PURPOSES ONLY IN AN AMOUNT NOT EXCEEDING 15% OF THE FUND'S NET ASSETS, AND ANY BORROWINGS BY A FUND MUST COMPLY WITH ALL APPLICABLE REGULATORY REQUIREMENTS. THE FUND MAY BORROW MONEY THROUGH BANKS OR VANGUARD'S INTERFUND LENDING PROGRAM ONLY, AND MUST COMPLY WITH ALL APPLICABLE REGULATORY CONDITIONS. THE FUND MAY NOT BORROW TO INCREASE INCOME (LEVERAGING), BUT ONLY TO FACILITATE REDEMPTION REQUESTS WHICH MIGHT OTHERWISE REQUIRE UNTIMELY DISPOSITIONS OF PORTFOLIO SECURITIES. WHEN BORROWING EXCEEDS 5% OF THE FUND'S NET ASSETS, THE FUND WILL REPAY ALL BORROWINGS BEFORE MAKING ADDITIONAL INVESTMENTS, AND INTEREST PAID ON SUCH BORROWINGS WILL REDUCE NET INCOME.

For a comparison of this policy with the proposed policy, please see
Comparison G.

Admiral Treasury Money Market Fund

SUBPROPOSAL 2D ON MAKING LOANS

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING FIXED INCOME SECURITIES, BY ENTERING INTO REPURCHASE AGREEMENTS, BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Balanced Index Fund             Intermediate-Term Investment-    Managed Payout Growth Focus
Capital Opportunity Fund        Grade Fund                       Fund
Emerging Markets Stock Index    Intermediate-Term Treasury Fund  Morgan Growth Fund
Fund                            Long-Term Investment-Grade       Pacific Stock Index Fund
Explorer Fund                   Fund                             Short-Term Federal Fund
European Stock Market Index     Long-Term Treasury Fund          Short-Term Investment-Grade
Fund                            Managed Payout Distribution      Fund
Global Equity Fund              Focus Fund                       Short-Term Treasury Fund
GNMA Fund                       Managed Payout Growth and        Strategic Equity Fund
                                Distribution Fund
High-Yield Corporate Fund                                        Strategic Small-Cap Equity Fund


THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING FIXED INCOME SECURITIES THAT ARE PUBLICLY DISTRIBUTED OR CUSTOMARILY PURCHASED BY INSTITUTIONAL INVESTORS, BY ENTERING INTO REPURCHASE AGREEMENTS, BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Inflation-Protected Securities  Tax-Managed Balanced Fund     Tax-Managed Small-Cap Fund
Fund                            Tax-Managed Capital           Total Bond Market Index Fund
Intermediate-Term Bond Index    Appreciation Fund             Total Bond Market II Index Fund
Fund                            Tax-Managed Growth and
                                                              Wellesley Income Fund
Long-Term Bond Index Fund       Income Fund
                                                              Wellington Fund
Short-Term Bond Index Fund      Tax-Managed International Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT (1) BY PURCHASING BOND OR OTHER FIXED INCOME SECURITIES OR BY ENTERING INTO REPURCHASE AGREEMENTS; (2) BY ENTERING INTO COLLATERALIZED REPURCHASE AGREEMENTS; (3) AS PROVIDED UNDER THE HEADING "SECURITIES LENDING," OR (4) TO ANOTHER VANGUARD FUND THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

PRIMECAP Fund                    Target Retirement 2015 Fund   Target Retirement 2035 Fund
Target Retirement Income Fund    Target Retirement 2020 Fund   Target Retirement 2040 Fund
Target Retirement 2005 Fund      Target Retirement 2025 Fund   Target Retirement 2045 Fund
Target Retirement 2010 Fund      Target Retirement 2030 Fund   Target Retirement 2050 Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING BONDS
OR OTHER DEBT SECURITIES, BY ENTERING INTO REPURCHASE AGREEMENTS, OR BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Convertible Securities Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING FIXED INCOME SECURITIES THAT ARE PUBLICLY DISTRIBUTED, BY ENTERING INTO REPURCHASE AGREEMENTS, BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Equity Income Fund                 Growth Equity Fund       PRIMECAP Core Fund
Growth and Income Fund             International Value Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING FIXED INCOME SECURITIES THAT ARE PUBLICLY DISTRIBUTED, BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

500 Index Fund                 Institutional Total Bond      Selected Value Fund
                               Market Index Fund
Asset Allocation Fund                                        Small-Cap Growth Index Fund
Capital Value Fund             Institutional Total Stock     Small-Cap Index Fund
                               Market Index Fund
Extended Market Index Fund     International Growth Fund     Small-Cap Value Index Fund
FTSE Social Index Fund         Large-Cap Index Fund          Total Stock Market Index Fund
Growth Index Fund              Mid-Cap Index Fund            U.S. Growth Fund
Institutional Index Fund       Mid-Cap Value Index Fund      U.S. Value Fund
                                                             Value Index Fund

THE FUND MAY NOT MAKE LOANS TO OTHER PERSONS, EXCEPT BY THE PURCHASE OF OBLIGATIONS IN WHICH THE FUND IS AUTHORIZED TO INVEST, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM. THE FUND MAY ALSO ENTER INTO REPURCHASE AGREEMENTS AND LEND ITS PORTFOLIO SECURITIES.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Admiral Treasury Money       Treasury Money Market Fund
Market Fund


THE FUND MAY NOT MAKE LOANS TO OTHER PERSONS, EXCEPT BY THE PURCHASE OF OBLIGATIONS IN WHICH THE FUND IS AUTHORIZED TO INVEST, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM. THE FUND MAY ALSO ENTER INTO REPURCHASE AGREEMENTS AND LEND ITS PORTFOLIO SECURITIES. THE FUND MAY NOT ENTER INTO REPURCHASE AGREEMENTS IF, AS A RESULT THEREOF, MORE THAN 10% OF THE NET ASSETS OF THE FUND (TAKEN AT CURRENT VALUE) WOULD BE SUBJECT TO REPURCHASE AGREEMENTS MATURING IN MORE THAN SEVEN DAYS.

For a comparison of this policy with the proposed policy, please see
Comparison I.

Federal Money Market Fund      Prime Money Market Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON, EXCEPT BY PURCHASING FIXED INCOME SECURITIES THAT ARE PUBLICLY DISTRIBUTED OR CUSTOMARILY PURCHASED BY INSTITUTIONAL INVESTORS OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

High-Yield Tax-Exempt Fund      Limited-Term Tax-Exempt Fund  Short-Term Tax-Exempt Fund
Intermediate-Term Tax-Exempt    Long-Term Tax-Exempt Fund     Tax-Exempt Money Market Fund
Fund


THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING
FIXED INCOME SECURITIES THAT ARE PUBLICLY DISTRIBUTED OR CUSTOMARILY PURCHASED BY INSTITUTIONAL INVESTORS, BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Dividend Appreciation Index    Energy Fund              Precious Metals and Mining Fund
Fund                           Health Care Fund         REIT Index Fund
Dividend Growth Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING BONDS AND OTHER DEBT SECURITIES THAT ARE PUBLICLY DISTRIBUTED OR CUSTOMARILY PURCHASED BY INSTITUTIONAL INVESTORS, BY ENTERING INTO REPURCHASE AGREEMENTS, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Developed Markets Index Fund    LifeStrategy Growth Fund    STAR Fund
Institutional Developed Markets LifeStrategy Income Fund    Total International Stock
Index Fund                      LifeStrategy Moderate       Index Fund
LifeStrategy Conservative       Growth Fund
Growth Fund

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY THE PURCHASE OF BONDS, DEBENTURES, OR SIMILAR OBLIGATIONS THAT ARE PUBLICLY DISTRIBUTED OR CUSTOMARILY PURCHASED BY INSTITUTIONAL INVESTORS; BY LENDING ITS PORTFOLIO SECURITIES; OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

California Intermediate-Term     New Jersey Long-Term          Ohio Tax-Exempt Money Market
Tax-Exempt Fund                  Tax-Exempt Fund               Fund
California Long-Term Tax-Exempt  New Jersey Tax-Exempt Money   Pennsylvania Long-Term
Fund                             Market Fund                   Tax-Exempt Fund
California Tax-Exempt Money      New York Long-Term Tax-Exempt Pennsylvania Tax-Exempt Money
Market Fund                      Fund                          Market Fund
Florida Long-Term Tax-Exempt     New York Tax-Exempt Money
Fund                             Market Fund
Massachusetts Tax-Exempt         Ohio Long-Term Tax-Exempt Fund
Fund


THE FUND MAY MAKE LOANS ONLY AS PERMITTED UNDER THE 1940 ACT.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Consumer Discretionary Index     Industrials Index Fund       Municipal Cash Management
Fund                             Information Technology Index Fund
Consumer Staples Index Fund      Fund                         Structured Broad Market Fund
Diversified Equity Fund          International Explorer Fund  Structured Large-Cap Equity Fund
Energy Index Fund                Market Liquidity Fund        Structured Large-Cap Growth
Extended Duration Treasury       Materials Index Fund         Fund
Index Fund                       Mega Cap 300 Growth Index    Structured Large-Cap Value Fund
Financials Index Fund            Fund                         Telecommunication Services
FTSE All-World ex-US Index Fund  Mega Cap 300 Index Fund      Index Fund
Health Care Index Fund           Mega Cap 300 Value Index FundUtilities Index Fund
High Dividend Yield Index Fund   Mid-Cap Growth Fund


THE PORTFOLIO MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING FIXED INCOME SECURITIES, BY ENTERING INTO REPURCHASE AGREEMENTS, BY LENDING ITS PORTFOLIO SECURITIES, OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison H.

Variable Insurance Fund (Balanced Portfolio, Capital Growth Portfolio, Diversified Value Portfolio, Equity Income Portfolio, Equity Index Portfolio, Growth Portfolio, High Yield Bond Portfolio, International Portfolio, Mid-Cap Index Portfolio, Money Market Portfolio, REIT Index Portfolio, Short-Term Investment-Grade Portfolio, Small Company Growth Portfolio, Total Bond Market Index Portfolio, Total Stock Market Index Portfolio)

THE FUND MAY NOT LEND MONEY TO ANY PERSON EXCEPT BY PURCHASING FIXED INCOME SECURITIES THAT ARE PUBLICLY DISTRIBUTED; BY ENTERING INTO REPURCHASE AGREEMENTS, PROVIDED, HOWEVER, THAT THE REPURCHASE AGREEMENTS MATURING IN MORE THAN SEVEN DAYS, TOGETHER WITH SECURITIES WHICH DO NOT HAVE READILY AVAILABLE MARKET QUOTATIONS, WILL NOT EXCEED 15% OF THE FUND'S TOTAL ASSETS; BY LENDING ITS PORTFOLIO SECURITIES; OR THROUGH VANGUARD'S INTERFUND LENDING PROGRAM.

For a comparison of this policy with the proposed policy, please see
Comparison J.

Windsor Fund                   Windsor II Fund

The Fund may make loans only as permitted under the 1940 Act and any applicable SEC Rules and interpretations.

For a comparison of this policy with the proposed policy, please see
Comparison B.

FTSE All-World ex-US           Total World Stock Index Fund
Small-Cap Index Fund

SUBPROPOSAL 2E ON COMMODITIES

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN BOND AND STOCK FUTURES CONTRACTS, BOND AND STOCK OPTIONS, AND OPTIONS ON BOND AND STOCK FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Balanced Index Fund            Wellington Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN FUTURES CONTRACTS AND OPTIONS TRANSACTIONS. NO MORE THAN 5% OF A FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Inflation-Protected Securities Long-Term Bond Index Fund     Total Bond Market II Index Fund
Fund                           Short-Term Bond Index Fund
Intermediate-Term Bond         Total Bond Market Index Fund
Index Fund

THE FUND MAY NOT PURCHASE OR SELL PHYSICAL COMMODITIES UNLESS ACQUIRED AS A RESULT OF OWNERSHIP OF SECURITIES OR OTHER INSTRUMENTS. THIS LIMITATION SHALL NOT PREVENT THE FUND FROM PURCHASING, SELLING, OR ENTERING INTO SECURITIES OR OTHER INSTRUMENTS BACKED BY PHYSICAL COMMODITIES, FOREIGN CURRENCIES, FOREIGN CURRENCY FORWARD CONTRACTS, FOREIGN CURRENCY OPTIONS, FUTURES CONTRACTS, OPTIONS ON FUTURES CONTRACTS, SWAP AGREEMENTS, OR OTHER DERIVATIVE INSTRUMENTS, SUBJECT TO COMPLIANCE WITH APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES AND COMMODITIES LAWS.

For a comparison of this policy with the proposed policy,  please see
Comparison B.

Consumer Discretionary Index     High Dividend Yield Index    Mid-Cap Growth Fund
Fund                             Fund
                                 Industrials Index Fund       Municipal Cash Management
Consumer Staples Index Fund      Information Technology Index Fund
Diversified Equity Fund          Fund                         Structured Broad Market Fund
Energy Index Fund                International Explorer Fund  Structured Large-Cap Equity Fund
Extended Duration Treasury       Market Liquidity Fund        Structured Large-Cap Growth
Index Fund                       Market Neutral Fund          Fund
FTSE All-World ex-US Index Fund  Materials Index Fund         Structured Large-Cap Value Fund
FTSE All-World ex-US Small-Cap   Mega-Cap 300 Growth Index    Telecommunication Services
Index Fund                       Fund                         Index Fund
Financials Index Fund            Mega-Cap 300 Index Fund      Total World Stock Index Fund
Health Care Index Fund           Mega-Cap 300 Value Index FundUtilities Index Fund

THE FUND MAY NOT PURCHASE OR SELL PHYSICAL COMMODITIES UNLESS ACQUIRED AS A RESULT OF OWNERSHIP OF SECURITIES OR OTHER INSTRUMENTS. THIS LIMITATION SHALL NOT PREVENT THE FUND FROM PURCHASING, SELLING, OR ENTERING INTO SECURITIES OR OTHER INSTRUMENTS BACKED BY OR LINKED TO THE RETURNS OF PHYSICAL COMMODITIES, INCLUDING, BUT NOT LIMITED TO, FUTURES CONTRACTS, OPTIONS ON FUTURES CONTRACTS, SWAP AGREEMENTS, FOREIGN CURRENCIES, FOREIGN CURRENCY FORWARD CONTRACTS, FOREIGN CURRENCY OPTIONS, OR OTHER DERIVATIVE INSTRUMENTS, SUBJECT TO COMPLIANCE WITH APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES AND COMMODITIES LAWS. FOR A COMPARISON OF THIS POLICY WITH THE PROPOSED POLICY, PLEASE SEE COMPARISON B.

Managed Payout Distribution      Managed Payout Growth and    Managed Payout Growth
Focus Focus Fund                 Distribution Fund            Fund

The Fund may not invest in commodities or commodity contracts. For a comparison of this policy with the proposed policy, please see Comparison L.

Admiral Treasury  Money Market   Federal Money Market Fund    Treasury Money Market Fund
Fund                             Prime Money Market Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN STOCK FUTURES CONTRACTS, STOCK OPTIONS, AND OPTIONS ON STOCK FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME. FOR A COMPARISON OF THIS POLICY WITH THE PROPOSED POLICY, PLEASE SEE COMPARISON K.

Emerging Markets Stock Index    Pacific Stock Index Fund      Target Retirement 2025 Fund
Fund                            PRIMECAP Fund                 Target Retirement 2030 Fund
Equity Income Fund              PRIMECAP Core Fund            Target Retirement 2035 Fund
European Stock Index Fund       Target Retirement Income Fund Target Retirement 2040 Fund
Explorer Fund                   Target Retirement 2005 Fund   Target Retirement 2045 Fund
Growth and Income Fund          Target Retirement 2010 Fund   Target Retirement 2050 Fund
Growth Equity Fund              Target Retirement 2015 Fund   Windsor Fund
International Value Fund        Target Retirement 2020 Fund   Windsor II Fund

THE FUND MAY NOT PURCHASE OR SELL COMMODITIES.

For a comparison of this policy with the proposed policy, please see
Comparison M.

California Tax-Exempt Money     New York Tax-Exempt Money     Pennsylvania Tax-Exempt Money
Market Fund                     Market Fund                   Market Fund
New Jersey Tax-Exempt Money     Ohio Tax-Exempt Money Market  STAR Fund
Market Fund                     Fund


THE FUND MAY NOT PURCHASE OR SELL COMMODITIES, EXCEPT THAT IT MAY INVEST IN FIXED INCOME FUTURES CONTRACTS, FIXED INCOME OPTIONS, AND OPTIONS ON FIXED INCOME FUTURES CONTRACTS. NO MORE THAT 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

California Intermediate-Term   Massachusetts Tax-Exempt     New York Long-Term
Tax-Exempt Fund                Fund                         Tax-Exempt Fund
California Long-Term           New Jersey Long-Term         Ohio Long-Term Tax-Exempt Fund
Tax-Exempt Fund                Tax-Exempt Fund              Pennsylvania Long-Term Tax-
                                                            Exempt Fund


THE FUND MAY NOT PURCHASE OR SELL COMMODITIES, EXCEPT THAT IT MAY INVEST IN FIXED INCOME FUTURES CONTRACTS, FIXED INCOME OPTIONS, AND OPTIONS ON FIXED INCOME FUTURES CONTRACTS. NO MORE THAT 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS.

For a comparison of this policy with the proposed policy,  please see
Comparison K.

Florida Long-Term Tax-Exempt
Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN BOND (STOCK) FUTURES CONTRACTS, BOND (STOCK) OPTIONS, AND OPTIONS ON BOND (STOCK) FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy,  please see
Comparison K.

GNMA Fund                       Intermediate-Term Treasury    Short-Term Federal Fund
                                Fund
High-Yield Corporate Fund       Long-Term Investment-Grade    Short-Term Investment-Grade
Intermediate-Term Investment-   Fund                          Fund
Grade Fund                      Long-Term Treasury Fund       Short-Term Treasury Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN FORWARD FOREIGN CURRENCY EXCHANGE TRANSACTIONS, FUTURES CONTRACTS, OPTIONS, AND OPTIONS ON FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY ONE TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Capital Opportunity Fund         Strategic Equity Fund
Global Equity Fund               Strategic Small-Cap Equity Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN STOCK INDEX FUTURES CONTRACTS, STOCK OPTIONS, AND OPTIONS ON STOCK INDEX FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy,  please see
Comparison K.

500 Index Fund                 Mid-Cap Growth Index Fund     Small-Cap Index Fund
Extended Market Index Fund     Mid-Cap Index Fund            Small-Cap Value Index Fund
Growth Index Fund              Mid-Cap Value Index Fund      Total Stock Market Index Fund
Large-Cap Index Fund           Small-Cap Growth Index Fund   Value Index Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN CERTAIN INDEX FUTURES CONTRACTS, OPTIONS, AND OPTIONS ON INDEX FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy,  please see
Comparison K.

Institutional Index Fund      Institutional Total Bond Market   Institutional Total Stock Market
                              Index Fund                        Index Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN BOND OR STOCK INDEX FUTURES CONTRACTS, BOND OR STOCK OPTIONS, AND OPTIONS ON BOND OR STOCK INDEX FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE OBLIGATED UNDER FUTURES CONTRACTS OR OPTIONS.

For a comparison of this policy with the proposed policy,  please see
Comparison K.

Capital Value Fund            U.S. Value Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN BOND OR STOCK INDEX FUTURES CONTRACTS, BOND OR STOCK OPTIONS, AND OPTIONS ON BOND OR STOCK INDEX FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 50% OF THE FUND'S TOTAL ASSETS MAY BE OBLIGATED UNDER FUTURES CONTRACTS OR OPTIONS. HOWEVER, UNDER UNUSUAL CIRCUMSTANCES, THE FUND MAY MAINTAIN A FUTURES POSITION THAT IS EQUIVALENT IN VALUE UP TO 100% OF THE FUND'S ASSETS.

For a comparison of this policy with the proposed policy,  please see
Comparison N.

Asset Allocation Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN STOCK FUTURES CONTRACTS AND OPTIONS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN STOCK FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Morgan Growth Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN STOCK FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.
FOR A COMPARISON OF THIS POLICY WITH THE PROPOSED POLICY, PLEASE SEE COMPARISON
K.

Convertible Securities Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN STOCK FUTURES CONTRACTS, STOCK OPTIONS, AND OPTIONS ON STOCK FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

U.S. Growth Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN STOCK FUTURES CONTRACTS, STOCK OPTIONS, OPTIONS ON STOCK FUTURES CONTRACTS, AND FOREIGN CURRENCY FUTURES CONTRACTS AND OPTIONS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

FTSE Social Index Fund           International Growth Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT THE FUND MAY INVEST IN STOCK FUTURES CONTRACTS, STOCK OPTIONS, AND OPTIONS ON STOCK FUTURES CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS. ADDITIONALLY, NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN SWAP AGREEMENTS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Selected Value Fund

THE FUND MAY NOT INVEST IN COMMODITIES. THE FUND MAY INVEST IN FUTURES CONTRACTS ON SECURITIES AND INDEXES. THE FUND MAY ALSO INVEST IN OPTIONS ON FUTURES AND OPTIONS ON SECURITIES AND INDEXES. NO MORE THAN 5% OF THE FUND'S ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT AND PREMIUM FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Wellesley Income Fund

THE PORTFOLIO MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN FUTURES CONTRACTS AND OPTIONS TRANSACTIONS. NO MORE THAN 5% OF THE PORTFOLIO'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE PORTFOLIO'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Variable Insurance Fund (Balanced Portfolio, Capital Growth Portfolio, Diversified Value Portfolio, Equity Income Portfolio, Equity Index Portfolio, Growth Portfolio, High Yield Bond Portfolio, International Portfolio, Mid-Cap Index Portfolio, REIT Index Portfolio, Short-Term Investment-Grade Portfolio, Small Company Growth Portfolio, Total Bond Market Index Portfolio, Total Stock Market Index Portfolio)

THE PORTFOLIO MAY NOT INVEST IN COMMODITIES.

For a comparison of this policy with the proposed policy,  please see
Comparison L.

Variable Insurance Fund (Money Market Portfolio)

THE FUND MAY NOT INVEST IN COMMODITIES OR COMMODITY CONTRACTS, EXCEPT THAT IT MAY INVEST IN STOCK AND BOND FUTURES CONTRACTS, OPTIONS, AND OPTIONS ON FUTURES CONTRACTS. NO MORE THAN 3% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Tax-Managed Balanced Fund      Tax-Managed Growth and         Tax-Managed Small-Cap Fund
Tax-Managed Capital            Income Fund
Appreciation Fund              Tax-Managed International Fund

THE FUND MAY NOT INVEST IN COMMODITIES, EXCEPT THAT IT MAY INVEST IN FIXED INCOME FUTURES CONTRACTS AND OPTIONS ON FIXED INCOME CONTRACTS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

High-Yield Tax-Exempt Fund      Limited-Term Tax-Exempt Fund Short-Term Tax-Exempt Fund
Intermediate-Term Tax-Exempt    Long-Term Tax-Exempt Fund    Tax-Exempt Money Market Fund
Fund


THE FUND MAY NOT INVEST IN COMMODITIES OR COMMODITY CONTRACTS, EXCEPT THAT IT MAY INVEST IN FORWARD FOREIGN CURRENCY EXCHANGE TRANSACTIONS AND IN FUTURE CONTRACTS AND OPTIONS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE OBLIGATED UNDER FUTURES CONTRACTS AND OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Dividend Appreciation Index    Dividend Growth Fund       Health Care Fund
Fund                           Energy Fund                REIT Index Fund

THE FUND MAY NOT INVEST IN COMMODITIES OR COMMODITY CONTRACTS, EXCEPT THAT IT MAY INVEST IN FORWARD FOREIGN CURRENCY EXCHANGE TRANSACTIONS AND THE FUND MAY INVEST IN FUTURE CONTRACTS AND OPTIONS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE OBLIGATED UNDER FUTURES CONTRACTS AND OPTIONS AT ANY TIME. THE FUND MAY ALSO INVEST IN BULLION AS DESCRIBED IN THE PROSPECTUS.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Precious Metals and Mining Fund

THE FUND MAY NOT PURCHASE OR SELL COMMODITIES, EXCEPT THAT IT MAY INVEST IN FUTURES CONTRACTS AND OPTIONS TRANSACTIONS. NO MORE THAN 5% OF THE FUND'S TOTAL ASSETS MAY BE USED AS INITIAL MARGIN DEPOSIT FOR FUTURES CONTRACTS, AND NO MORE THAN 20% OF THE FUND'S TOTAL ASSETS MAY BE INVESTED IN FUTURES CONTRACTS OR OPTIONS AT ANY TIME.

For a comparison of this policy with the proposed policy, please see
Comparison K.

Developed Markets Index Fund    LifeStrategy Conservative   LifeStrategy Moderate
Institutional Developed Markets Growth Fund                 Growth Fund
Index Fund                      LifeStrategy Growth Fund    Total International Stock
                                LifeStrategy Income Fund    Index Fund


SUBPROPOSAL 2F ON INDUSTRY CONCENTRATION

THE FUND MAY NOT INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN ANY ONE INDUSTRY.

For a comparison of this policy with the proposed policy,  please see
Comparison O.

500 Index Fund                   LifeStrategy Growth Fund       Strategic Small-Cap Equity Fund
Asset Allocation Fund            LifeStrategy Income Fund       Target Retirement Income Fund
Balanced Index Fund              LifeStrategy Moderate Growth   Target Retirement 2005 Fund
Capital Opportunity Fund         Fund                           Target Retirement 2010 Fund
Capital Value Fund               Limited-Term Tax-Exempt Fund   Target Retirement 2015 Fund
Convertible Securities Fund      Long-Term Investment-Grade     Target Retirement 2020 Fund
                                 Fund
Developed Markets Index Fund     Long-Term Tax-Exempt Fund      Target Retirement 2025 Fund
Equity Income Fund               Long-Term Treasury Fund        Target Retirement 2030 Fund
Explorer Fund                    Mega Cap 300 Growth Index      Target Retirement 2035 Fund
                                 Fund
Extended Market Index Fund       Mega Cap 300 Index Fund        Target Retirement 2040 Fund
FTSE Social Index Fund           Mega Cap 300 Value Index Fund  Target Retirement 2045 Fund
Global Equity Fund               Mid-Cap Growth Index Fund      Target Retirement 2050 Fund
GNMA Fund                        Mid-Cap Index Fund             Tax-Exempt Money Market Fund
Growth and Income Fund           Mid-Cap Value Index Fund       Tax-Managed Balanced Fund
Growth Equity Fund                                              Tax-Managed Capital Appreciation
                                                                Fund
Growth Index Fund                Morgan Growth Fund
High-Yield Corporate Fund        PRIMECAP Fund                  Tax-Managed Growth and Income
                                                                Fund
High-Yield Tax-Exempt Fund       PRIMECAP Core Fund             Tax-Managed International Fund
Institutional Developed Markets  Selected Value Fund            Tax-Managed Small-Cap Fund
Index Fund                       Short-Term Federal Fund        Total International Stock Index
Intermediate-Term Investment-    Short-Term Investment-Grade    Fund
Grade Fund                       Fund
Intermediate-Term Tax-Exempt     Short-Term Tax-Exempt Fund     Total Stock Market Index Fund
Fund
Intermediate-Term Treasury Fund  Short-Term Treasury Fund       U.S. Growth Fund
                                                                U.S. Value Fund
International Growth Fund        Small-Cap Growth Index Fund    Value Index Fund
                                 Small-Cap Index Fund
International Value Fund         Small-Cap Value Index Fund     Wellesley Income Fund
Large-Cap Index Fund             STAR Fund                      Wellington Fund
LifeStrategy Conservative        Strategic Equity Fund          Windsor Fund
Growth Fund
                                                                Windsor II Fund

THE FUND MAY NOT INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN ANY ONE INDUSTRY EXCEPT AS NECESSARY TO APPROXIMATE THE COMPOSITION OF ITS TARGET INDEX.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Emerging Markets Stock Index    Institutional Index Fund     Long-Term Bond Index Fund
Fund                            Institutional Total Bond     Pacific Stock Index Fund
                                Market
European Stock Index Fund       Index Fund                   Short-Term Bond Index Fund
Extended Duration Treasury      Institutional Total Stock    Total Bond Market Index Fund
                                Market
Index Fund                      Index Fund
                                                             Total Bond Market II Index Fund
Inflation-Protected Securities  Intermediate-Term Bond
Fund                            Index Fund

THE FUND MAY NOT CONCENTRATE ITS INVESTMENTS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES, WITHIN THE MEANING OF THE 1940 ACT, EXCEPT AS NECESSARY TO APPROXIMATE THE COMPOSITION OF ITS TARGET INDEX.

For a comparison of this policy with the proposed policy, please see
Comparison P.

FTSE All-World ex-US Small-Cap   Total World Stock Index
Fund                             Index Fund

THE FUND MAY NOT CONCENTRATE ITS INVESTMENTS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES, WITHIN THE MEANING OF THE 1940 ACT.

For a comparison of this policy with the proposed policy, please see
Comparison Q.

FTSE All-World ex-US Index Fund  Managed Payout Growth and    Structured Broad Market Fund
High Dividend Yield Index Fund   Distribution Fund            Structured Large-Cap Equity Fund
International Explorer Fund      Managed Payout Growth Focus  Structured Large-Cap Growth
                                 Fund                         Fund
Managed Payout Distribution
Focus Fund                       Market Neutral Fund          Structured Large-Cap Value Fund
                                 Mid-Cap Growth Fund

THE FUND MAY NOT PURCHASE SECURITIES OF ANY ISSUER IF, AS A RESULT, MORE THAN 25% OF THE FUND'S TOTAL ASSETS WOULD BE INVESTED IN THE SECURITIES OF COMPANIES WHOSE PRINCIPAL BUSINESS ACTIVITIES ARE IN THE SAME INDUSTRY, EXCEPT THAT: (1) THE FUND WILL INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN THE FINANCIAL SERVICES INDUSTRY; AND (2) THE FUND MAY INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN SECURITIES ISSUED OR GUARANTEED BY THE U.S. GOVERNMENT OR ITS AGENCIES OR INSTRUMENTALITIES, AND IN CERTIFICATES OF DEPOSIT OR BANKER'S ACCEPTANCES OF DOMESTIC INSTITUTIONS.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Prime Money Market Fund

THE FUND MAY NOT INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN ANY ONE INDUSTRY, PROVIDED THAT THERE IS NO LIMITATION WITH RESPECT TO INVESTMENT IN U.S. TREASURY BILLS, OTHER OBLIGATIONS ISSUED OR GUARANTEED BY THE U.S. GOVERNMENT OR ITS AGENCIES OR INSTRUMENTALITIES, OR CERTIFICATES OF DEPOSIT OR BANKER'S ACCEPTANCES OF DOMESTIC INSTITUTIONS.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Admiral Treasury Money           Federal Money Market Fund      Treasury Money Market Fund
Market Fund

THE FUND WILL CONCENTRATE ITS ASSETS IN SECURITIES OF ISSUERS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES DENOTED BY THE FUND'S NAME.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Consumer Discretionary Index    Health Care Index Fund         Telecommunication Services
Fund                            Industrials Index Fund         Index Fund
Consumer Staples Index Fund     Information Technology Index   Utilities Index Fund
Energy Index Fund               Fund
Financials Index Fund           Materials Index Fund

THE FUND WILL CONCENTRATE ITS ASSETS IN SECURITIES OF ISSUERS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES DENOTED BY THE FUND'S NAME. THAT IS, THE FUND WILL CONCENTRATE IN ENERGY-INDUSTRY SECURITIES.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Energy Fund

THE FUND WILL CONCENTRATE ITS ASSETS IN SECURITIES OF ISSUERS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES DENOTED BY THE FUND'S NAME. THAT IS, THE FUND WILL CONCENTRATE IN HEALTH CARE-INDUSTRY SECURITIES.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Health Care Fund

THE FUND WILL CONCENTRATE ITS ASSETS IN SECURITIES OF ISSUERS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES DENOTED BY THE FUND'S NAME. THAT IS, THE FUND WILL CONCENTRATE IN PRECIOUS METALS-INDUSTRY SECURITIES.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Precious Metals and Mining Fund

THE FUND WILL CONCENTRATE ITS ASSETS IN SECURITIES OF ISSUERS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES DENOTED BY THE FUND'S NAME. THAT IS, THE FUND WILL CONCENTRATE IN REIT SECURITIES.

For a comparison of this policy with the proposed policy, please see
Comparison B.

REIT Index Fund

THE FUND WILL CONCENTRATE NO MORE THAN 25% OF ITS ASSETS IN ANY SINGLE INDUSTRY.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Dividend Appreciation            Dividend Growth Fund
Index Fund

THE FUND MAY NOT CONCENTRATE ITS INVESTMENTS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES, WITHIN THE MEANING OF THE 1940 ACT, AND AS INTERPRETED, MODIFIED, OR OTHERWISE PERMITTED BY REGULATORY AUTHORITY HAVING JURISDICTION, FROM TIME TO TIME.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Diversified Equity Fund

THE PORTFOLIO MAY NOT INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN ANY ONE INDUSTRY. THIS LIMITATION DOES NOT APPLY TO OBLIGATIONS OF THE U.S. GOVERNMENT OR ITS AGENCIES OR INSTRUMENTALITIES.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Variable Insurance Fund (Balanced Portfolio, Capital Growth Portfolio, Diversified Value Portfolio, Equity Income Portfolio, Equity Index Portfolio, Growth Portfolio, High Yield Bond Portfolio, International Portfolio, Mid-Cap Index Portfolio, Short-Term Investment-Grade Portfolio, Small Company Growth Portfolio, Total Bond Market Index Portfolio, Total Stock Market Index Portfolio)

THE PORTFOLIO WILL CONCENTRATE ITS ASSETS IN SECURITIES OF ISSUERS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES DENOTED BY THE PORTFOLIO'S NAME. THAT IS, THE PORTFOLIO WILL CONCENTRATE IN REIT SECURITIES.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Variable Insurance Fund (REIT Index Portfolio)

THE PORTFOLIO MAY NOT INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN ANY ONE INDUSTRY. THIS LIMITATION DOES NOT APPLY TO OBLIGATIONS OF THE U.S. GOVERNMENT OR ITS AGENCIES OR INSTRUMENTALITIES. THE PORTFOLIO MAY NOT PURCHASE SECURITIES OF ANY ISSUER IF, AS A RESULT, MORE THAN 25% OF THE PORTFOLIO'S TOTAL ASSETS WOULD BE INVESTED IN THE SECURITIES OF COMPANIES WHOSE PRINCIPAL BUSINESS ACTIVITIES ARE IN THE SAME INDUSTRY, EXCEPT THAT: (1) THE PORTFOLIO WILL INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN THE FINANCIAL SERVICES INDUSTRY; AND (2) THE PORTFOLIO MAY INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN SECURITIES ISSUED OR GUARANTEED BY THE U.S. GOVERNMENT OR ITS AGENCIES OR INSTRUMENTALITIES, AND IN CERTIFICATES OF DEPOSIT OR BANKER'S ACCEPTANCES OF DOMESTIC INSTITUTIONS.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Variable Insurance Fund (Money Market Portfolio)

THE FUND MAY NOT PURCHASE SECURITIES OF ANY ISSUER IF, AS A RESULT, MORE THAN 25% OF THE FUND'S TOTAL ASSETS WOULD BE INVESTED IN THE SECURITIES OF COMPANIES WHOSE PRINCIPAL BUSINESS ACTIVITIES ARE IN THE SAME INDUSTRY, EXCEPT THAT: (1) THE FUND WILL INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN THE FINANCIAL SERVICES INDUSTRY; AND (2) THE FUND MAY INVEST MORE THAN 25% OF ITS TOTAL ASSETS IN SECURITIES ISSUED OR GUARANTEED BY THE U.S. GOVERNMENT OR ITS AGENCIES AND INSTRUMENTALITIES AND IN CERTIFICATES OF DEPOSITS OR BANKER'S ACCEPTANCES OF DOMESTIC INSTITUTIONS. THIS LIMITATION SHALL NOT BE DEEMED TO (1) LIMIT THE ABILITY OF THE FUND TO INVEST IN SECURITIES ISSUED BY ANY COMPANY OR GROUP OF COMPANIES LOCATED IN ANY COUNTRY OR GROUP OF COUNTRIES, OR (2) LIMIT THE ABILITY OF THE FUND TO INVEST IN OBLIGATIONS ISSUED OR GUARANTEED BY ANY GOVERNMENT, OR ANY AGENCY OR INSTRUMENTALITY OF ANY GOVERNMENT, OF ANY COUNTRY.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Market Liquidity Fund

THE FUND MAY NOT CONCENTRATE ITS INVESTMENTS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES, WITHIN THE MEANING OF THE 1940 ACT. THIS LIMITATION SHALL NOT BE DEEMED TO (1) LIMIT THE ABILITY OF THE FUND TO INVEST IN SECURITIES ISSUED BY ANY COMPANY OR GROUP OF COMPANIES LOCATED IN ANY COUNTRY OR GROUP OF COUNTRIES, OR (2) LIMIT THE ABILITY OF THE FUND TO INVEST IN OBLIGATIONS ISSUED OR GUARANTEED BY ANY GOVERNMENT, OR ANY AGENCY OR INSTRUMENTALITY OF ANY GOVERNMENT, OR ANY COUNTRY.

For a comparison of this policy with the proposed policy, please see
Comparison B.

Municipal Cash Management Fund

COMPARISONS OF CURRENT AND PROPOSED FUNDAMENTAL POLICIES

COMPARISON A (REAL ESTATE)
The proposed policy differs from the existing policy in that it permits a fund to own real estate "acquired as a result of ownership of securities or other instruments." This exception is intended to cover a situation in which a fund acquires real estate unintentionally. Although extremely unlikely, this could happen if, for example, a fund owns shares of a company that liquidates and is forced to take real estate as part of the liquidation. In our view, this difference does not affect the fund's risk profile.

COMPARISON B (VARIOUS POLICIES)
There is no material difference between the proposed policy and the existing policy.

COMPARISON C (REAL ESTATE)
The proposed policy differs from the existing policy in that it permits a fund to own real estate "acquired as a result of ownership of securities or other instruments." This exception is intended to cover a situation in which a fund acquires real estate unintentionally. Although extremely unlikely, this could happen if, for example, a fund owns shares of a company that liquidates and is forced to take real estate as part of the liquidation. In addition, the proposed policy differs from the existing policy in that it does not prohibit investment in real estate investment trust (REIT) securities. REITs rarely issue securities eligible for investment by money market funds, so it is unlikely that the fund will invest in REIT securities. If it did, the security purchased would have to meet the same eligibility standards, including standards that limit risk, as other money market instruments. In our view, these differences do not affect the fund's risk profile.

COMPARISON D (REAL ESTATE)
The proposed policy is more restrictive than the existing policy in that it essentially prohibits direct investment in real estate. Although the existing policy contains no comparable limitation, the fund has never actually owned real estate directly. In our view, this difference does not affect the fund's risk profile.

COMPARISON E (SENIOR SECURITIES)
The existing policy prohibits a fund from issuing senior securities; the proposed policy would permit a fund to do so as permitted by applicable law. The proposed policy would allow the funds to take advantage of regulatory changes in the future that permit mutual funds to issue senior securities. Currently, the funds can take advantage of regulatory initiatives regarding senior securities only if those initiatives define a practice as not constituting the issuance of a senior security. This is a subtle distinction, and one that is unlikely to affect the bond index funds' risk profile, although it is impossible to say with certainty because it is impossible to know what regulatory changes might occur in the future that permit mutual funds to issue senior securities.

COMPARISON F (SENIOR SECURITIES)
The existing policy expressly permits the fund to sell securities short; the proposed policy contains no comparable language. In reality, there is no material difference between the policies because applicable law permits a fund to sell securities short so long as it employs certain protective techniques.

COMPARISON G (BORROWING)
The proposed policy would permit a fund to borrow more than it could under the existing policy. If the fund did borrow more, it would be subject to a greater degree of risk, including the possibility of lower performance (if the return on the borrowed money is less than the interest cost on the borrowing) and greater volatility (if the borrowing is used for leverage). That said, merely modifying the borrowing policy, without changing a fund's borrowing activities, will not affect the fund's risk profile. The funds do not intend to change their borrowing activities in response to the modification of the policy.

COMPARISON H (LOANS)
The existing policy limits the methods by which a fund may make loans; the proposed policy permits a fund to make any loan permitted by law. Neither policy limits the amount a fund can lend except as limited by applicable law. In our view, the proposed policy will not affect the fund's risk profile.

COMPARISON I (LOANS)
The existing policy limits the methods by which a fund may make loans; the proposed policy permits a fund to make any loan permitted by law. The existing policy also limits the amount a fund can lend through repurchase agreements, while the proposed policy contains no comparable limitation. In our view, these differences do not affect the fund's risk profile. In any event, it is unlikely that the fund would be able to subject more than 10% of its assets to repurchase agreements even under the proposed policy because such agreements would probably be considered illiquid securities and the SEC limits a money market fund's investment in illiquid securities to a maximum of 10%.

COMPARISON J (LOANS)
The existing policy limits the methods by which a fund may make loans; the proposed policy permits a fund to make any loan permitted by law. The existing policy also limits the amount a fund can lend through repurchase agreements, while the proposed policy contains no comparable limitation. In our view, these differences do not affect the fund's risk profile. In any event, it is unlikely that the fund would be able to subject more than 15% of its assets to repurchase agreements even under the proposed policy because such agreements would probably be considered illiquid securities and the SEC limits a non-money market fund's investment in illiquid securities to a maximum of 15%.

COMPARISON K (COMMODITIES)
The proposed policy would permit a fund to invest in any commodity, not just those identified specifically in the existing policy, and would permit a fund to invest more of its assets in commodities than it could under the existing policy. If a fund did invest more in commodities, and if it did so in a way that increased leverage, it would be subject to a higher degree of risk because leveraged investments in commodity-type instruments (such as futures contracts and options) can produce substantial losses (or gains) based on relatively small price movements in the underlying asset. Unlike the existing policy, the proposed policy does not prohibit a fund from investing in physical commodities. Investing in contracts for physical commodities could subject a fund to investment risks such as price volatility and to operational risks if the fund were forced to accept delivery of the physical commodity. That said, merely modifying the commodities policy, without changing a fund's investment in such instruments, will not affect the fund's risk profile. The funds do not intend to change their investments in commodities-type instruments in response to the modification of the policy, and particularly have no intention to invest in contracts for physical commodities.

COMPARISON L (COMMODITIES)
The proposed policy, which permits investment in commodities as permitted by law, on its face appears to differ from the existing policy. However, these funds are all money market funds and money market funds are not permitted to invest in commodities. So in reality there is no material difference between the proposed policy and the existing policy.

COMPARISON M (COMMODITIES)
For those funds that are money market funds, see Comparison L above. For STAR Fund, see the discussion in the text of Proposal 2e. Comparison N (commodities) The proposed policy would permit a fund to invest in any commodity, not just those identified specifically in the existing policy, and, when "unusual circumstances" are not present, would permit a fund to invest more of its assets in commodities than it could under the existing policy. If a fund did invest more in commodities, and if it did so in a way that increased leverage, it would be subject to a higher degree of risk because leveraged investments in commodity-type instruments (such as futures contracts and options) can produce substantial losses (or gains) based on relatively small price movements in the underlying asset. Unlike the existing policy, the proposed policy does not prohibit a fund from investing in physical commodities. Investing in contracts for physical commodities could subject a fund to investment risks such as price volatility and to operational risks if the fund were forced to accept delivery of the physical commodity. That said, merely modifying the commodities policy, without changing a fund's investment in such instruments, will not affect the fund's risk profile. The funds do not intend to change their investments in commodities-type instruments in response to the modification of the policy, and particularly have no intention to invest in contracts for physical commodities.

COMPARISON O (INDUSTRY CONCENTRATION)
For those funds that are not index funds, there is no material difference between the proposed policy and the existing policy. For those funds that are index funds, the proposed policy differs from the existing policy in that it adds an exception that permits an index fund to concentrate "as may be necessary to approximate the composition of its target index." We expect that most indexes tracked by Vanguard funds will rarely if ever become concentrated, and therefore that the funds that seek to track those indexes will rarely if ever need to take advantage of this ability to concentrate. In the unlikely event that a fund does become concentrated in seeking to track its target index, it will be subject to concentration risk--that is, the risk that problems affecting a particular industry will have a significant adverse effect on the performance of the fund. Although concentration would increase the fund's risk profile, it also would ensure that the fund's risk profile and performance remain correlated with those of the index it seeks to track.

COMPARISON P (INDUSTRY CONCENTRATION)
The proposed policy, unlike the existing policy, does not refer to a "group of industries." Otherwise, there is no material difference between the proposed policy and the existing policy.

COMPARISON Q (INDUSTRY CONCENTRATION)
For all of the funds, the proposed policy differs from the existing policy in that it does not refer to a "group of industries." For those funds that are index funds, the policies also differ in that the proposed policy adds an exception that permits an index fund to concentrate "as may be necessary to approximate the composition of its target index." We expect that most indexes tracked by Vanguard funds will rarely if ever become concentrated, and therefore that the funds that seek to track those indexes will rarely if ever need to take advantage of this ability to concentrate. In the unlikely event that a fund does become concentrated in seeking to track its target index, it will be subject to concentration risk--that is, the risk that problems affecting a particular industry will have a significant adverse effect on the performance of the fund. Although concentration would increase the fund's risk profile, it also would ensure that the fund's risk profile and performance remain correlated with those of the index it seeks to track.











500 is a trademark of The McGraw-Hill Companies, Inc., and has been licensed for use by The Vanguard Group, Inc. Vanguard mutual funds are not sponsored, endorsed, sold, or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in the funds.

"Dividend Achievers" is a trademark of Mergent, Inc., and has been licensed for use by The Vanguard Group, Inc. Vanguard mutual funds are not sponsored, endorsed, sold, or promoted by Mergent, and Mergent makes no representation regarding the advisability of investing in the funds.

"FTSE(R)" is a trademark jointly owned by the London Stock Exchange plc and The Financial Times Limited and is used by FTSE International Limited under license. FTSE International Limited does not sponsor, endorse, or promote the fund; is not in any way connected to it; and does not accept any liability in relation to its issue, operation, and trading.

"The funds or securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such funds or securities. For any such funds or securities, the prospectus or the Statement of Additional Information contains a more detailed description of the limited relationship MSCI has with The Vanguard Group and any related funds."

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


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
                                                    [SHIP LOGO (R)]
                                                     P.O. Box 2600
                                                     Valley Forge, PA 19482-2600



CONNECT WITH VANGUARD(R) >  www.vanguard.com






                                    (C) 2009 The Vanguard Group, Inc.
                                    All rights reserved.
                                    Vanguard Marketing Corporation, Distributor.



                                    PROXY 042009

[SHIP LOGO VANGUARD /(R/)]                                                 PROXY

                               THE VANGUARD FUNDS
      PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JULY 2, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARDS OF TRUSTEES OF THE FUNDS


The undersigned hereby appoint(s) John J. Brennan, F. William McNabb III, and Heidi Stam, or any of them, as Proxies of the undersigned with full power of substitution, to vote and act with respect to all interests in each of the Funds with respect to which the undersigned is entitled to vote at the Special Meeting of Shareholders of each such Fund to be held at Vanguard's offices at 14321 N. Northsight Boulevard, Scottsdale, Arizona 85260, on July 2, 2009, at 8:30 a.m., local Arizona time, and at any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Joint Proxy Statement, and revokes any proxy previously given with respect to such meeting.

This proxy will be voted as instructed. If no specification is made for a proposal, the proxy will be voted "FOR" proposals 1-2 and "AGAINST" proposal 3. The Proxies are authorized in their discretion to vote upon such other matters as may come before the Meeting or any adjournments or postponements thereof.

                           VOTE VIA THE INTERNET: WWW.PROXY-DIRECT.COM/VANGUARD VOTE VIA THE TELEPHONE: 1-866-241-6192

                           ---------------------      -------------------------

                           ---------------------      -------------------------
                           NOTE: Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holders should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.


                           ----------------------------------------------------
                           Signature(s)


                           ----------------------------------------------------
                           Signature(s)



                           ----------------------------------------------------
                           Date                              VAN_19468F_040109



Vote via this Proxy Card for the following funds:

    FUND                                     FUND
    ----                                     -----
    Fundname Drop-In 1                       Fundname Drop-In 2
    Fundname Drop-In 3                       Fundname Drop-In 4
    Fundname Drop-In 5                       Fundname Drop-In 6


                                 VOTING OPTIONS
           READ YOUR PROXY STATEMENT AND HAVE IT AT HAND WHEN VOTING.

------------------------------  ------------------------  ----------------------
VOTE BY THE INTERNET            VOTE BY PHONE             VOTE BY MAIL
------------------------------  ------------------------  ----------------------
Log on to:                      Call 1-866-241-6192       Vote, sign and date
WWW.PROXY-DIRECT.COM/VANGUARD   Follow the recorded       this Proxy card and
Follow the on-screen            instructions available    return in the postage-
instructions                    24 hours                  paid envelope.
available
24 hours
[COMPUTER LOGO]                 [PHONE LOGO]              [MAIL-BOX LOGO]
------------------------------  ------------------------  ----------------------

    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ABOVE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VANGUARD
              FUNDS SHAREHOLDER MEETING TO BE HELD ON JULY 2, 2009

             THE PROXY STATEMENT FOR THIS MEETING IS AVAILABLE AT:
                     HTTPS://WWW.PROXY-DIRECT.COM/VANGUARD
                     -------------------------------------

  PLEASE USE THE 14 DIGIT NUMBER & 8 DIGIT CODE LISTED IN THE BOXES ABOVE THE
            SIGNATURE LINE WHEN ACCESSING MATERIAL VIA THE INTERNET.

          When you are ready to vote, you can use the same Number and
                              Code to record your vote.

THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1-2 AND AGAINST PROPOSAL 3. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: [ ]

--------------------------------------------------------------------------------
[ ] To vote in accordance with the Board recommendations mark this box. No other vote is necessary.
--------------------------------------------------------------------------------

1.   TO ELECT TRUSTEES:

                                                                                     FOR              WITHHOLD       FOR ALL
                                                                                     ALL              ALL            EXCEPT
01. John J. Brennan          02. Charles D.Ellis     03. Emerson U. Fullwood
04. Rajiv L. Gupta           05. Amy Gutmann         06. JoAnn Heffernan Heisen
07. F. William McNabb III    08. Andre F. Perold     09. Alfred M. Rankin, Jr.       [  ]             [  ]           [  ]
10. Peter F. Volanakis

To withhold authority to vote for any individual nominee(s) mark the "For All Except" and write the nominee number(s) on the line provided below.

--------------------------------------------------------------------------------



2.   TO APPROVE  UPDATING AND  STANDARDIZING  THE FUND(S)  FUNDAMENTAL  POLICIES
     REGARDING:

     2.a. Purchasing and Selling Real Estate.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.b. Issuing Senior Securities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.c. Borrowing Money.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.d. Making Loans.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.e. Purchasing and Selling Commodities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.f. Concentrating investments in a particular industry or group of industries.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.g. Elimination of outdated fundamental policies not required by law.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


3. SHAREHOLDER PROPOSAL "THAT THE BOARD INSTITUTE PROCEDURES TO PREVENT HOLDING INVESTMENTS IN COMPANIES THAT, IN THE JUDGMENT OF THE BOARD, SUBSTANTIALLY CONTRIBUTE TO GENOCIDE OR CRIMES AGAINST HUMANITY, THE MOST EGREGIOUS VIOLATIONS OF HUMAN RIGHTS."

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]







    PLEASE VOTE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE
                               ENCLOSED ENVELOPE
                                VAN_19468F_040109

[SHIP LOGO VANGUARD /(R/)]                                   VOTING INSTRUCTION

                               THE VANGUARD FUNDS
      PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JULY 2, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARDS OF TRUSTEES OF THE FUNDS

[INSURANCE COMPANY NAME DROP-IN]
The undersigned revoking all voting instructions heretofore given with respect to shares to be voted at the Special Meeting of Shareholders to be held at Vanguard's offices at 14321 N. Northsight Boulevard, Scottsdale, Arizona 85260, on July 2, 2009 at 8:30 a.m., local Arizona time, hereby instructs all shares deemed attributable to the undersigned's contract or policy with the issuing insurance company named above be voted as indicated on the Voting Instruction at the Special Meeting and at any adjournment(s) thereof. The issuing insurance company named above and any proxies appointed by it are authorized in their discretion to transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

VOTING INSTRUCTIONS ARE SOLICITED BY THE ISSUING INSURANCE COMPANY NAMED ABOVE ON BEHALF OF THE BOARDS OF TRUSTEES. SHARES WILL BE VOTED AS YOU SPECIFY. THE BOARDS OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1-2 AND "AGAINST" PROPOSAL 3. IF THIS VOTING INSTRUCTION IS SIGNED, DATED AND RETURNED WITH NO
CHOICE INDICATED AS TO THE PROPOSAL ON WHICH SHARES REPRESENTED BY THE UNDERSIGNED'S CONTRACT OR POLICY ARE ENTITLED TO BE VOTED, SUCH SHARES SHALL BE VOTED "FOR" PROPOSALS 1-2 AND "AGAINST" PROPOSAL 3.

                           VOTE VIA THE INTERNET: WWW.PROXY-DIRECT.COM/VANGUARD VOTE VIA THE TELEPHONE: 1-866-235-4258

                           ---------------------      -------------------------

                           ---------------------      -------------------------
                           NOTE: Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holders should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.


                           ----------------------------------------------------
                           Signature(s)


                           ----------------------------------------------------
                           Signature(s)



                           ----------------------------------------------------
                           Date                           VAN_19468F_040109_VI



Vote via this Voting Instruction Card for the following funds:

    FUND                                     FUND
    ----                                     -----
    Fundname Drop-In 1                       Fundname Drop-In 2
    Fundname Drop-In 3                       Fundname Drop-In 4
    Fundname Drop-In 5                       Fundname Drop-In 6




                                 VOTING OPTIONS
           READ YOUR PROXY STATEMENT AND HAVE IT AT HAND WHEN VOTING.

------------------------------  ------------------------  ----------------------
VOTE BY THE INTERNET            VOTE BY PHONE             VOTE BY MAIL
------------------------------  ------------------------  ----------------------
Log on to:                      Call 1-866-235-4258       Vote, sign and date
WWW.PROXY-DIRECT.COM/VANGUARD   Follow the recorded       this Proxy card and
Follow the on-screen            instructions available    return in the postage-
instructions                    24 hours                  paid envelope.
available
24 hours
[COMPUTER LOGO]                 [PHONE LOGO]              [MAIL-BOX LOGO]
------------------------------  ------------------------  ----------------------

    THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED ABOVE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VANGUARD
              FUNDS SHAREHOLDER MEETING TO BE HELD ON JULY 2, 2009

             THE PROXY STATEMENT FOR THIS MEETING IS AVAILABLE AT:
                     HTTPS://WWW.PROXY-DIRECT.COM/VANGUARD
                     -------------------------------------

  PLEASE USE THE 14 DIGIT NUMBER & 8 DIGIT CODE LISTED IN THE BOXES ABOVE THE
            SIGNATURE LINE WHEN ACCESSING MATERIAL VIA THE INTERNET.

          When you are ready to vote, you can use the same Number and
                              Code to record your vote.

THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1-2 AND AGAINST PROPOSAL 3. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: [ ]

--------------------------------------------------------------------------------
[ ] To vote in accordance with the Board recommendations mark this box. No other vote is necessary.
--------------------------------------------------------------------------------

1.   TO ELECT TRUSTEES:

                                                                                     FOR              WITHHOLD       FOR ALL
                                                                                     ALL              ALL            EXCEPT
01. John J. Brennan          02. Charles D.Ellis     03. Emerson U. Fullwood
04. Rajiv L. Gupta           05. Amy Gutmann         06. JoAnn Heffernan Heisen
07. F. William McNabb III    08. Andre F. Perold     09. Alfred M. Rankin, Jr.       [  ]             [  ]           [  ]
10. Peter F. Volanakis

To withhold authority to vote for any individual nominee(s) mark the "For All Except" and write the nominee number(s) on the line provided below.

--------------------------------------------------------------------------------


2.   TO APPROVE  UPDATING AND  STANDARDIZING  THE FUND(S)  FUNDAMENTAL  POLICIES
     REGARDING:

     2.a. Purchasing and Selling Real Estate.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.b. Issuing Senior Securities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.c. Borrowing Money.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.d. Making Loans.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.e. Purchasing and Selling Commodities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.f. Concentrating investments in a particular industry or group of industries.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.g. Elimination of outdated fundamental policies not required by law.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]



3. SHAREHOLDER PROPOSAL "THAT THE BOARD INSTITUTE PROCEDURES TO PREVENT HOLDING INVESTMENTS IN COMPANIES THAT, IN THE JUDGMENT OF THE BOARD, SUBSTANTIALLY CONTRIBUTE TO GENOCIDE OR CRIMES AGAINST HUMANITY, THE MOST EGREGIOUS VIOLATIONS OF HUMAN RIGHTS."


Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]














 PLEASE VOTE, DATE AND SIGN THIS VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY
                            IN THE ENCLOSED ENVELOPE
                             VAN_19468F_040109_VI

[SHIP LOGO VANGUARD /(R/)]                                                 PROXY

                               THE VANGUARD FUNDS
                        VANGUARD VARIABLE INSURANCE FUND
      PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JULY 2, 2009
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE FUND

The undersigned hereby appoint(s) John J. Brennan, F. William McNabb III, and Heidi Stam, or any of them, as Proxies of the undersigned with full power of substitution, to vote and act with respect to all interests in each of the Portfolios of the Vanguard Variable Insurance Fund with respect to which the undersigned is entitled to vote at the Special Meeting of Shareholders of each such Portfolio to be held at Vanguard's offices at 14321 N. Northsight Boulevard, Scottsdale, Arizona 85260, on July 2, 2009, at 8:30 a.m., local Arizona time, and at any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Joint Proxy Statement, and revokes any proxy previously given with respect to such meeting.

This proxy will be voted as instructed. If no specification is made for a proposal, the proxy will be voted "FOR" the proposals. The Proxies are authorized in their discretion to vote upon such other matters as may come before the Meeting or any adjournments or postponements thereof.



                           VOTE VIA THE INTERNET: WWW.PROXY-DIRECT.COM/VANGUARD VOTE VIA THE TELEPHONE: 1-866-241-6192

                           ---------------------      -------------------------

                           ---------------------      -------------------------
                           NOTE: Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holders should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.


                           ----------------------------------------------------
                           Signature(s)


                           ----------------------------------------------------
                           Signature(s)



                           ----------------------------------------------------
                           Date                              VAN_19926F_040109






Vote via this Proxy Card for the following funds:

    FUND                                     FUND
    ----                                     -----
    Fundname Drop-In 1                       Fundname Drop-In 2
    Fundname Drop-In 3                       Fundname Drop-In 4
    Fundname Drop-In 5                       Fundname Drop-In 6


                                 VOTING OPTIONS
           READ YOUR PROXY STATEMENT AND HAVE IT AT HAND WHEN VOTING.

------------------------------  ------------------------  ----------------------
VOTE BY THE INTERNET            VOTE BY PHONE             VOTE BY MAIL
------------------------------  ------------------------  ----------------------
Log on to:                      Call 1-866-241-6192       Vote, sign and date
WWW.PROXY-DIRECT.COM/VANGUARD   Follow the recorded       this Proxy card and
Follow the on-screen            instructions available    return in the postage-
instructions                    24 hours                  paid envelope.
available
24 hours
[COMPUTER LOGO]                 [PHONE LOGO]              [MAIL-BOX LOGO]
------------------------------  ------------------------  ----------------------

    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ABOVE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VANGUARD
              FUNDS SHAREHOLDER MEETING TO BE HELD ON JULY 2, 2009

             THE PROXY STATEMENT FOR THIS MEETING IS AVAILABLE AT:
                     HTTPS://WWW.PROXY-DIRECT.COM/VANGUARD
                     -------------------------------------

  PLEASE USE THE 14 DIGIT NUMBER & 8 DIGIT CODE LISTED IN THE BOXES ABOVE THE
            SIGNATURE LINE WHEN ACCESSING MATERIAL VIA THE INTERNET.

          When you are ready to vote, you can use the same Number and
                              Code to record your vote.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.  Example: [  ]

--------------------------------------------------------------------------------
[ ] To vote FOR ALL Proposals for all Portfolios mark this box.  No other vote
            ---
    is necessary.
--------------------------------------------------------------------------------

1.   TO ELECT TRUSTEES:

                                                                                     FOR              WITHHOLD       FOR ALL
                                                                                     ALL              ALL            EXCEPT
01. John J. Brennan          02. Charles D.Ellis     03. Emerson U. Fullwood
04. Rajiv L. Gupta           05. Amy Gutmann         06. JoAnn Heffernan Heisen
07. F. William McNabb III    08. Andre F. Perold     09. Alfred M. Rankin, Jr.       [  ]             [  ]           [  ]
10. Peter F. Volanakis


To withhold authority to vote for any individual nominee(s) mark the "For All Except" and write the nominee number(s) on the line provided below.

--------------------------------------------------------------------------------


2.   TO APPROVE UPDATING AND  STANDARDIZING  PORTFOLIO(S)  FUNDAMENTAL  POLICIES
     REGARDING:

     2.a. Purchasing and Selling Real Estate.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.b. Issuing Senior Securities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.c. Borrowing Money.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.d. Making Loans.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.e. Purchasing and Selling Commodities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.f. Concentrating investments in a particular industry or group of industries.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.g. Elimination of outdated fundamental policies not required by law.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]




















                   PLEASE VOTE, DATE AND SIGN THIS PROXY CARD
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE
                               VAN_19926F_040109

[SHIP LOGO VANGUARD /(R/)]                                   VOTING INSTRUCTION

                               THE VANGUARD FUNDS
                        VANGUARD VARIABLE INSURANCE FUND
      PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JULY 2, 2009
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE FUND

[INSURANCE COMPANY NAME DROP-IN]
The undersigned revoking all voting instructions heretofore given with respect to shares to be voted at the Special Meeting of Shareholders to be held at Vanguard's offices at 14321 N. Northsight Boulevard, Scottsdale, Arizona 85260, on July 2, 2009 at 8:30 a.m., local Arizona time, hereby instructs all shares deemed attributable to the undersigned's contract or policy with the issuing insurance company named above be voted as indicated on the Voting Instruction at the Special Meeting and at any adjournment(s) thereof. The issuing insurance company named above and any proxies appointed by it are authorized in their discretion to transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

VOTING INSTRUCTIONS ARE SOLICITED BY THE ISSUING INSURANCE COMPANY NAMED ABOVE ON BEHALF OF THE BOARD OF TRUSTEES. SHARES WILL BE VOTED AS YOU SPECIFY. THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS. IF THIS VOTING INSTRUCTION IS SIGNED, DATED AND RETURNED WITH NO CHOICE INDICATED AS TO THE PROPOSAL ON WHICH SHARES REPRESENTED BY THE UNDERSIGNED'S CONTRACT OR POLICY ARE ENTITLED TO BE VOTED, SUCH SHARES SHALL BE VOTED "FOR" THE PROPOSALS.



                           VOTE VIA THE INTERNET: WWW.PROXY-DIRECT.COM/VANGUARD VOTE VIA THE TELEPHONE: 1-866-235-4258

                           ---------------------      -------------------------

                           ---------------------      -------------------------
                           NOTE: Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holders should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.


                           ----------------------------------------------------
                           Signature(s)


                           ----------------------------------------------------
                           Signature(s)



                           ----------------------------------------------------
                           Date                           VAN_19926F_040109_VI





Vote via this Voting Instruction Card for the following funds:

    FUND                                     FUND
    ----                                     -----
    Fundname Drop-In 1                       Fundname Drop-In 2
    Fundname Drop-In 3                       Fundname Drop-In 4
    Fundname Drop-In 5                       Fundname Drop-In 6



                                 VOTING OPTIONS
           READ YOUR PROXY STATEMENT AND HAVE IT AT HAND WHEN VOTING.

------------------------------  ------------------------  ----------------------
VOTE BY THE INTERNET            VOTE BY PHONE             VOTE BY MAIL
------------------------------  ------------------------  ----------------------
Log on to:                      Call 1-866-235-4258       Vote, sign and date
WWW.PROXY-DIRECT.COM/VANGUARD   Follow the recorded       this Proxy card and
Follow the on-screen            instructions available    return in the postage-
instructions                    24 hours                  paid envelope.
available
24 hours
[COMPUTER LOGO]                 [PHONE LOGO]              [MAIL-BOX LOGO]
------------------------------  ------------------------  ----------------------

    THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED ABOVE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VANGUARD
              FUNDS SHAREHOLDER MEETING TO BE HELD ON JULY 2, 2009

             THE PROXY STATEMENT FOR THIS MEETING IS AVAILABLE AT:
                     HTTPS://WWW.PROXY-DIRECT.COM/VANGUARD
                     -------------------------------------

  PLEASE USE THE 14 DIGIT NUMBER & 8 DIGIT CODE LISTED IN THE BOXES ABOVE THE
            SIGNATURE LINE WHEN ACCESSING MATERIAL VIA THE INTERNET.

          When you are ready to vote, you can use the same Number and
                              Code to record your vote.

THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.  Example: [  ]

--------------------------------------------------------------------------------
[ ] To vote FOR ALL Proposals for all Portfolios mark this box.  No other vote
            ---
    is necessary.
--------------------------------------------------------------------------------

1.   TO ELECT TRUSTEES:

                                                                                     FOR              WITHHOLD       FOR ALL
                                                                                     ALL              ALL            EXCEPT
01. John J. Brennan          02. Charles D.Ellis     03. Emerson U. Fullwood
04. Rajiv L. Gupta           05. Amy Gutmann         06. JoAnn Heffernan Heisen
07. F. William McNabb III    08. Andre F. Perold     09. Alfred M. Rankin, Jr.       [  ]             [  ]           [  ]
10. Peter F. Volanakis


To withhold authority to vote for any individual nominee(s) mark the "For All Except" and write the nominee number(s) on the line provided below.

--------------------------------------------------------------------------------


2.   TO APPROVE UPDATING AND STANDARDIZING THE PORTFOLIO(S) FUNDAMENTAL POLICIES
     REGARDING:

     2.a. Purchasing and Selling Real Estate.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.b. Issuing Senior Securities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.c. Borrowing Money.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.d. Making Loans.


                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


     2.e. Purchasing and Selling Commodities.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.f. Concentrating investments in a particular industry or group of industries.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]

     2.g. Elimination of outdated fundamental policies not required by law.

                       FOR        AGAINST       ABSTAIN                                            FOR       AGAINST       ABSTAIN

Fundname Drop-In 1     [  ]       [  ]          [  ]                    Fundname Drop-In 2         [  ]       [  ]          [  ]
Fundname Drop-In 3     [  ]       [  ]          [  ]                    Fundname Drop-In 4         [  ]       [  ]          [  ]
Fundname Drop-In 5     [  ]       [  ]          [  ]                    Fundname Drop-In 6         [  ]       [  ]          [  ]


          PLEASE VOTE, DATE AND SIGN THIS VOTING INSTRUCTION CARD AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE
                              VAN_19926F_040109_VI